As filed with the Securities and Exchange Commission, June 9, 1998
                                                                Registration No.
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                        --------------------------------

                          HUNGARIAN BROADCASTING CORP.
                 (Name of small business issuer in its charter)

        Delaware                      4833                        13-36787223
(State or jurisdiction of       (Primary Standard              (I.R.S. Employer
     incorporation         Industrial Classification         Identification No.)
    or organization)              Code Number)

      445 Park Avenue, 15th Floor, New York, New York 10022 (212) 758-9870
          (Address and telephone number of principal executive offices)

                                   Offer Assis
      445 Park Avenue, 15th Floor, New York, New York 10022, (212) 758-9870
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Ronald Scott Moss, Esq.
      445 Park Avenue, 15th Floor, New York, New York 10022, (212) 758-9870

      Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

      If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. This registration statement also relates to registration statements by the Company on form SB-2, Registration Nos. 33-80177 and 333-13371.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------
Title of each class         Proposed maximum  Amount to be    Proposed maximum     Amount of
of securities               aggregate         registered      offering price       registration fee
to be registered            offering price                    per share
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001             $14,256,660     2,376,110               $6.00     Previously paid
par value issuable upon
exercise of Warrants
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001                     $0         45,660                 N/A     Previously paid
par value issuable upon
conversion of Series A
Preferred Stock
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001             $6,000,000     1,142,857*               $7.00            $1,770.00
par value issuable upon
conversion of Series B
Preferred Stock
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001                $56,000          8,000               $7.00               $16.52
par value issuable to
Jesup and Lamont
-------------------------------------------------------------------------------------------------------

* Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the closing price as reported on the SmallCap Market of The Nasdaq Stock Market on May 7, 1998.

                          Hungarian Broadcasting Corp.
              Cross-Reference Sheet Showing Location in Prospectus,
          Filed as Part of this Registration Statement, of Information
                              Required by Form SB-2

Item Number
in Form SB-2   Caption or Location In Prospectus     Item Caption in Forms SB-2
      1        Front of the Registration
               Statement and Outside Front Cover
               Page of Prospectus                    Front Cover Page

      2        Inside Front and Outside Back         Inside Front Cover Page;
               Cover Pages of Prospectus             Back Cover Page

      3        Summary Information and Risk          Prospectus Summary; Risk
               Factors                               Factors

      4        Use of Proceeds                       Use of Proceeds

      5        Determination of Offering Price       Front Cover Page

      6        Dilution                              Dilution

      7        Selling Security Holders              Inapplicable

      8        Plan of Distribution                  Plan of Distribution

      9        Legal Proceedings                     Business

      10       Directors, Executive Officers,        Management; Certain
               Promoters, and Control Persons        Transactions

      11       Security Ownership of Certain
               Beneficial Owners and Management      Principal Stockholders

      12       Description of Securities             Description of Securities

      13       Interests of Named Experts and
               Counsel                               Legal matters, Experts

      14       Disclosure of Commission Position
               on Indemnification for Securities
               Act Liabilities                       Inapplicable

      15       Organization Within Last Five Years   Business

      16       Description of Business               Front Cover Page;
                                                     Prospectus Summary; The
                                                     Company; Use of Proceeds;
                                                     Capitalization; Selected
                                                     Financial Data;
                                                     Management's Discussion and
                                                     Analysis of Financial
                                                     Condition and Results of
                                                     Operations; Business;
                                                     Management; Principal
                                                     Stockholders; Description
                                                     of Securities; Combined
                                                     Financial Statements

      17       Management's Discussion and           Management's Discussion and
               Analysis                              Analysis of Financial
                                                     Condition

      18       Description of Property               Business

      19       Certain Relationships and Related
               Transactions                          Certain Transactions

      20       Market for Common Equity and          Risk Factors; Description
               Related Stockholder Matters           of Securities; Shares
                                                     Eligible for Future Sale;
                                                     Dividend Policy

      21       Executive Compensation                Management

      22       Financial Statements                  Combined Financial
                                                     Statements

      23       Changes In and Disagreements With
               Accountants on Accounting and
               Financial Disclosure                  Change in Accountants

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED JUNE 9, 1998
                          HUNGARIAN BROADCASTING CORP.
                        3,572,627 Shares of Common Stock

This Prospectus relates to an aggregate of 3,572,627 shares of Common Stock ("Common Stock") of Hungarian Broadcasting Corp. (the "Company") consisting of
(i) an aggregate of 2,376,110 shares issuable upon exercise of Common Stock Purchase Warrants (the "Warrants") issued as part of the Company's initial public offering in December 1995 and as part of Units (each Unit consisting of one Series A Preferred Share and one Common Stock Purchase Warrant) offered to the public in February 1997 (the "Units"); (ii) 45,630 shares issuable upon conversion of the Company's Series A Convertible Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") which were included in the Units; (iii) 8,000 shares issuable to the placement agent for the Company's Series B Preferred Stock, and (iv) an aggregate of 1,142,857 plus an indeterminate number of shares of Common Stock issuable upon conversion of 12 shares of Series B Preferred Stock, par value $0.001 per share, previously sold in a private transaction pursuant to Regulation D of the Securities Act of 1933 (the "Series B Preferred Stock") and conversion of 4 shares of Series B Preferred Stock to be sold in a subsequent private transaction pursuant to Regulation D of the Securities Act of 1933. For purposes of this Registration Statement, the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock has been estimated by assuming a conversion price of $7.00. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable upon conversion of the Series B Preferred Stock by reason of reductions of the conversion price. The actual number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock may be subject to increase or decrease depending upon the conversion rate in effect on the date of conversion. The Company is also registering 100,000 Warrants issued to the Company's Chairman of the Board as a fee for his having provided a credit facility to the Company. See "May 1998 Private Placement," "Description of Securities-Series B Preferred Stock" and "Legal Matters."

Trading in the Common Stock and the Warrants is conducted on the NASDAQ SmallCap Market under the symbols "HBCO" and "HBCOW," respectively. On May 15, 1998, the closing prices of the Common Stock and the Warrants on the NASDAQ SmallCap Market were $7.625 and $2.25, respectively.

--------------------------------------------------------------------------------
                            Price to Security        Warrant         Proceeds
                              Holder(1)(2)        Solicitation        to the
                                                      Fee(3)       Company(2)(4)
--------------------------------------------------------------------------------
For Exercise of Warrants                $6.00            $0.60             $5.40
Total                             $14,256,660       $1,425,666       $12,830,994
--------------------------------------------------------------------------------

(1) The exercise prices were arbitrarily determined in connection with the Company's Initial Public Offering and are not related to the Company's assets, book value of the shares of Common Stock issuable upon exercise of the Warrants.

(2) Assumes the exercise of all of the Warrants. There is no assurance that any of the Company's warrants will be exercised.

(3) Pursuant to an Underwriter Agreement entered into between the Company and J.W Barclay & Co., Inc. ("Barclay") on December 20, 1995 in connection with the Initial Public Offering, the Company has agreed to pay Barclay a warrant solicitation fee of ten (10%) percent of the aggregate exercise price of the Warrants whose exercise is solicited by a member of the National Association of Securities Dealers, Inc. ("NASD") and meets certain other criteria. The Company cannot presently estimate to what extent any such warrant solicitation fee will be paid. See "Warrant Solicitation Fee."

(4) All funds received from the exercise of the Warrants will be paid to the Company. The Company will incur (i) expenses incurred in connection with the preparation of this Prospectus, including printing and professional fees estimated at $10,000; and (ii) a ten (10%) percent warrant solicitation fee which may be paid upon the exercise of the Warrants. See "Warrant Solicitation Fee."

                  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE
        AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE

                   The date of this Prospectus is       , 1998

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933 (the "Act") with respect to the securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Offices of the Commission located at the Northeast Regional Office, 7 World Trade Center, New York, N.Y. 10048 and the Midwest Regional Office, 500 West Madison Street, Chicago, IL. 60661 and copies of which may be obtained from the Public Reference Section of the Commission's principal office upon payment of the prescribed fees.

      The Company furnishes its stockholders after the close of each fiscal year, annual reports containing financial statements audited by its independent certified public accountants. The Company also furnishes other reports as it determines or as required by law.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with
Section 12(g) thereunder, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, and copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission's Washington Office.

      The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies such as the Company, that file documents electronically with the Commission.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. Such statements reflect significant assumptions and subjective judgments by the Company's management concerning anticipated results. These assumptions and judgments may or may not prove to be correct. Moreover, such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events occurring or circumstances arising after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted all statistical and financial information presented in this Prospectus has been converted into United States Dollars using exchange rates as of the dates of ending balance sheets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Foreign Currency." All references to $ or Dollars are to United States Dollars; all references to "HUF" are to Hungarian Forints. As of May 15, 1998, the Exchange Rate was HUF 211 to $1.

                                  The Company

      Hungarian Broadcasting Corp. ("HBC" or the "Company") was incorporated in the State of Delaware on September 14, 1994 to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. In 1998, the Company expanded the scope of its operations by acquiring additional interests in television stations in Central Europe. The Company currently operates two satellite-to-cable stations in Hungary, MSAT and SZIV TV, one terrestrial station in the Czech Republic, Galaxie TV, and one terrestrial station in the Slovak Republic, MAC TV. All such operations are conducted through subsidiaries in compliance with local laws and are sometimes referred to herein as "Licensees."

      The three basic methods of television transmission are (i) over-the-air (terrestrial) broadcasting, which can be either local or national in scope, (ii) MMDS, or microwave transmission and (iii) satellite-to-cable broadcasting. In over-the-air broadcasting, the station operator broadcasts its signal at an established frequency and power via one or more land-based transmitters, each with a limited geographic range, directly to homes and other receivers. Such signal can be picked up by home antenna as well as by cable heads in the area. MMDS transmission requires a small antenna for reception. In satellite-to-cable broadcasting, the programming signal is transmitted to a satellite which redirects the signal to cable system heads or other receivers.

      Approximately 80% of the cable networks in Hungary currently receive and carry MSAT's signal. These cable companies reach about 1,100,000 television households. In addition to cable subscribers, the Company's broadcast signal is received by about 300,000 customers of the AM-Micro service in Budapest. SZIV TV currently reaches approximately 1,200,000 television households through the AM-Micro transmission system in Budapest and via satellite distribution in Hungary combined. Over the next several months, the Company expects to broadcast to virtually all cable subscribers and AM-Micro subscribers in Hungary, a current market of about 1,500,000 households, or about 40% of all television households. This market is expected to grow both with the growth of cable and, also, as improved cable technology catches cable pirates and converts them to customers. Although in its infancy, an important market in satellite direct-to-home service may also develop. In addition, the Company is in the process of expanding its distribution through the approximately 140 local television stations in Hungary.

      Prior to April 1994, all radio and television broadcasting stations in Hungary were owned and operated by the State. The State permitted commercial advertising commencing in 1990 on State owned stations. Based on a report prepared by Saatchi & Saatchi/Zenith Media World Wide, TV advertising expenditures in Hungary increased from approximately $45 million in 1991 to approximately $200 million in 1997. According to the same report, until 1997, when two state-owned stations were privatized, most of this television advertising money was spent on the three state owned stations. The Company expects TV advertising expenditures to continue to grow in Hungary as advertisers increasingly use television as an integral part of their advertising strategy and as consumer oriented multi-national companies market their products to satisfy the emerging demand for basic goods as well as convenience products. The Company's operating results are primarily dependent upon the sale of commercial advertising time.

      Advertising billing is determined by the specific program ratings provided by AGB-Hungarian Meter System ("AGB"), an independent audience rating service. As the Company's distribution increases, its advertising rates should increase proportionally, and as the coverage broadens, the station should be of increasing interest to national and international advertisers. AGB is currently giving the Company a rating of 34% coverage. However, the Company is in negotiation with AGB to increase its coverage rating to 48%, which management believes is a more accurate number.

      In April 1998, the Company entered into an agreement with Nickelodeon, a division of Viacom, Inc., which grants the Company exclusive rights to cable distribution of Nickelodeon in Hungary (the "Nickelodeon Agreement"). The Nickelodeon Agreement gives the Company the right to use Nickelodeon logos and character likenesses for advertising tie-ins.

      In May 1998, the Company acquired 44% of Galaxie TV Network ("Galaxie") in the Czech Republic and 44% of MAC TV, Ltd. ("MAC TV") in the Slovak Republic. The Company has the right to receive 76.5% of the profits of Galaxie and of MAC TV.

      In the Czech Republic, Galaxie transmits to about 200,000 television households via its terrestrial distribution and to additional television households via satellite that should together total 1,000,000 television households in the next few months, or about 30% of all television households in the Czech Republic. Galaxie has applied with Czech broadcasting regulators to acquire a series of local military terrestrial broadcasting frequencies. If this application is approved, Galaxie could extend its broadcasting reach up to 80% of television households in the Czech Republic.

      In Slovakia, MAC TV, through its station NASA, broadcasts to about 250,000 television households in Eastern Slovakia. The Company plans to offer satellite-to-cable transmission shortly to increase its national coverage to 700,000 television households, or 40% of the television households in that country. MAC TV has applied with Slovakian authorities to be granted local military terrestrial licenses. If this application is successful, NASA could broadcast to 80% or more of the television households in Slovakia.

      In connection with the acquisition of Galaxie, the Company retained the consulting servies of KOK Bakkerij B.V ("KOK"), which had been of invaluable assistance in securing the agreement to acquire Galaxie, at a rate of $100,000 per year, for four years, and made a loan of $400,000 to KOK, secured by payments under the consulting agreement, and agreed to issue to KOK 75,000 shares of the Company's Common Stock.

      In April 1998, in connection with the acquisition of MAC TV, the Company entered into consulting agreements with Marcel Dekanovsky and Eva Dekanovska, the powners of MAC TV, agreed to pay Mr. Dekanovsky the sum of $4,000 per month and Mrs. Dekanovska the sum of $2,500 per month.

      Since its inception, the Company has run at a deficit in each month of its operations. The Company's current expansion plans suggest that deficits will continue until the year 2001. There can be no assurance that the Company can generate enough revenues after that time to cover its expenses.

      Specific goals of the Company's operating strategy with respect to its existing and new markets include (i) obtaining and localizing appropriate specialized or other high quality programming for each market in which the Company operates, (ii) developing effective program scheduling and marketing strategies for each market in which the Company operates, (iii) controlling station operating costs, (iv) hiring key personnel with local expertise, and (v) developing an effective advertising sales and marketing staff.

      The representative office of the Company in the United States is c/o Ronald Scott Moss, Esq., 445 Park Avenue, New York, NY 10022; Telephone number:
(212) 758-9870. The office in Hungary is 1118 Budapest, Kelenhegyi ut 39; Telephone number: (361) 372-1000.

                                  The Offering

Securities offered          An aggregate of 3,572,627 shares of Common Stock
                            ("Common Stock") of Hungarian Broadcasting Corp.
                            (the "Company") consisting of (i) an aggregate of
                            2,376,110 shares issuable upon exercise of Common
                            Stock Purchase Warrants (the "Warrants") issued as
                            part of the Company's initial public offering in
                            December 1995 and as part of Units (each Unit
                            consisting of one Preferred Share and one Common
                            Stock Purchase Warrant) offered to the public in
                            February 1997 (the "Units"); (ii) 45,660 shares
                            issuable upon conversion of the Company's Series A
                            Convertible Cumulative Redeemable Preferred Stock
                            (the "Series A Preferred Stock") which were included
                            in the Units; (iii) 8,000 shares issuable to the
                            placement agent for the Company's Series B Preferred
                            Stock and (iv) an aggregate of 1,142,857 plus an
                            indeterminate number of shares of Common Stock
                            issuable upon conversion of 12 shares of Series B
                            Preferred Stock sold, and 4 shares of Series B
                            Preferred Stock to be sold, in a private transaction
                            pursuant to Regulation D of the Securities Act of
                            1933. For purposes of this Registration Statement,
                            the number of shares of Common Stock issuable upon
                            conversion of the shares of Series B Preferred Stock
                            has been estimated by assuming a conversion price of
                            $7.00. The actual number of shares of Common Stock
                            issuable upon conversion of the Series B Preferred
                            Stock may be subject to increase or decrease
                            dependent upon the conversion rate in effect on the
                            date of conversion. The Company is also registering
                            100,000 Warrants issued to the Company's Chairman of
                            the Board as a fee for his having provided a credit
                            facility to the Company. See "May 1998 Private
                            Placement," "Description of Securities-Series B
                            Preferred Stock" and "Legal Matters."

Common Stock outstanding
before offering             6,670,372 shares (1)

Common Stock outstanding
after offering              10,242,999 shares (2)

Risk Factors                Prospective investors should consider carefully
                            certain Risk Factors relating to an investment in
                            the Company. See "Risk Factors."

NASDAQ Symbols              Common Stock               HBCO
                            Warrants                   HBCOW

(1) Does not include (i) 1,330,000 shares held in escrow, to be released only upon the occurrence of future events; (ii) 2,376,110 shares issuable upon exercise of the Warrants; (iii) 100,000 shares issuable upon exercise of Underwriter's Stock Warrants; (iv) 181,000 shares issuable upon exercise of employee stock options; (v) 45,660 shares issuable upon conversion of the shares of Series A Preferred Stock; (vi) 150,000 shares issuable upon conversion of the shares of Preferred Stock and exercise of the Warrants underlying Underwriter's Unit Warrants; or (viii) approximately 1,188,517 shares of Common Stock which may be issuable upon conversion of the Series A and Series B Preferred Stock.

(2) Includes an aggregate of 3,550,797 shares issuable upon the exercise of the Warrants, conversion of the Series A and Series B Preferred Stock and to a placement agent. There can be no assurance that any Warrants will be exercised or that any of the Series A or Series B Preferred Stock will be converted.

                        SUMMARY OF FINANCIAL INFORMATION

      The following table summarizes certain selected consolidated financial data derived from the financial statements of the Company, and is qualified in its entirety by the more detailed consolidated financial statements included elsewhere herein.

Operating Statement Data
                             Three months        Three months         Year ended       Six months ended       Year ended
                            ended March 31,     ended March 31,      December 31,        December 31,          June 30,
                                 1998                1997                1997                1996                1996
                            --------------      --------------       ------------      ----------------       -----------
Net revenues                 $   708,778          $   573,515         $ 2,981,260         $ 1,239,418         $   672,108
Operating expenses             3,032,179            1,738,995           7,147,770           4,056,367           4,351,869
Net loss                      (2,454,090)          (1,096,390)         (3,347,067)         (2,778,608)         (4,149,682)
Net loss per share           $     (0.38)         $     (0.41)        $     (2.12)        $     (1.08)        $     (2.01)


Balance Sheet Data
                                                       March 31, 1998         December 31, 1997          December 31, 1996
                                                       --------------         -----------------          -----------------
Current assets                                           $  3,173,779               $ 2,101,582               $ 2,240,980
Current liabilities                                         5,092,521                 3,925,737                 4,811,954
Working capital                                            (1,918,742)               (1,824,155)               (2,570,974)
Total stockholders' equity                                 19,919,149                   728,166                  (510,749)

                                  RISK FACTORS

      Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and this offering, as well as all other information set forth elsewhere in this Prospectus.

1. Limited Operating History; Risks of New Industry. The Company was incorporated in Delaware on September 14, 1994. Commercial television supported by advertising revenues represents a new industry in Central and Eastern Europe, the viability of which is unproven, and there can be no assurance that the Company will be successful in achieving its objectives. See "Business."

2. Accumulated Deficit; Operating Losses. At March 31, 1998, the Company had an accumulated deficit of $13,499,547 (unaudited) representing a consolidated net loss for the period from its inception through March 31, 1998. The consolidated loss was caused primarily by the costs involved in producing live programming, purchasing programming and in operating costs and in seeking customer identification. The Company's cash flow since inception has been principally the result of equity and debt financing and not the result of profitable operating activities by the Company. The Company's ability to achieve profitability is dependent upon its ability to realize revenues from advertising that exceed costs. See "Financial Statements."

3. Government Regulation. Broadcast operations in Central and Eastern Europe are subject to extensive government regulation. Regulations govern the issuance, renewal, transfer and ownership of station licenses, and the timing, content and amount of commercial advertising permitted. There are also regulations requiring that certain percentages of programming be produced or originated in local markets. These regulations are substantially different from regulations relating to television broadcast operations in the United States. While Hungary has certain restrictions on the ownership of more than one television station, the Company and its counsel believe that the Company is operating two stations in compliance with government laws and regulations. The Company further believes that it is in compliance in all material respects with all applicable laws, rules and regulations. There can be no assurance, however, that it will be able to continue to comply with all such laws, rules and regulations or that more restrictive laws, rules, regulations or policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect the Company's business or prospects. If any of the countries in which the Company operates becomes part of the European Union, the Company will be subject to additional regulation. See "Business"

4. Uncertainty of License Renewals. While television broadcasting licenses held by the Company in Hungary were granted without expiration date, and the license in the Czech Republic, which expires by its terms in the year 2001 and the Slovak Republic, which expires by its terms in the year 2007, are expected to be renewed, the loss of the Company's television broadcasting licenses would have a material adverse effect on the Company. See "Business"

5. Business is Subject to Substantial Competition. The Company encounters, and expects to continue to encounter, substantial competition in the television broadcasting industry and from other media which compete for advertising revenues. The Company believes that it will be able to compete effectively against its existing and future competitors but there can be no assurance that it will be able to continue to compete effectively. See "Business - Competition"

6. Risks Inherent in Foreign Investment. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, governmental royalties and fees and involuntary renegotiation of contracts with or licenses from foreign governments. The Company is also exposed to the risk of changes in foreign and domestic laws, regulations and policies that govern operations of overseas-based companies. The Company has invested the majority of its resources in operations in Hungary. In the event the Company achieves profitable operations in Hungary, if it retains earnings it will be subject to a 18% tax on all profits earned in Hungary, and if it pays dividends, it will be subject to a 40% tax on all profits earned in Hungary. See "Business -Republic of Hungary"

      There is currently a 25% tax on repatriated earnings from the Czech Republic. Other than this tax, there are no barriers to the flow of capital out of the country and none are expected to be erected in the near future. See " Business -Czech Republic"

7. Inflation and Local Currency Devaluation. The Company believes that United States investors seek a return on investment based upon the dollar value of the Company's foreign operating results. Significant inflation in Hungary, the Czech Republic or the Slovak Republic, or significant future devaluation of the currencies of these nations would decrease the dollar value of the Company's investments.

      The Hungarian economy has been characterized by high rates of inflation and devaluation of the Hungarian Forint against the U.S. Dollar and certain European currencies. In 1993, 1994, 1995, 1996 and 1997 the annual reported inflation rate in Hungary (measured by the national consumer price index) was approximately 23%, 19%, 30%, 23% and 18%, respectively. The Hungarian Forint was devalued against the U.S. Dollar in 1993, 1994, 1995, 1996 and 1997 by 14.2%, 15.9%, 26.7%, 18.0% and 23.6%, respectively.
      In March 1995, an immediate 9% devaluation of the Hungarian Forint was announced together with a new policy of daily or "crawling peg" devaluation. This involved daily devaluations amounting to approximately 1.9% monthly in the second quarter of 1995, 1.3% monthly during the second half of 1995, 1.2% monthly during 1996, 1.1% through July 1997 and 1.0% beginning in August 1997. The monthly rate is presently 0.9% and is expected to be further decreased, subject to Hungary's economic condition. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from 100.70 Forints per U.S. Dollar at December 31, 1993 to 211 Forints per U.S. Dollar at May 15, 1998. See "Business -Republic of Hungary,"

      On April 16, 1997, the government of the Czech Republic announced a package of measures designed to finish vital microeconomic tasks, such as completing the privatization of the energy distribution companies and state-owned banks, restructuring firms to maintain competitiveness, and strengthening the regulatory framework. Following pressure on the currency resulting in a 15% depreciation, the government announced a further austerity package on May 28th. The depreciation, along with increases in controlled rents and utilities at midyear and the floods, is expected to push 1997 inflation above 10%. This compares to earlier forecasts of up to 8.8% for 1997. Inflation in 1996 reached 8.8%. See "Business -Czech Republic"

      Inflation in the Slovak Republic was approximately 10% in 1997 and has been falling. See "Business -Slovak Republic"

8. Foreign Currency and Exchange Risks and Regulation. The Company is subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in any Eastern European country. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted.

      The Hungarian forint (HUF) became convertible for essentially all business transactions within Hungary on January 1, 1996 and complies with IMF
      Article VIII and OECD convertibility
      requirements. The HUF is generally not traded outside the country. The HUF exchange rate is set by a basket which is composed of the deutsche mark (70%) and the dollar (30%).

      The Hungarian Investment Act guarantees foreigners the right to repatriate "in the currency of the investment" any dividends, after-tax profits, royalties, fees, or other income deriving from the operation or sale of the investment. The Act also grants foreign employees of a foreign investment the right to transfer all of their after-tax salaries. There are no onerous foreign exchange requirements, and there are no known instances of delay in repatriations.

      Foreign investors are allowed to keep cash contributions made in a convertible currency in a foreign exchange account. Companies may use these funds to import duty-free goods considered as part of the investment. Alternatively, it may import goods using foreign exchange bought in HUF. Companies are allowed to maintain foreign currency accounts at Hungarian banks where they keep their export receipts. Companies must receive permission from the National Bank before taking out a hard currency loan. See "Republic of Hungary."

      In the fall of 1995, the Czech Parliament approved a Foreign Exchange Act which resulted in expanded convertibility of the Czech crown. In May of 1997, the CNB board canceled the fluctuation band for the Czech crown's exchange rate (which had been set at +/-7.5 percent in February 1996). The board also decided to abandon the previously used currency basket (65 percent German Mark (DEM), 35 percent USD) and peg the crown to the DEM. As of July 1997, the exchange rate was roughly 31 crowns to the U.S. dollar and 17 to 19.50 per 1 DEM. See "Czech Republic"

      The Slovak koruna (SK) became fully convertible for current account transactions on October 1, 1995. The koruna's value is established daily on the basis of a basket consisting of the German mark (60%) and the U.S. dollar (40%). As of October 12, 1995, the exchange rate was approximately 30 SK to one dollar. There are no difficulties in converting or transferring funds associated with an investment into a freely convertible currency. Very large transactions (over $50 million) may require advance notice to the National Bank of Slovakia. Foreign exchange operations are governed by the Foreign Exchange Act, which was amended in September 1995; the amendment liberalizes business transactions, introduces current-account convertibility of the koruna, and states Slovakia's adherence to Article VIII of the IMF.

9. Additional Financing May be Required. As of June 30, 1997, the Company was obligated to make payments with respect to certain indebtedness incurred to persons who supplied bridge financing in the amount of $1,060,000 plus accrued interest. The Company requested an extension of this obligation to June 30, 1998 and received the consent of the majority of the noteholders. In May 1998 the Company completed a private offering of $6,000,000. In the event too few Warrants are exercised, or the recently completed offering and funds from operations prove insufficient, the Company will be required to seek additional equity capital through an additional public offering or private offering of securities or bank financing to support its ongoing operations and to satisfy its debt obligations. The Company has no current arrangements for additional financing, other than a commitment by the purchasers of the Series B Preferred Stock to purchase an additional four shares of Series B Preferred Stock at a price of $500,000 per share, if requested to do so by the Company. No assurance can be given that such additional financing, if required, will be available on terms that are satisfactory to the Company, if they are available at all. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

10. Directors and Officers Liability Limited. The Company's Certificate of Incorporation provides that directors (but not officers) of the Company shall be relieved of liability for monetary damages to the

      Company or its stockholders for any breaches of their fiduciary duty to the fullest extent permitted by applicable law. In addition, the Company's bylaws provide that the Company shall indemnify any and all of its directors and officers against expenses actually and necessarily incurred by them in connection with the defense of any action in which they are made parties by reason of being an officer or director except as to matters in which the director or officer is adjudged to be liable for misconduct or negligence in the performance of duty. The Company carries Directors and Officers Liability insurance.

11. Uncertainty of Enforcement of Civil Liabilities and Judgments. Certain of the directors and officers of the Company are non-residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. There is uncertainty as to whether the courts of Hungary or other foreign countries would enforce either judgments of United States courts obtained against such persons predicated upon the civil liability provisions of the United States federal and state securities laws or liabilities against such persons in any original actions brought in Hungary or other foreign countries predicated upon the United States federal and state securities laws.

12. Dependence on Key Personnel and Lack of Experience of Management. The success of the Company is particularly dependent upon the active involvement of Offer Assis, President and Chief Executive Officer, and Mr. Shai Bar-Lavi, Chief Operating Officer, of the Company. The loss of the services of Mr. Assis and/or Mr. Bar-Lavi could have a material adverse effect on the Company. The Company has not obtained key-man life insurance on the lives of Mr. Assis or Mr. Bar-Lavi or any other officer of the Company. The Company intends to obtain such insurance in the near future. The Company has employment agreements with Messrs. Assis and Bar-Lavi, each of which expire December 31, 2000.

13. Possible Conflict of Interest with Affiliates. The Company has engaged in certain transactions with companies in which directors of the Company are also officers, directors or stockholders. Such transactions include issuance of capital stock and the borrowing of money to finance the operations of the Company and purchase of rights for television programming. The Company maintains a policy of not entering into any transactions with any officer, director or principal stockholder of the Company or any of such affiliates unless such transaction is approved by a resolution of at least a majority of the members of the board of directors of the Company not interested in such transaction. The Company believes that all transactions with such persons prior to the date of this prospectus were on terms no less favorable to the Company than could be obtained from an independent third party. Any transactions with such persons in the future will be on terms no less favorable to the Company than could be obtained from an independent third party. Failure of the Company and its management to conduct the Company's business in its best interests may result in liability to the Company and its management. See "Management" and "Certain Transactions."

14. Dividends. Other than the spinoff of Central European Satellite Corp. shares as of December 31, 1997, the Company has not previously paid any dividends on its Common Stock and intends to follow a policy of retaining all of its cash flow from operations, if any, to finance the development and expansion of its business. Since its formation, the Company's operations have resulted in losses, and for the foreseeable future, the Company expects to pay dividends on the Series A and Series B Preferred Stock in Common Stock to the extent legally permissible.

15. Necessity of State Blue Sky Registration; Exercise of Warrants. Although the Warrants have not knowingly been sold to purchasers in jurisdictions in which the Warrants were not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until the Warrants and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required qualification. See "Description of Securities-Warrants."

16. Future Sales of Common Stock Could Have an Adverse Effect on the Market Value. The Company has 6,670,372 shares of Common Stock outstanding as of the date of this prospectus, of which 4,739,291 shares are not freely transferable as being "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, as reported by all national securities exchanges on which the Common Stock is traded and/or the automated quotation system of a registered securities association. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of such 4,739,291 restricted shares, the holders of 3,750,000 shares have entered into agreements not to sell or transfer such shares prior to January 5, 2000. The possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities."

17. Possible Delisting and Risk of Low-Priced Securities. The Common Stock and Warrants are currently being quoted on the NASDAQ SmallCap Market under the symbols "HBCO," and "HBCOW," respectively. NASDAQ maintenance rules may affect continued listing on NASDAQ. If the Company is unable to satisfy the NASDAQ SmallCap Market maintenance criteria in the future, its Common Stock and Warrants may be delisted from trading on the NASDAQ SmallCap Market. If it did not qualify for such listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities.

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

      If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

18. Regulatory and Tax Aspects of Dividends Paid in Common Stock; Loss of Dividends Upon Conversion of Preferred Shares. The Dividends payable on the Series A Preferred Stock are cumulative. Dividends on the Series A and the Series B Preferred Stock 0may be paid either in cash or in shares of Common Stock or partly in cash and partly in shares of Common Stock, at the option of the Company. The first dividend on the Series A Preferred Stock was paid on September 15, 1997 in shares of Common Stock. The Company expects to make dividend payments in shares of Common Stock for the foreseeable future to the extent it may legally do so. The Company will be unable to legally issue Common Stock as dividend payments on the Series A or Series B Preferred Stock unless it has sufficient authorized shares of Common Stock and has surplus available for such purpose. Payment of dividends in shares of Common Stock will create federal income tax liability, equivalent to the then current market price of such Common Stock, to the recipient without the receipt by such recipient of any cash to pay such tax liability.

      For federal income tax purposes, distributions of Common Stock with respect to Preferred Shares are treated as taxable distributions of property. The fair market value of such shares of Common Stock distributed will be treated as a taxable dividend (to the extent of the Company's current or accumulated earnings and profits) or a taxable gain (if the excess of the fair market value of such shares over the Company's current or accumulated earnings and profit per share exceeds the Stockholder's tax basis in his Preferred Shares). The cash portion of the dividend, if any, may not be sufficient to pay the total federal income tax payable on the cash portion of the dividend and on shares of Common Stock treated as a taxable dividend or taxable gain.

19. Possible Negative Effects of Preferred Stock. The Company has authorized 5,000,000 shares of Preferred Stock, the designation, rights and preferences of which (including voting, dividend, redemption and liquidation rights) may be fixed by the Company's Board of Directors, from time to time, without further action by the holders of Common Stock. Shares of Preferred Stock could be issued in the future with such rights and preferences as could make the possible takeover of the Company or the removal of management of the Company more difficult or could otherwise adversely impact the rights of holders of Common Stock. Further, under current regulations, if any such Preferred Stock were issued by the Company with such voting rights as had the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of Common Stock, such issuance could result in the disqualification of the Company's securities from listing on NASDAQ or on a securities exchange. In addition, the conversion of the Series B Preferred Stock may cause significant dilution to the holders of the Common Stock. See "Management's Discussion and Analysis - Liquidity and Capital Resources - May 1998 Private Placement"

20. Voting Rights of Preferred Shares. The Series A Preferred Stock are entitled to one vote per share voting together with the Common Stock as one class on all matters except as otherwise provided by Delaware law and with respect to certain other matters including the issuance of certain additional shares of Preferred Stock. Each share of Series A Preferred Stock is convertible into two (2) shares of Common Stock, each of which is entitled to one vote. Shares of Series B Preferred Stock are not entitled to vote.

                            PRICE RANGE OF SECURITIES

      In December 1995, the Company's Common Stock and certain Common Stock Purchase Warrants commenced trading on the NASDAQ Small-Cap Market under the symbols HBCO and HBCOW respectively. Prior to December 1995, there was no established public trading market for the Company's Common Stock or Warrants. Effective February 1997, the Company's Units commenced trading on the NASDAQ Small-Cap Market under the symbol HBCOU. Each Unit consisted of one share of Series A Convertible Redeemable Preferred Stock and one Common Stock Purchase Warrant. In September 1997, the Units were separated and the Company's Series A Preferred Stock began trading on the NASDAQ Small-Cap Market under the symbol HBCOP. Subsequently, nearly all of the Company's Series A Preferred Stock was converted by holders into shares of Common Stock. Due to the decrease in trading volume, market makers ceased trading that security and the Series A Preferred Stock was delisted by NASDAQ.

      The following table sets forth the range of high and low closing prices for each quarter as reported by NASDAQ.

                                                                                                            Series A
                                  Common Stock              Warrants                  Units             Preferred Stock
                              ------------------      -------------------      ------------------       ----------------
1996                           high         low        high          low        high         low         high       low
                              ------       -----      ------        -----      ------       -----       -----      -----
1st quarter                    9.000       8.000       4.375        2.750          --          --          --         --
2nd quarter                   11.875       7.875       5.500        2.750          --          --          --         --
3rd quarter                   10.000       5.500       3.750        1.750          --          --          --         --
4th quarter                    7.375       4.000       2.375        0.750          --          --          --         --
1997
1st quarter                    7.000       4.000       2.000        0.750      14.000      11.000          --         --
2nd quarter                    6.250       4.625       1.750        1.125      12.250       7.500          --         --
3rd quarter                    5.250       3.500       1.625        0.813       9.250       6.750          --         --
4th quarter                    9.125       4.375       3.250        1.375      13.375       8.875       20.00      11.00
1998
1st quarter                    8.313       4.875       3.250        1.063          --          --          --         --
2nd quarter (to 5/15)          9.500       6.750      3.7508        2.000          --          --          --         --

Shareholders

      On May 15, 1998, there were 46 holders of record (and an estimated 1,500 beneficial holders) of the 6,670,372 outstanding shares of Common Stock, 35 holders of record of the 2,376,110 outstanding Common Stock Purchase Warrants and four holders of record of the 22,830 Series A Preferred Stock. The closing prices of the Common Stock and Common Stock Purchase Warrants on May 15, 1998 were $7.626 and $2.50, respectively.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at March 31, 1998.

                                                                  March 31, 1998
                                                                  --------------
Current portion of bridge notes payable                            $  1,189,202
Stockholders' equity:
   Preferred stock, $.001 par value---shares
     authorized 5,000,000; issued and outstanding 25,330                     26

   Common stock, $.001 par value---shares
     authorized 15,000,000; issued and
     outstanding 6,567,372                                                6,568
Additional paid-in capital                                           33,323,895
Accumulated deficit                                                 (13,499,547)
Accumulated other comprehensive income                                   88,207
                                                                   ------------
Total                                                              $ 21,108,351
                                                                   ============

                                 DIVIDEND POLICY

      The Company has never paid any cash dividends on the Common or Preferred Stock. The Company anticipates that in the foreseeable future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends will be paid either on the Preferred Shares or Common Stock. Dividends on the Preferred Shares will be paid in Common Stock if the Company is legally able to do so. The Company is dependent upon payment of dividends from its subsidiary companies as the source of its own cash dividends.

      Hungarian companies are permitted to pay annual dividends out of profits, determined on the basis of Hungarian accounting principles, following the recommendation of its Board of Directors and a declaration by the Annual General Meeting which must be held in the first five months of each year. Dividends are payable to foreign investors, such as the Company, in Hungarian Forints, which may be converted into U.S. Dollars at the official rate of exchange set by the National Bank of Hungary, subject to the deduction of any withholding tax.

                                 USE OF PROCEEDS

      The net proceeds to the Company, assuming exercise of all of the Warrants (excluding the possible payment of a warrant solicitation fee of 10% of the exercise price of the Warrants pursuant to the Underwriting Agreement entered into in connection with the Company's initial public offering) and deduction of the expenses of this offering, are estimated to be approximately $14,256,660. Assuming exercise of all of the Warrants, after the possible payment of a warrant solicitation fee and deduction of expenses of this offering, the net proceeds to the Company are estimated to be approximately $12,830,994. There can be no assurance that all or any of the Warrants will be exercised.

      Any net proceeds received from the exercise of Warrants will be added to working capital. In addition, up to $1 million may be used to pay off obligations to Bridge Note holders. The Company will receive no further proceeds from the conversion of any Series A or Series B Preferred Stock into Common Stock.

       The Company was obligated to pay to the holders of Bridge Notes $1,060,000 plus accrued interest at June 30, 1997. The Company requested an extension from its noteholders and intended to pay this obligation out of proceeds of its litigation against Coleman and Company, Inc. or out of broadcasting revenues. If funds are not available from either of these sources, the Company was required to seek additional equity capital or bank financing to satisfy this obligation.

      The Company may, when and if the opportunity arises, acquire other businesses compatible with the Company's business. If such opportunity arises, the Company may use a portion of the proceeds, if any, from the exercise of its outstanding Warrants, as well as other funds for such purpose. While the Company regularly evaluates possible acquisition opportunities, there can be no assurance that the Company will ultimately effect any acquisition.

      Pending expenditure of the proceeds from the offering, the Company may make temporary investments in interest bearing savings accounts, certificates of deposit, or short term United States government obligations.

                             SELECTED FINANCIAL DATA

      The following table summarizes certain selected consolidated financial data derived from the financial statements of the Company, and is qualified in its entirety by the more detailed consolidated financial statements included elsewhere herein.

Operating Statement Data
                             Three months        Three months         Year ended       Six months ended       Year ended
                            ended March 31,     ended March 31,      December 31,        December 31,          June 30,
                                 1998                1997                1997                1996                1996
                                 ----                ----                ----                ----                ----
Net revenues                 $   708,778          $   573,515         $ 2,981,260         $ 1,239,418         $   672,108
Operating expenses             3,032,179            1,738,995           7,147,770           4,056,367           4,351,869
Net loss                      (2,454,090)          (1,096,390)         (3,347,067)         (2,778,608)         (4,149,682)
Net loss per share           $     (0.38)         $     (0.41)        $     (2.12)        $     (1.08)        $     (2.01)

Balance Sheet Data
                                                March 31, 1998         December 31, 1997         December 31, 1996
                                                --------------         -----------------         -----------------
Current assets                                    $  3,173,779               $ 2,101,582               $ 2,240,980
Current liabilities                                  5,092,521                 3,925,737                 4,811,954
Working capital                                     (1,918,742)               (1,824,155)               (2,570,974)
Total stockholders' equity                          19,919,149                   728,166                  (510,749)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      The Company is a leading satellite-to-cable television broadcaster in Hungary. The Company's two Hungarian stations, MSAT and Sziv TV distribute to approximately 1.4 million and 1.2 million households, respectively, or about 39% and 35% of all television households in the country. In May 1998, the Company acquired 44% ownership of Galaxie TV Network in the Czech Republic and 44% ownership of MAC TV, Ltd. ("MAC TV") in the Slovak Republic. The Company's strategy is to continue to expand its broadcasting reach, improve and specialize its programming and aggressively pursue additional advertising. The Company expects to benefit from the projected high rates of growth for television advertising in Hungary, the Czech Republic and the Slovak Republic. In addition, a new management team, that began operating the station in January 1998, has plans for significant broadcasting expansion elsewhere in Central and Eastern Europe.

      The Company was organized in September 1994. In November 1994, it obtained a six month option to acquire majority interests in DNTV and VI-DOK, two Hungarian corporations that were granted licenses in April 1994 for a six year term (commencing July 1, 1994) to broadcast over Budapest Television channel AM-Micro A3. Broadcasting began on a limited basis in September 1994 and increased to 21 1/2 hours per day in December 1994. In May and June 1995, the Company purchased 80% of DNTV and 90% of VI-DOK, respectively. Initially, the station broadcast only music clips. After changing to a civic events format in June 1995, the Company returned to the video music clip format in October 1995.

      In December 1995, the Company sold shares in an initial public offering and determined to relaunch as a Western-style station. In April 1996, the Company introduced new programming for the hours 7:30 p.m. to 11:00 p.m. featuring American and British syndicated series that had been previously successful in prime time in those countries. The Company dubbed these programs into Hungarian. Audience acceptance of these programs has been favorable.

      In September 1996, in addition to its AM-Micro transmission, the Company began transmitting its signal from the Astra 1E Satellite and in October 1996, the station was renamed "MSAT." In June 1997, the Company switched its satellite transmission service to the Amos 1 satellite with uplink services provided by Antenna Hungaria. In September 1997, the Company was awarded with a new AM Micro channel and began broadcasting 24 hours per day on the Budapest microwave system. In November 1997 ORTT, the television regulatory body in Hungary, awarded the Company a national license to broadcast via satellite. The license permits the Company to send its digital signal without encoding. Accordingly, cable television companies can receive the signal without having to acquire expensive decoders.

      In January 1998, the Company acquired Global Television Networks, Inc. ("Global"). Global owns Sziv TV, one of the three satellite-to cable stations in Hungary that are also on the AM-Micro MMDS system in Budapest. Global is also a distributor of paid adult television programming, holding exclusive long-term contracts with NTV Plus DBS operators in Russia and contracts with United Phillips cable operators in Vienna and Amsterdam. In addition, Global owns a chatline service in the United States.

      The new management is currently overhauling the two Hungarian stations with specialized programming to be introduced in August and September 1998. One channel will provide at least 12 hours per day of localized Nickelodeon programs for kids supplemented with family programming for young adults in the evening. In April 1998, the Company signed a long-term contract with Nickelodeon to jointly launch Nickelodeon Hungary. The second channel will be a quality entertainment channel featuring independent European and American programming.

      In May 1998, the Company purchased 44% ownership in Galaxie TV Networks ("Galaxie") in the Czech Republic. Galaxie has a regional terrestrial license broadcasting to 200,000 television households and a national satellite-to-cable license. In May 1998 Galaxie began broadcasting via the Copernicus satellite to cable and direct-to-home viewers in the Czech Republic and expects to reach approximately 1,000,000 television households, or about 30% of all television households, shortly. Galaxie has applied to the Board for TV and Radio Broadcasting for the Czech Republic to enable the company to combine several regional, military licenses which would give Galaxie as much as 80% coverage of television households in that country.

      The Company's revenues are derived primarily from the sale of television advertising to international, national and local advertisers. Billing in Hungary is determined by the program ratings as measured by AGB-Hungarian Meter System, an independent audience rating service. The Company's direct customers are generally fewer than a dozen international advertising agencies that arrange the broadcast of commercials for their clients. The Company engages in certain barter transactions in which it exchanges unsold commercial advertising for services and goods. In addition, the Company receives small payments from the cable operators who contract to carry the Company's signals. The Company experiences seasonality, with advertising sales tending to be lowest in January of each year as the major advertising agencies negotiate the next year's buy and in the summer months of July and August. The highest level of advertising activity is during the fourth quarter of each calendar year as new programming often is launched in the Fall and purchasing tends to increase as Christmas approaches.

      The primary expenses incurred in operating a broadcasting station are programming costs (buying, producing and editing), employee salaries, broadcast transmission expenses and selling, general and administrative expenses.

      The Company is currently operating with expenses (excluding non-cash items such as: depreciation, barter expense, amortization of intangibles and foreign exchange gains or losses) of approximately $600,000 per month and anticipates this approximate level of expenses to continue for at least the next six months and then increase to approximately $900,000 per month. Revenues from the Company's two Hungarian stations are currently averaging $200,000 to $300,000 per month. New specialized programming planned to begin in late summer is expected to increase the stations' audience and advertiser demand. Partnering with Nickelodeon and other major programming producers could constrain programming costs in the near term and the Company is now gaining the cost benefits of combining the two stations at one location with one management and technical group.

      Since MSAT was relaunched in April 1996, revenues grew rapidly. Revenues of nine million forints in May 1996 rose to 39 million forints in November 1996 and to 72 million forints ($360,000) in October 1997. Two new private stations entered the market in October 1997, increasing competition for both audience and advertising. This competition, particularly in pricing, has hurt recent results. As this introductory period ends, there are indications that the television market is improving for the established stations. Once the impact of the new stations is absorbed in the market, management believes that the Company's growth in sales will continue. It now operates two stations with the potential for cross promotion, improved marketing and more efficiency.

      The Company is a recent entrant in the Hungarian television market, essentially being available to viewers in Budapest only since Spring 1996 after the Company was funded in an initial public offering. Since Fall 1996 others in Hungary began to receive MSAT's channel. Sziv TV began broadcasting via satellite in the Fall of 1997. The Company is working to increase its reach to as many as 50% of Hungary's television households as it signs up additional cable companies. DUNA-TV, a satellite-to-cable, government-owned station begun in 1993, currently has a broadcast reach of about 48%.

      The Hungarian television advertising market in 1997 was approximately $200 million; over $170 million after agency commissions. The Company's current rate of sales represents less than 3% of a growing overall market. The Company's national viewership share is higher than this percentage. The Company expects growth in the number of households receiving MSAT's and Sziv's signals and increased viewing by households that currently watch the stations.

      The Company conducts its operations through its Hungarian subsidiaries and its investment in Galaxie in the Czech Republic and MAC TV in the Slovak Republic. Accordingly, the primary internal sources of the Company's cash are dividends and other distributions from its subsidiaries. The Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under Hungarian, Czech and Slovakian law and foreign currency regulations in Hungary and in the Czech Republic and MAC TV in the Slovak Republic. The subsidiaries' ability to make distributions to the Company is also subject to legal availability of sufficient operating funds which are not needed for operations, obligations or other business plans.

      The Company's revenues and a majority of its expenses are denominated in Hungarian forints, Czech kroner and Slovak koruna. Accordingly, the business operations of the Company are impacted only to a limited degree by foreign exchange fluctuations. Inflation also is of limited direct importance to the operations of the Company. In both Hungary and the Czech Republic, advertising in general and television advertising in particular, have consistently grown more rapidly than the rate of inflation. Of greater importance, is the potential impact of currency fluctuations and inflation on the health of the Hungarian, Czech and Slovakian economies. Growth in Hungarian, Czech and Slovakian television advertising is directly impacted by the overall health and growth of their respective economies.

      The Company operates with studio licenses and AM-Micro licenses for both MSAT and Sziv TV. In addition, MSAT has a national satellite-to-cable license, and Sziv has authority to broadcast via satellite, from ORTT, the Hungarian television regulatory authority. Galaxie operates with a regional terrestrial television license and a national satellite-to-cable license. Galaxie has applied for use of a number of local, military terrestrial broadcasting licenses, which if granted could expand the reach of the station to as many as 80% of all the television households in the Czech Republic. The Company has built its business from a start up operation. On December 31, 1995, the Company emerged from its development stage. Although the Company has displayed growth in sales, there is no assurance that the Company will generate enough revenues to pay its costs.

Results of Operations

Quarter ended March 31, 1998 compared to quarter ended March 31, 1997

      The Company's revenues increased by $135,263 or 24% to $708,778 in the quarter ended March 31, 1998 from $573,515 in the quarter ended March 31, 1997. The increase is primarily attributable to the operation of two stations versus one station in the prior year. Revenues in the first quarter of 1998 were reduced by the increased competition in the Hungarian market due to the Fall 1997 launch of two new national stations into this market and the resulting increase in competition. In addition, the operations of Sziv TV were relocated to the MSAT location. And with management's focus on the relaunch of the two stations in August and September 1998, programming and marketing initiatives were deferred.

      Other operating costs and expenses, including amortization of deferred program costs, increased by $611,725 to $1,307,430 in the quarter ended March 31, 1998 from $695,705 in the quarter ended March 31, 1997. This increase reflects the costs associated with running two television stations rather than one, the acquisition of Global Television Networks (and Sziv TV) by the Company, the costs of combining two stations at one location and to a lesser extent the costs of operating the non-Sziv TV operations of Global.

      Amortization of the broadcast license costs of $444,614 and $107,526 for the two periods, respectively, reflects the amortization of both the Sziv and MSAT broadcasting licenses in the current period, while only the MSAT licenses were amortized in the earlier period.

      Selling, general and administrative expenses increased $344,371 to $1,280,135 for the quarter ended March 31, 1998 from $935,764 in the quarter ended March 31, 1997. The primary reason for this increase was the operation of two stations at two different locations in the current period compared to operating one station in the prior period. This increase also includes $130,000 of non-cash expenses when the Company signed a five-year employment contract with its General Counsel which included stock options granted at a price under the market at the time of the Company's Board resolution. This expense also rose because of the costs of acquiring Global in January 1998 and the increase in staffing as the new management group embarked upon a major expansion program for the Company in Central and Eastern Europe.

As of December 31, 1996, the Company changed its fiscal year end from June 30 to December 31. Accordingly, the Company has audited statements for the six months period ended December 31, 1996 and for the year ended June 30, 1996. The comparison below uses unaudited financial statements for the year ended December 31, 1996 and unaudited financial statements for the six months ended December 31, 1995.

Year ended December 31, 1997 compared to the year ended December 31, 1996

      The Company's revenues increased by $1,453,405 or 95% to $2,981,260 in the year ended December 31, 1997 from $1,527,855 in the year ended December 31, 1996. The increase is attributable to the general increase in advertising volume and improved reach at the station, particularly since the station's relaunch in April 1996.

      Other operating costs and expenses, including amortization of deferred program costs, increased by $444,882 to $4,341,340 in the year ended December 31, 1997 from $3,896,458 in the year ended December 31, 1996. This increase reflects the increased costs of the station, including a full year of higher quality programming.

      Amortization of broadcast license costs of $423,048 and $435,116 for the two periods, respectively, reflects the amortization of the initial costs of the licenses over the remaining life of the licenses ending in July 2000. In September 1997, a 24-hour license of indefinite duration was awarded to HBC Rt.

      Selling, general and administrative expenses increased $158,678 to $2,383,382 for the year ended December 31, 1997 from $2,224,704 in the year ended December 31, 1996. This increase reflects a larger sales and management staff and the increased cost of their support offset somewhat by more efficient operation.

      In 1997, the Company received a contract cancellation fee of $1,370,000 from Nethold, B.V. as a result of that company closing its business activities in Hungary. $200,000 was placed in reserve to settle contractual commitments with Orion Atlantic. The Company contracted with alternative satellite service using uplink facilities of Antenna Hungaria to the Amos 1 satellite.

      Interest and other income declined by $77,596 to $116,086 for the year ended December 31, 1997 from $193,682 for the year ended December 31, 1996. This resulted primarily from higher Company cash balances for 1996 after its initial public offering in December 1995.

      Interest expense decreased $81,318 to $262,156 for the year ended December 31, 1997 from $343,474 for the year ended December 31, 1996. This reflected borrowings in 1996 prior to the February 1997 secondary securities offering.

Six months ended December 31, 1996 compared to six months ended December 31,
1995

      The Company's revenues increased by $855,747 or 223% to $1,239,418 in the six months ended December 31, 1996 from $383,671 in the six months ended December 31, 1995. The increase is attributable to the general increase in advertising at the station. In the prior six months period, the station had a limited format and generated revenues largely by sponsored segments. Advertising revenues have grown since the Company's initial public offering in December 1995 and the relaunch of the station in April 1996 as a Western-oriented, entertainment channel. Barter revenues for the period were approximately $225,000 compared to negligible barter revenues in the earlier period. Prior to December 21, 1995, the Company was in development stage,

      Other operating costs and expenses, including amortization of deferred program costs, increased by $1,737,261 to $2,415,859 in the six months ended December 31, 1996 from $678,598 in the six months ended December 31, 1995. This increase reflects the higher programming and production costs inherent in an entertainment station compared to the music, sponsored segment and civic formats of the earlier period.

      Amortization of broadcast license costs of $211,526 and $199,462 for the two periods, respectively, reflects the amortization of the initial licenses over the remaining lives of the licenses ending in July 2000.

      Selling, general and administrative expenses increased $584,715 to $1,428,982 for the six months ended December 31, 1996 from $844,267 in the six months ended December 31, 1995. This increase reflects larger sales and management staffs and a new headquarters building.

Changes in Accounting Policies

      In March 1997, the Company changed it fiscal year to a calendar year to follow the practices of other broadcasters and to match the reporting periods for its Hungarian subsidiaries. The Company adopted SFAS 128 for the first quarter ended March 31, 1997. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan.

Liquidity and Capital Resources

      The Company has historically derived its cash for capital expenditures, working capital and operations primarily from the sale of securities to and borrowings from investors. As the Company's first broadcasting station has established itself in the market and as its broadcasting reach has expanded through satellite-to-cable distribution, the Company's revenues and cash flows have risen, so that much of the cash needed to operate the Company is derived from operations.

      Net cash used in operating activities was $1,291,086 and $618,348 for the three months ended March 31,1998 and March 31, 1997, $480,824, $1,531,455 and
$3,223,645 for the year ended December 31, 1997, for the six months ended December 31, 1996 and for the fiscal year ended June 30, 1996, respectively. Starting in Spring 1996, the Company made significant expenditures in providing an entertainment format and, beginning Fall 1996, in gaining satellite-to-cable distribution.

       Net cash used in investing activities was $1,413,205, $957,953 and $851,252 for the year ended December 31, 1997, for the six months ended December 31, 1996 and for the fiscal year ended June 30, 1996, respectively. The year ended December 31, 1997 investing activities were less on a monthly basis than in the six months ended December 31, 1996 primarily due to a lower commitment to Western series in favor of a greater commitment to Western films secured in the Hungarian market. 1997 expenditures were increased by $228,648 primarily from the cash portion of the purchase price of Studio 2 Kft.

       Net cash provided by financing activities was $2,084,577, $1,408,144 and $5,242,270 for the year ended December 31, 1997, for the six months ended December 31, 1996 and for the fiscal year ended June 30, 1996, respectively. As mentioned above, the Company is frequently in the market to raise funds from investors. Because it is in its early stages of development and because new management is following a very aggressive growth strategy, the Company expects to raise significantly greater funds in the future. In the year ended December 31, 1997 funds were primarily raised in an equity underwriting in February 1997. For the six months ended December 31, 1996 funds were raised in a private placement plus bridge financing for the 1997 underwriting. And for the year ended June 30, 1996, most of the money raised was from the December 1995 initial public offering.

       Program rights costs as of December 31, 1997 were $687,614, a decrease of $454,386 or 40% from $1,142,000 as of December 31, 1996. This reflects a reduced commitment to Western series as requested by the new management group as they prepare new programming strategies. The 1998 programming commitments tended to end prior to June 30, 1998.

       With the exception of acquisitions, the Company has only limited capital spending requirements. It rents its operations building. While its current MSAT studio equipment is rented, the Company through its acquisition of Global owns the studio equipment of Sziv TV, subject to a bank loan. The Company has tentatively secured equipment financing and plans to make a major addition and upgrade to its broadcasting and editing equipment.

            The current period reflects the operation of two television stations at two locations, while the earlier period reflected the costs of operating one station. In addition, the costs of combing the two stations, the cost of acquiring Global and the changes resulting from a new management group, all increased current operating costs compared to the costs of the prior period. Comparing March 31, 1998 balance sheet items with those of December 31,1997, due from related parties increased $1,148,379 which reflects the outstanding receivable from Global's former shareholders of $1,150,000 which is still outstanding and was a term in the purchase of Global by the Company. This receivable is secured by 300,000 shares of the Company's common stock held in escrow.

            Property, plant and equipment increased by $351,863 to $753,041 primarily because of the acquisition of fixed assets from Sziv TV. Broadcast license costs increased to $20,010,777 from $1,057,535 because of the purchase by the Company of Sziv TV's broadcasting licenses as part of its purchase of Global in January 1998. Accounts payable and other liabilities increase to $1,265,816 and $774,923 from $676,191 and $247,394 as of December
31, 1997, respectively. This reflected both the additional liabilities associated with the Sziv TV and Global acquisitions and delays paying some obligations in anticipation of an equity financing.

            Pursuant to the acquisition of Global in January 1998, the Company issued 3.75 million shares of the Company's Common Stock, 1.25 million of which are held in escrow to be delivered only upon Global meeting certain performance measures. The Company has excluded these escrowed shares when calculating the number of its issued and outstanding Common Shares.

            As part of the acquisition of Global, Global secured a five year management agreement with the management and former owners of Sziv Television by issuing and placing in escrow 80,000 unregistered Common Shares. In April 1998, the Company terminated the Sziv management agreement. During the first quarter of 1998, 26,400 shares of Common Stock were issued pursuant to the conversion of Preferred Shares, 35,250 were issued due to the exercise of Common Stock Purchase Warrants, 53,500 were issued due to the exercise of stock options and 23,000 were issued as compensation.

       The Company is conducting a full review of its computer systems to identify the systems that could be affected by the Year 2000 issue and is developing a plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Company presently believes that the Year 2000 problem will not pose significant operational problems for the Company's computer systems. Management believes that the Year 2000 compliance costs and related effect on the Company's earnings, if any, will be minimal.

May 1998 Private Placement

      On May 4, 1998 (the "Closing"), the Company completed a private placement (the "Private Placement") of 12 shares of Series B Preferred Stock ("Series B Preferred"), for an aggregate purchase price of $6 million. Thirty days after the date of this prospectus, the Company has the right to put to the investors an additional 2 shares of Series B Preferred Stock, for an aggregate purchase price of $1 million, and, sixty days after the date of this prospectus, the Company has the right to put to the investors an additional 2 shares of Series B Preferred, for an aggregate purchase price of $1 million. Jesup & Lamont Securities Corporation, the placement agent for the Series B Preferred Stock will be paid a commission equal to 7% of the aggregate capital raised plus a 1% accountable expense allowance. The net proceeds of the Private Placement will be used by the Company for working capital, acquisition of stations and programming, expansion and general corporate purposes.

      The shares of Series B Preferred Stock are convertible, starting 120 days after the Closing or the date of this prospectus, whichever is sooner, in whole or in part, at the option of the holder thereof and upon notice to the Company, into a number of shares of Common Stock equal to the Stated Value of such share or shares of Series B Convertible Preferred Stock ($500,000) divided by the lesser of:

                        (i) 85% of the average closing bid price of the Common Stock for the fifteen consecutive trading days prior to the trading day on which a notice of conversion is received by the Corporation (the "Average Closing Price"), as reported by the Nasdaq SmallCap Market or NASDAQ Electronic Bulletin Board during the period of five trading days immediately preceding the date of conversion (the "Conversion Date"), or

                        (ii) 130% of the closing market bid price of the Common Stock over the ten consecutive trading days prior to the date of closing of the sale of the Series B Convertible Preferred Stock (the "Original Issuance Date") (the "Conversion Price").

                        However, in the event that as of any Conversion Date the average closing bid price of the Corporation's Common Stock is $4.00 per share or less (the "Conversion Limitation"), the Conversion Price for any conversions will be the closing bid price on the day prior to the trading day on which the conversion notice is received by the Corporation. Provided that, holders converting at the Conversion Limitation shall receive three-year warrants to purchase such number of shares of the Corporation's Common Stock, at a price equal to 101% of the Average Closing Price on the date of such conversion, equal to 15% of the value of Series B Convertible Preferred Stock converted, divided by the Average Closing Price on the date of such conversion.

      Therefore, the lower the market price for the Common Stock, the greater the number of shares of Common Stock that the converting holder of Series B Preferred Stock will be able to receive, and the greater consequent dilution to existing stockholders in the event shares of Series B Preferred Stock are converted. See "Description of Securities-Series B Preferred Stock."

      In connection with the Private Placement, the Company agreed to file a registration statement with the Commission within 30 days after the Closing in order to register the shares of Common Stock underlying the Series B Preferred Stock. The shares of Common Stock underlying the Series B Preferred are included in the Registration Statement of which this prospectus is a part. In the event the Registration Statement is not declared effective within 120 days from the Closing, the Company has agreed to pay a 2% per month cash penalty to each holder of Series B Preferred Stock. The Company is obligated to keep the Registration Statement effective for at least two years.

       The Company believes that its existing cash balances, cash from future operations and the proceeds from a planned securities offering will be sufficient to fund the Company's operations for the next twelve months. However, there is no assurance that the planned offering will be consummated, or that revenues will increase as expected. If the planned offering is delayed or canceled, the Company may need to raise funds from financial institutions or from other investors.

       In particular, the Company has notes from investors that are due on June 30, 1998 of approximately $620,000 (exclusive of $400,000 owed to a related party that is offset by a similar loan to the related party with similar terms for $350,000) plus interest. The Company plans to repay these notes out of proceeds of the offering mentioned above, or from financing from other sources.

Foreign Currency

       The Company's broadcasting operations in Hungary incur both revenues and operating expenses in Hungarian forints. A portion of the Company's expenses, primarily programming, is denominated in United States dollars. Asset and liability accounts are translated from Hungarian forints into United States dollars at the period-end exchange rate; income and expense accounts are translated at the average exchange rate for the period. The resulting translation adjustment is reflected as a separate component of stockholders' equity. Currency translation adjustments relating to transactions of the Company and its subsidiaries in currencies other than the functional currency of the entity involved are reflected in the operating results of the Company. Similar principals will be applied in the future with respect to the Company's recently acquired operations in the Czech Republic and the Slovak Republic.

       The Company does not hedge against foreign currency exchange risks.

                                    BUSINESS

            Hungarian Broadcasting Corp. ("HBC" or the "Company") was incorporated in the State of Delaware on September 14, 1994 to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. In 1998, the Company expanded the scope of its operations by acquiring additional interests in television stations in Central Europe. The Company currently operates two stations in Hungary which broadcast using both MMDS and satellite-to-cable, one terrestrial station in the Czech Republic and one terrestrial station in the Slovak Republic. All such operations are conducted through subsidiaries in compliance with local laws and are sometimes referred to herein as "Licensees."

            The three basic methods of television transmission are (i) over-the-air (terrestrial) broadcasting, which can be either local or national in scope, (ii) MMDS, or microwave transmission and (iii) satellite-to-cable broadcasting. In over-the-air broadcasting, the station operator broadcasts its signal at an established frequency and power via one or more land-based transmitters, each with a limited geographic range, directly to homes and other receivers. Such signal can be picked up by home antenna as well as by cable heads in the area. MMDS transmission requires a small antenna for reception. In satellite-to-cable broadcasting, the programming signal is transmitted to a satellite which redirects the signal to cable system heads or other receivers.

            In September 1996, in addition to its AM-Micro transmission, the Company began transmitting its signal from the Astra 1E Satellite to cable headends, and in October 1996, the station was renamed "MSAT." In July 1997, the Company switched its satellite transmission service from the Astra satellite to the Amos satellite. In September 1997, the Company, pursuant to a contract between HBC Rt. and Antenna Hungaria, began broadcasting 24 hours per day on a newly available channel in the AM-Micro broadcasting system in Budapest. This new agreement improves and supersedes the Company's prior contract that provided for limited broadcasting time with a termination date of July 1, 2000. Terms of the new contract provide for broadcasting rights indefinitely into the future.

            In November 1997, ORTT, the television regulatory body in Hungary, awarded the Company's subsidiary, HBC Rt., a national license to broadcast via satellite. Accordingly, cable television companies can receive the signal without having to acquire expensive decoders.

            Approximately 80% of the cable networks in Hungary currently receive and carry MSAT's signal. These cable companies reach about 1,100,000 television households. In addition to cable subscribers, the Company's broadcast signal is received by about 300,000 customers of the AM-Micro service in Budapest. SZIV TV currently reaches approximately 1,200,000 television households through the AM-Micro transmission system in Budapest and via satellite distribution in Hungary combined. Over the next several months, the Company expects to broadcast to virtually all cable subscribers and AM-Micro subscribers in Hungary, a current market of about 1,500,000 households, or about 40% of all television households. This market is expected to grow both with the growth of cable and, also, as improved cable technology catches cable pirates and converts them to customers. Although in its infancy, an important market in satellite direct-to-home service may also develop. In addition, the Company is in the process of expanding its distribution through the approximately 140 local television stations in Hungary.

            Sziv received an AM Micro license in March 1994 for the period ending July 1, 2000. Discussions with Antenna Hungaria, the state-owned entity that provides this Budapest service, and with the Hungarian National Radio and Television Commission ("ORTT"), suggest that Sziv's right to use this broadcasting transmission system will be extended into the future. However, there can be no assurance that Sziv's license will in fact be renewed or extended. Pursuant to the Media Law of 1996, Sziv declared in writing to ORTT in the summer of 1997 that it would commence satellite-to-cable broadcasting. The Media Law permits satellite-to-cable broadcasting after notice to ORTT provided that that regulatory body does not object within sixty days after the filing. ORTT made no objection to Sziv's filing.

            Prior to April 1994, all radio and television broadcasting stations in Hungary were owned and operated by the State. The State permitted commercial advertising commencing in 1990 on State owned stations. Based on a report prepared by Saatchi & Saatchi/Zenith Media World Wide, TV advertising expenditures in Hungary increased from approximately $45 million in 1991 to approximately $200 million in 1997. According to the same report, until 1997, when two state-owned stations were privatized, most of this television advertising money was spent on the three state owned stations. The Company expects TV advertising expenditures to continue to grow in Hungary as advertisers increasingly use television as an integral part of their advertising strategy and as consumer oriented multi-national companies market their products to satisfy the emerging demand for basic goods as well as convenience products. The Company's operating results are primarily dependent upon the sale of commercial advertising time.

            Advertising billing in Hungary is determined by the specific program ratings provided by AGB-Hungarian Meter System ("AGB"), an independent audience rating service. As the Company's distribution increases, its advertising rates should increase proportionally, and as the coverage broadens, the station should be of increasing interest to national and international advertisers. AGB is currently giving the Company a rating of 34% coverage. However, the Company is in negotiation with AGB to increase its coverage rating to 48%, which management believes is a more accurate number.

            Since its inception, the Company has run at a deficit in each month of its operations. The Company's current expansion plans suggest that deficits will continue until the year 2001. There can be no assurance that the Company can generate enough revenues after that time to cover its expenses.

            Specific goals of the Company's operating strategy with respect to its existing and new markets include (i) obtaining appropriate specialized or other high quality programming for each market in which the Company operates,
(ii) developing effective marketing strategies for each market in which the Company operates, (iii) controlling station operating costs, (iv) hiring key personnel with local expertise, and (v) developing an effective advertising sales and marketing staff.

            Company History
            ---------------

            In 1994, based on a decree enacted by the Hungarian Parliament in July 1993, the Hungarian Ministry of Culture and Education made a tender offer open only to holders of studio licenses for a license to broadcast over Channel A3 using AM-Micro technology over an area of Budapest plus 30 km (18 miles). Fourteen contenders applied for the license. The licenses were given to three of the contenders as follows, each for the time period specified below, from July 1, 1994 to July 1, 2000.

            VI-DOK: Mondays, Wednesdays, Fridays and Sundays from 6:00 a.m.-- 5:00 p.m. and 7:30 p.m.--6:00 a.m.

            DNTV: Tuesdays, Thursdays and Saturdays from 6:00 a.m.--5:00 p.m. and 7:30 p.m.--6 a.m.

            NAP TV: daily from 5:00 p.m.--7:30 p.m.

            VI-DOK and DNTV had no prior television broadcasting experience. DNTV was organized in February 1994 and VI-DOK was organized in December 1991. The Ministry granted licenses to DNTV and to VI-DOK in March 1994. VI-DOK then organized Pest-Buda Televizio Kft ("Pest-Buda") in April 1994 as a vehicle from which to conduct the broadcasting operations under the license. Between the date of grant and the commencement of broadcasting on A3 (since renamed "MSAT") in September 1994, DNTV and VI-DOK devoted their energies to seeking an equity partner. The two companies started broadcasting in September 1994 as a music channel using broadcasting facilities of others rather than their own studios to provide programming and technical personnel.

       VI-DOK and DNTV, acting jointly thereafter sought an equity partner. In November 1994, the Company commenced negotiations to acquire majority interests in each of the two companies. At the same time, the Company agreed to provide loans aggregating approximately $2.1 million to VI-DOK and DNTV to help finance their operating and programming costs (which loans were to be deemed capital contributions in the event the acquisitions were completed) until it could complete its due diligence in connection with the acquisitions. The Company then recruited a management staff, a sales staff and a station operating staff and completed its acquisition of DNTV in May 1995, and of VI-DOK in June 1995. The Company acquired 90% and 80% of the capital interests of VI-DOK and DNTV for $240,000 and $176,000, respectively, from the existing owners of VI-DOK and DNTV and contributed the loans to the capital of the two companies as additional acquisition costs, and assumed operational control in May 1995.

       In September 1996, the Company added satellite-to-cable broadcasting. In September 1997 the Company's wholly owned subsidiary, Hungarian Broadcasting Corporation Televizio Rt. ("HBC Rt."), was awarded a new 24-hour per day channel for MSAT on the Budapest AM-Micro system (MMDS) for an indefinite period of time. In October 1997, MSAT was awarded a national satellite license of indefinite duration.

       On January 5, 1998, pursuant to a Reorganization Agreement (the "Reorganization Agreement"), the Company acquired, all of the outstanding common stock of Global Television Networks, Inc. ("Global") in exchange for 3.75 million shares of the Company's Common Stock, 1.25 million of which are held in escrow to be delivered only upon Global, excluding Sziv, meeting certain performance measures (See "Management Discussion and Analysis - Introduction"). On January 5, 1998 Global and Hungarian Broadcasting Project Kft ("HBP") purchased 24% and 76%, respectively, of Sziv, a national satellite-to-cable broadcaster currently reaching approximately 1.2 million television households through the AM Micro transmission system in Budapest and satellite distribution in Hungary combined. Global is entitled to 99% of all profits from Sziv, and HBP is entitled to the remaining 1%. In addition, Global has an option to purchase HBP at any time for $15,000 or to appoint another investor to hold HBP upon the payment of $15,000. Global is a distributor of paid adult television programming, holding exclusive 10-year contracts with NTV Plus DBS operators in Russia and contracts with United Phillips cable operators in Vienna and Amsterdam.

       Broadcasting Operations

       The Company's over-the-air signal in Hungary is broadcast on the AM Micro system, which transmits over microwave frequencies and is a low cost system for consumers. The receiving equipment is limited to a dish antenna (smaller than a comparable satellite receiver) and a converter. The equipment costs average $150 per receiver. However, equipment for one receiver can service up to four households in the same building. Equipment for cable networks costs $200 per receiver and for satellite antenna systems $350 per receiver. A monthly fee of less than $1.00 is charged directly to households by Antenna Hungaria for AM-Micro access. Cable systems charge between $3.00 and $10.00 per month depending upon the package of channels subscribed for.

      At the present time, MSAT's satellite transmissions are conducted by Antenna Hungaria uplink to the Amos 1 satellite in accordance with an eight-year agreement entered into in June 1997. Receiving cable companies reach about 1.5 million television households, in Hungary. Some of these cable companies make MSAT available only on their premium service, so that MSAT's currently reach is about 1.1 million television households. Sziv began its satellite broadcasting through Antenna Hungaria and using the Amos 1 satellite in September 1997. In addition to cable subscribers, the Company's broadcast signals for both channels are received by about 300,000 households via AM-Micro service in Budapest. These viewers receive programming identical and simultaneous with the programming distributed via satellite. The cable and AM-Micro markets are expected to grow both with general economic growth and, also, as improved cable technology catches cable pirates and converts them to customers.

       Sziv currently requires a more expensive receiving box than does MSAT and, accordingly, many of the smaller cable operators have yet to make that investment. The Company believes that over time Sziv will approach the broadcasting reach of MSAT.

      It is estimated that 3.8 million households in Hungary (or 97% of total households) have television and that of such total approximately 1.6 million households or 42%, are connected to some form of cable network.

      In April 1998, the Company acquired 44% of the voting stock of Galaxie TV Network ("Galaxie TV"). The Company is entitled to receive 76.5% of all profits, and has the option to increase its ownership of voting stock to 67%. Total consideration consisted of an interest free loan of one million dollars.

      Galaxie has a Regional Terrestrial License in the Czech Republic reaching 200,000 households, in the area around Hradec Kralove, the country's second largest city, for one hour daily between the hours of 6:30 - 8:30 A.M., and for two hours daily between the hours of 3:00 - 6:00 P.M., and a National Satellite License to broadcast five hours daily, with which it plans to launch cable programming at the end of April 1998, adding distribution to 800,000 households. This will be equivalent to 3.1 million viewers, or nearly 30% of the Czech population. In addition, Galaxie has applied to the Council for TV and Radio Broadcasting for the Czech Republic to enable Galaxie to combine several regional terrestrial licenses which would give Galaxie, with the Company as its new strategic partner, approximately 72% total coverage and the opportunity to become the leading competitor to Nova TV and Prima TV. The Company will require approximately $3 million to realize this opportunity.

      Galaxie TV will compete for audience, programming and advertising with Nova TV, with CT1 and, on a more limited basis with CT2, a public network of regional frequencies which reaches approximately 83% of the Czech Republic's population and Prima TV, a privately owned and operated television station serving approximately 55% of the country's population. There are no other significant television stations broadcasting Czech language programming in the Czech Republic.

      Prior to 1992, television advertising in the Czech Republic was limited to two public channels. Currently, there are four over-the-air television stations in the Czech Republic: two public stations which reach 98% and 83% of the population, respectively, and two private commercial stations, Nova TV and Prima TV, which reach 99% and 55% of the population, respectively. Since the onset of privatization activities in 1992, the television advertising market in the Czech Republic has expanded to approximately $163 million in 1997, according to industry estimates.

      In May 1998 the Company acquired 44% of the voting stock of MAC TV, Ltd., a terrestrial television broadcaster in the Slovak Republic. The Company is entitled to receive 76.5% of all profits, and has the option to increase its ownership of voting stock to 67%. Total consideration consisted of an interest free loan of two hundred thousand dollars to MAC TV, Ltd.

      MAC TV has a Regional Terrestrial License and reaches about 250,000 television households. The license expires by its terms on June 23, 2007. It gives MAC TV the right to broadcast 18.5 hours per day during the week, 16 hours on Saturday and 17 hours on Sunday, in Eastern Slovakia for the city of Kosice. The license limits advertising time to 10% of the daily broadcast, not to exceed 12 minutes per hour. MAC TV plans to launch satellite-to-cable distribution shortly to reach approximately 700,000 households. This will be equivalent to about 2.1 million viewers, or about 40% of the Slovakian population. In addition,

MAC TV has applied to the Council of Slovak Republic for Radio and TV Broadcasting to combine several regional terrestrial licenses which would give MAC TV up to 80% total coverage of all television households.

      The Slovak Republic has a population of 5.4 million and 98% of the households have television. Per capita GDP was an estimated $3,570 in 1997. The economy of the Slovak Republic has recently begun to respond to economic reform, with estimated GDP growth of 5% in 1997. The Company believes that as a market economy develops in the Slovak Republic, television advertising spending has the potential to grow significantly. Television advertising increased approximately 20% in 1997 to $47 million, according to industry estimates, yet television advertising spending per capita in the Slovak Republic in 1997 still was approximately half of that of the Czech Republic. The main competitors of MAC TV will be two national public stations, both with reach nearly all of the Slovak population, Markiza TV, which reaches approximately 88% of the Slovak population and CVTV, which reaches 50% of the population.

      Animated Film Production

      In April 1997, the Company acquired 77% of the issued and outstanding stock of Studio 2 Kft., a Budapest based animation studio. This company was purchased from M&A Management Kft., a company wholly owned by the former President and Chief Executive Officer of the Company, for $743,819, of which $300,000 was paid in cash and $443,819 was represented by an unsecured note with annual simple interest of 8 1/2 % due December 31, 1997. The acquisition has been accounted for as a purchase and, accordingly, the results of Studio 2 Kft. have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of $743,819 has been fully allocated to the underlying assets of Studio 2 Kft. based upon their respective fair values at the time of acquisition. The excess of the purchase price over the equity of Studio 2 Kft has been allocated to copyrights totaling $311,434. The feature length animation film Mishy & Mushy, which is the sole significant animation project of Studio 2 Kft, has not completed production. Accordingly, the amortization of the production costs and copyrights have not begun. The unsecured note was subsequently converted into equity in July 1997, when M&A Management Kft. received 173,266 shares of unregistered common stock in the Company with a fair market value of $605,368 at the conversion date, resulting in an extraordinary loss of $151,449 from the early retirement of debt. The Company sold Studio 2 Kft in June 1998. See "Certain Transactions."

      Strategy

      The Company's strategy is to improve the operating results and market share of MSAT, Sziv, Galaxie and MAC TV and to acquire additional channels elsewhere in Eastern and Central Europe. Specific elements of the Company's operating strategy include:

                        +Expand Reach of the Stations Throughout Hungary --- provide service to every cable TV household. In addition, the Company is exploring the possibility of working with certain local terrestrial stations to carry MSAT's and Sziv's broadcasts.

                        +Develop Niche Programming --- capture advertising expenditures directed to specialized channels such as movies and children's programming.

                        +Increase Advertising Sales --- expand, motivate and train the sales force.

                        +Control   Station   Operating   Costs   ---   focus  on
                        fundamental cost controls and operating efficiencies.

                        +Utilize Viewer Oriented Scheduling --- make it easier for viewers to find the programs they prefer to watch by regular and consistent scheduling of programming.

                        +Promote Programs --- advertise and promote its programming, on MSAT, Sziv, Galaxie and MAC TV and in other media, to increase ratings and viewer identification.

                        +Expand the Company --- Expand in Hungary and in other countries in Central and Eastern Europe through strategic acquisitions of new stations, such as Galaxie TV and MAC TV.

       Programming

       The Company's programming strategy for Hungary is to broadcast specialized programming targeted to specific groups such as children and movie viewers. Specialized programming attracts similar audience demographics so as to retain as many viewers as possible from one program to the next. These scheduling practices are used widely in the United States and help build viewer loyalty and overall market share.

       In April 1998, the Company entered into an agreement with Nickelodeon, a division of Viacom, Inc., which grants the Company exclusive rights to cable distribution of Nickelodeon in Hungary (the "Nickelodeon Agreement"). The Company's station MSAT will be renamed Nickelodeon Hungary. The Nickelodeon Agreement gives the Company the right to use Nickelodeon logos and character likenesses for advertising tie-ins.

       Sziv broadcasts 24 hours per day. Its programming presently consists of general entertainment with an emphasis on movies during prime time. Management is in negotiation with major Hollywood studios to acquire rights to programming which management believes will significantly improve the quality of programming on Sziv.

       Advertising Sales

       Advertising sales to international, national and local advertisers is the principal source of revenue for the Company. The Company has been able to implement a number of sales practices that have been effectively used in the United States market and in other more developed television broadcasting markets. The Company has cooperated with other broadcasters to implement accurate, independent rating surveys in each of its markets. The Company's sales efforts also focuses on educating the media buying market on how to use television as an effective advertising medium.

       In Hungary, AGB-Hungarian Meter System began providing ratings information in 1993 on a national basis and has been providing rating information for certain local areas including Budapest since 1996. The Company believes that accurate ratings information accelerates the development of commercial television markets because advertisers with more accurate ratings information are more willing to allocate a greater percentage of their advertising budget to television advertising.

       The Company employs an experienced advertising sales force under the direction of a sales manager.

       In addition to advertising sales and programming sponsorship, the Company collects a small annual fee from each cable operator at the time the cable operator contracts to carry MSAT's and Sziv's broadcasts.

       Competition

       MSAT and Sziv compete with MTV1, a government owned and operated national television terrestrial stations, and with MTV2 and DUNA-TV, government owned and operated satellite-to-cable stations, for audience, for programming and for advertising. In addition, the Company's Hungarian stations compete with two national terrestrial stations, TV2 and RTL Klub. In the satellite-to-cable market, the Company's stations compete with TV3, a privately owned commercial station with an AM-Micro license similar to those of the Company. Other competitors include localized stations in Budapest that broadcast to parts of the Budapest area sporadically and have insignificant audiences.

       Competition for viewers also comes from foreign stations transmitting satellite-to-cable and satellite-to-home TV. These stations broadcast in English, German or French. Currently, none of these foreign stations broadcast regularly in Hungarian. The Company does not consider such stations to be significant competitors.

       MSAT and Sziv also compete for revenues with other forms of media, such as newspapers, radio, magazines, outdoor advertising, telephone directory advertising and direct mail.

       The increased competition following privatization may be somewhat offset by an expanding advertising market and by more transparent and merit based pricing practices. The high sales prices paid for the privatized stations suggest significant future increases in advertising prices.

European Regulations

      Private commercial television stations (those which derive the majority of their revenues from the sale of advertising and are owned by entities other than government entities) generally began broadcasting in the United States in the 1940s, in parts of Western Europe in the 1950s, in Germany in the 1980s, and in Scandinavia and Central Europe (including Hungary) in the 1990s. Commercial television has become an important medium for advertisers in the more developed advertising markets. For example, in 1996, television advertising expenditures totaled about $38 billion in the United States and about $23 billion in 16 countries of Western Europe.

      Access to the available frequencies is controlled by regulatory bodies in each country in which the Company operates. New awards of licenses to use broadcast frequencies occur infrequently.

      The European Union

       If any Central or Eastern European country in which the Company operates becomes a member of the European Union (the "EU"), the Company's broadcast operations in such country would be subject to relevant legislation of the EU, including programming content regulations. The Czech Republic, Hungary, and the Slovak Republic have entered into or signed Association Agreements with the EU. The EU's Television Without Frontiers directive (the "EU Directive") sets forth the legal framework for television broadcasting in the EU. It requires broadcasters, where "practicable and by appropriate means," to reserve a majority proportion of their transmission time for "European works." Such works are defined as originating from an EU member state or a signatory to the Council of Europe's Convention on Transfrontier Television, as well as written and produced mainly by residents of the EU or Council of Europe member states. News, sports, games, advertising, teletext services and teleshopping are excluded from the calculation of this quota. In addition, the EU Directive provides for a 10% quota of either broadcast time or programming budget for programs made by European producers who are independent of broadcasters. Further, the EU Directive provides for regulations on advertising, including limits on the amount of time that may be devoted to advertising spots. Member states are free to introduce stricter content requirements than those in the EU Directive. The Company intends to align its broadcast operations with any applicable EU legislation. The Company believes that the EU Directive, as currently drafted, will not have a material adverse effect on its operations. If any of the countries in which the Company operates becomes a member of the European Union, the Company will be subject to additional regulation.

      Council of Europe

      The Company's broadcast operations are all located in countries which are members of the Council of Europe, a supranational body through which international conventions are negotiated. In 1990, the Council of Europe adopted a Convention on Transfrontier Television, which provides for European programming content quotas similar to those in the EU Directive. This Convention has been ratified by some of the countries in which the Company operates (including Hungary), but all countries in which the Company operates have already implemented its principles into their national media legislation.

      Republic of Hungary

      Hungary is a parliamentary democracy of 10.2 million people and had an estimated per capita GDP of $4,350 in 1997. The two national public channels, MTV1 and MTV2, reach 98% and 55% of the population. Two commercial national stations were launched in October 1997. TV2 reaches 93% of the population. RTL Klub reaches 86% of the population. Cable and satellite penetration are currently at 40% and 19% respectively. The 39% of the Hungarian population reached by MSAT and 35% reached by Sziv are predominately in urban areas, including Budapest, which represent approximately 66% of the country's purchasing power.

      Until 1988, the economy of Hungary was tightly controlled by Communist governments and composed almost exclusively of state-owned enterprises. Accordingly, this country faces many challenges arising from decades of Communist rule. Although Hungary has initiated a number of market-oriented reforms, there can be no assurance that these reforms will persist. Hungary lacks a recent history of operating in a market-oriented system.

      In order to improve communication with the populace, the state commenced building a trunk network of television transmitter stations in 1956. Since the opening of the Budapest transmitter station in 1957, 17 transmitter stations were built with 19 main transmitters in operation. The state subsidized the sale of television sets and made it easy for households to purchase them so that the households could watch the two state owned stations, MTV1 and MTV2, which broadcast very few programs that were of interest to the general population and fewer that were of interest to the 14 to 35 year old age group. The State also started to experiment with satellite broadcasting transmission and commenced building an AM-microwave network in the 1970s and encouraged and subsidized cities and towns to build local cable systems throughout Hungary so that they could receive programs broadcast over AM microwave frequencies and by satellite transmission. As a result, most Hungarian cities and towns currently have operating cable systems.

      Hungary has three state owned and operated television channels - Magyar Television I ("MTV 1"), which started broadcasting in 1957, Magyar Television 2 ("MTV 2"), which started broadcasting in 1972 and DUNA TV, which started to broadcast via satellite in 1993. The signals of MTV 1 are broadcast over-the-air (terrestrial) and are transmitted by Antenna Hungaria, a state owned company which built, owns and operates a trunk network consisting of 19 transmitter stations and 90 relay stations. In addition to transmitting by satellite, MTV 2 and DUNA TV transmit by terrestrial microwave transmission. It is estimated that MTV 1 reaches 98% of the television households of Hungary, MTV 2, approximately 35%
and DUNA TV, approximately 48%. The signals of MTV 1 can be received by conventional home antennas. However, a satellite dish is required to receive the satellite transmission of MTV 2 and DUNA TV, or a dish type microwave antenna is required to receive their microwave transmissions.

       The commercial national stations, TV2 and RTL Klub, were launched in October 1997. TV2 reaches 93% of the population and RTL Klub reaches 86%. In addition, the Company's station, MSAT, competes with two other satellite-to-cable stations that are also carried by Budapest's MMDS (multichannel multipoint distribution service) microwave system, TV3 with a reach of about 35% and Sziv TV ("Sziv") with a reach of about 35%. In January 1998, the Company purchased Sziv.

       An advertising industry has been developing in Hungary since 1991. Based on a report published by Saatchi & Saatchi/Zenith Media World Wide, television advertising expenditures increased from $45 million in 1991 to $191 million in 1996. In a February 1998 newsletter, Zenith Media stated that television advertising expenditures in Hungary for 1997 were $267 million, an increase of 40% from the year earlier. This estimate has not been confirmed. Based on a report prepared by Saatchi & Saatchi/Zenith Media World Wide, TV advertising expenditures in Hungary increased from approximately $45 million in 1991 to approximately $200 million in 1997. Members of the industry expect television advertising expenditures in Hungary to increase at double-digit rates into the future.

       Cable television growth in Hungary initially occurred in the most heavily populated areas and has been extended to less populated areas. Households with cable service in the most heavily populated areas in Hungary are sought after by advertisers because these households tend to have higher disposable incomes and greater access to advertised goods and services.

       The Company is required to be licensed to broadcast in Hungary, and it is licensed to do so. MSAT is recognized as a national satellite broadcaster by the ORTT. The national satellite license permits MSAT to broadcast its satellite-to-cable signal without encoding which allows the cable companies to receive MSAT's broadcasting signal with an inexpensive receiver. Sziv has an AM Micro license and indefinite regulatory authority to broadcast by satellite to Hungarian cable companies.

       Under the Media Act, which was enacted in December 1995, the Company is required to comply with a number of restrictions on programming and advertising. The Company believes that it is currently complying with all the restrictions provided for in the Act and that none of the restrictions has a material adverse effect on its operations. Advertisements on MSAT and on Sziv may not exceed 15% of daily broadcast time and 12 minutes per hour. At least 15% (20% beginning in 1999) of total broadcast time must be Hungarian produced. At least 10% (15% beginning in 1999) of total broadcast time must be programming commissioned or purchased from an independent Hungarian producer that is not more than five years old. Six percent of total annual advertising revenues must be used for the creation of new Hungarian films, or, in the alternative, 3% of annual advertising revenues may be donated to a Hungarian film production fund.

       There are no specific environmental regulations in Hungary to which the Company is subject, and the Company has not expended and does not expect to expend any funds on environmental compliance costs.

      Czech Republic

      U.S./Czech relations are excellent and reflect strong historical ties. The U.S. and Czech Republic cooperate on a wide range of issues, for example in the United Nations and in European fora like the OSCE and NATO`s Partnership for Peace. The Czechs have contributed forces to the stabilization force in Bosnia. U.S. Secretary of State Madeleine Albright visited Prague in July 1997, shortly after NATO Heads of State invited the Czech Republic to begin negotiations to join the alliance. The U.S. supports Czech participation in Western economic and political institutions and has played a major role in facilitating the country`s transformation from communism through a 150 Million USD economic assistance program.

      The Czech Republic is a parliamentary democracy of approximately 10.3 million people, which the Company believes has developed a stable market economy. Per capita GDP was an estimated $4,750 in 1997.

      The Foreign Exchange Law of The Czech Republic, effective on October l, 1995, provides full convertibility of the Czech Crown for current account transactions and the partial liberalization for capital account transactions. Between early 1991 and May 1997 the exchange rate was pegged to a basket (previously made up 65% by the D-Mark and 35% by the US-Dollar.) To meet its inflation target, the Central Bank had to widen the fluctuation band around the central parity from +/- 7.5% at the end of February 1996. On May 28, 1997 the Central Bank was forced to abandon the band and allow the currency to float freely but only after an effective devaluation of some 14 % since the start of the year 1997.

      The exchange rate is updated and published daily by the Czech National Bank in a list that includes European convertible currencies, the ECU, Australian Dollar, Japanese Yen, Canadian Dollar, New Zealand Dollar and USD. It was established at CZK 28 per USD in December 1990 and now it is oscillating between CZK33.00-36.00 per USD and CZK18.00-20.00 per DEM. As of July 1997, the exchange rate was roughly 31 crowns to the U.S. dollar and 17 to 19.50 per 1 DEM.

     The legal decisive criterion in the determination of the foreign exchange entitlements of both physical and legal persons involved in foreign exchange operations is not citizenship but the possession of a permanent residence permit. Restrictions on investing out of the country and borrowing limits have been removed.

     Czech foreign exchange regulations and investment protection agreements guarantee the transfer of profits and capital abroad

      According to a 1997 U.S. Department of Commerce report, approximately 15% of all Czech Republic households currently have cable television and approximately 18% receive direct-to-home satellite television. The media authorities in the Czech Republic have licensed several companies to provide cable television services to the Czech Republic. The largest is Kable Plus, with over 435,000 subscribers. Czech authorities have required cable operators to carry all over-the-air broadcasting within their areas free of charge.

      In May 1997, the television association in the Czech Republic launched an initiative to gather data automatically on television viewing statistics. Metering devices commonly known as "people meters" have been placed in a representative number of television homes and the data collected is distributed to interested parties. The Company believes that the availability of detailed data on viewing patterns will increase future advertising expenditures.

      The Council for Radio and Television Broadcasting in the Czech Republic (the "Czech Radio and Television Council") and the Act on the Operation of Radio and Television Broadcasting make certain distinctions between private and public broadcasters. For example, private broadcasters, such as CNTS, are permitted to interrupt programming with advertising, while public broadcasters may not. Galaxie TV is a private broadcaster.

      Slovak Republic

      According to the Slovak Information Agency, "Watching television is surely the number one free-time activity in Slovakia. With a total of l,840,000 households, there are over l,820,000 TV sets, which means that 98% of the country's inhabitants have at least one television receiver, 88 percent of them color. An average daily audience is around 60 percent, while 27 percent of the adult population watches several programs weekly. A very popular show will attract 75 percent of viewers."

      Television was first broadcast in the former Czechoslovakia in l953, in Slovakia itself from l956 when the Bratislava studio went on the air. Regional studios were opened in l962 in Kosice in eastern Slovakia, and in Banska Bystrica in l991, all under the umbrella of Czechoslovak Television. Following the l968 formation of the Czechoslovak Federation, the second channel was designed to carry more regional (i.e. Slovak) programs, but this goal was not attained until after the fall of Communism. Color broadcasting began in l970 and was made standard in l973, using the SECAM system.

      Programming is required to be consistent with the Slovak Constitution and not promote violence, hate, intolerance, or immoral behavior or intentionally use indecent language. In addition, the news may not be sponsored and news staff may not appear in advertisements; tobacco advertising is prohibited; advertising for children or in which children perform and which promotes behavior endangering the health, psychological or moral development of children is prohibited; and advertising which endangers the viewer's morality, health, safety and environmental protection are also prohibited. The advertisement of beer is permitted; however, advertisement of other alcoholic beverage remains prohibited. There are also restrictions on the frequency of advertising breaks within a program.

Employees

       As of December 31, 1997, the Company had three executive officers and a central staff of 33 full-time employees, consisting of 21 in production and in programming, six in sales and six in finance and administration. None of the Company's employees are covered by a collective bargaining agreement. The Company also employs from time to time, on an as-needed basis, additional temporary personnel drawn from a pool of approximately 61 production professionals, such as directors, camera or lighting operators, and engineers and 19 dubbing and voice over professionals. The Company believes that its relations with its employees are good. Studio 2 Kft. has 11 employees.

       In April 1998, the Sziv operations were integrated into the operations of MSAT at the Company's headquarters location. The Company currently has approximately 12 more employees than at December 31, 1997 of which six formerly worked with Sziv. The other Global operations have no employees.

Property

       The Company entered into a five year lease as of July 1, 1996 for approximately 12,000 square feet on four floors at 1118 Budapest, Kelenhegyi ut 39, Hungary at a rental fee of $144,000 per year plus a 25% VAT and maintenance fees. The Company may terminate the lease on six months notice. The Company is using the third floor for its executive offices, the second floor for sales and other offices, the first floor as a broadcast studio and offices for the production group and the basement floor for archives, and an editing suite. The basement floor also houses the master control.

       Studio 2 Kft leases its offices from a company owned by the Chairman of the Board on a month-to-month basis for a monthly rent of $2,800.

       Both MSAT and Sziv lease transponder space on the Amos 1 satellite through contracts with Antenna

Hungaria, and the Company leases transponder space on the Astra 1E satellite through a contract with Orion Atlantic.

       Sziv owns fixed assets (primarily broadcasting equipment) with a book value as of December 31, 1997 of $370,764.

       In January 1998, the Company signed a five-year lease with EuroWeb International Inc., an affiliate of the Chairman of the Board, at a monthly rent of $6,481. The payments are for the rental of four apartments in a 14-unit modern apartment building next to the offices of the Company. The President, the Chief Operating Officer and the General Manager of the station use these apartments. A fourth apartment is for use by consultants and business visitors to the Company. In April 1998, the entire 14-unit building was leased to an independent company. The Company is in contact with the new lessee about subleasing additional space. The marketing department for the Company has moved into the building and will pay rent at the same per-square-meter cost as reflected in the first four apartments. It is anticipated that most, if not all, of the other space in the building will be used by the Company or by others that do business with the Company.

Legal Proceedings

    License Proceeding
       TV 3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license, applied to the Ministry of Culture to overturn the grant of the A3 license to the Licensees and NAP TV made on March 29, 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee were acting, it would also have granted the licenses to the Licensees and to NAP TV. TV 3 thereafter instituted a legal action on December 1, 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a hearing held on December 1, 1994, the Municipal Court ordered the Ministry to follow prescribed procedures and make a new decision. The Ministry appealed this decision to the Appeals Court of Budapest. On April 25, 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and the Licensees may operate in accordance with the terms of the licenses. On November 6, 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at that hearing). The Appeals Court ruled that the only issue to be decided by the Metropolitan Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending a final determination by the Ministry committee. In its ruling dated June 24, 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV 3 has requested a review of this matter, which is currently pending. If this ruling is overturned, this would have no adverse effect on the Company's ability to continue broadcasting because the Company began broadcasting under a new contract, granted by Antenna Hungaria, on a new AM Micro channel in September 1997.

    Subsidiary receivership

     In November 1997, the Company was notified by the Capital Court of Budapest that one of its non-operating subsidiaries, HBC Kft, had been placed in receivership due to the failure to pay an interest penalty of twenty-five ($25) dollars. The Company had previously paid a nominal judgment. The

Company's Hungarian operating subsidiary, HBC Rt., paid this penalty interest and has agreed to pay any remaining debt in HBC Kft. The Company expects that the receivership of HBC Kft will be ended shortly. This event has had no material impact on the operations or financial condition of the Company.

   Listing Requirements

      The Company is aware that, as of February 22, 1998, the listing requirements for the NASDAQ Small Cap market were raised. In response to an inquiry from the NASDAQ regarding compliance with such raised listing requirements, the Company provided additional information to the NASDAQ. On May 4, 1998, the Company was notified by the NASDAQ in writing that the Company was in compliance with its listing requirements.

      Relative to the acquisition of Global Television Networks, Inc. on January 5, 1998, the Company filed an initial Form 8K with the Securities and Exchange Commission ("SEC"). As permitted by relevant regulations, this initial filing did not include all required financial data related to the companies acquired. Such data should have been filed no later than March 20, 1998 but, due to difficulties in compiling the relevant data, this deadline could not be met. Furthermore, NASDAQ has requested the Company to provide other data related to documents previously filed by the Company. On June 3, 1998 the Company filed the required additional information with the SEC in an amendment to Form 8K. The Company, with its attorneys, is working with the SEC and the NASDAQ to ensure that all filing and listing requirements are fully complied with. The Company believes that it will satisfactorily resolve the remaining issues, if any, with the SEC and with the NASDAQ.

                                   MANAGEMENT

Executive Officers and Directors of the Company

      As of May 15, 1998, the directors and executive officers of the Company were:

Name                     Age    Position
----                     ---    --------
Offer Assis              36     President, Chief Executive Officer, and Director

Peter E. Klenner         39     Chairman of the Board and Director

Shai Bar-Lavi            39     Chief Operating Officer and Director

James H. Season          54     Chief Financial Officer, Treasurer and Director

Frederick E. Smithline   66     Director

Ronald Scott Moss        40     Secretary

      Offer Assis has served as President, Chief Executive Officer and director of the Company since January 5, 1998. From 1997 to 1998 Mr. Assis was President and Chief Executive Officer of Global Television Networks, Inc., a New York based television programming distributor operating in Russia, Vienna and Amsterdam. Mr. Assis was previously a principal in a number of businesses involving television and film production, television subscription channels, telecommunications and the Internet. From 1984 to 1993 Mr. Assis was President and Chief Executive Officer of M.D.S. Stores, Inc., a children's wear retail chain. Mr. Assis attended Tel Aviv University. He devotes his full time to the affairs of the Company.

      Peter E. Klenner is Chairman of the Board of Directors. He previously also served as President and Chief Executive Officer since the Company's inception in 1994. Mr. Klenner is President and Chief Executive Officer of Central European Satellite Corp. since January 1, 1998. Mr. Klenner has also served as President, Chief Executive Officer and a director of Hungarian Teleconstruct Corp. ("Teleconstruct"), a publicly traded construction corporation from 1993 to October 1996. In February 1992, Mr. Klenner founded Hungarian Telephone and Cable Corp. ("HTCC"), an owner of local telephone exchanges, and served as President, Chief Executive Officer, and Chief Financial Officer from February 1992 until May 1995. From June 1991 to May 1992 he served as Chairman of the Board of Montavid Engineering AG, a Budapest based building and engineering firm. Mr. Klenner attended the University of Munich.

      Shai Bar-Lavi has served as Chief Operating Officer and director of the Company since January 5, 1998. From 1991 to 1998 Mr. Bar-Lavi was President of Top-Line Communications, Inc., a television production company in New York City. He devotes his full time to the affairs of the Company.

      James H. Season was appointed Chief Financial Officer in August 1996. He was elected a director and appointed Treasurer in April 1997. Mr. Season was managing director of RHL Management Group, Inc. from 1990 to August 1996, which was engaged in financial consulting. From 1986 to 1990, Mr. Season was a Group Vice President and Chief Investment Officer of Golodetz Trading Corporation, an international trading firm. Prior to 1986, Mr. Season was a Managing Director of Chase Manhattan Bank, N.A. He also serves as a director of Hungarian Telephone and Cable Corp. Mr. Season holds a J.D. degree from the University of Virginia and an M.B.A. from the University of Michigan. Mr. Season devotes his full time to the affairs of the Company.

      Frederick E. Smithline was elected a director on January 5, 1998. He has practiced law in New York since 1957 and has been an associate and a partner in several New York City law firms, specializing in corporate and finance law. He is currently Chairman of the Board of Directors of DVL Corporation, a publicly-traded real estate company, a founding shareholder of International Isotopes, a publicly-traded company, director of Robin Medical, Inc., a heart device monitoring company. Mr. Smithline is a graduate of New York University and The Harvard Law School.

      Ronald Scott Moss was appointed Secretary in April 1997. From 1994 to 1997, Mr. Moss was General Counsel to Integrated Media, Inc., an Internet applications developer in New York City. From 1993 to 1994, he was a consultant to the Motorola Software Group in Beijing, China. From 1988 to 1993, he was General Counsel to Total Solutions. Inc., a computer-aided-design services company in New York City. Mr. Moss graduated from the University of Miami School of Law and is admitted to practice in New York and Florida. Mr. Moss devotes substantially all his time to the affairs of the Company.

      Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. Officers do not receive any compensation for serving as directors.

Executive Compensation
----------------------

      Prior to January 1996, no officer or director received any compensation from the Company.

      The following table sets forth the compensation earned by or paid to the officers and directors of the Company for the calendar years 1997, 1996 and 1995:

Name and Principal Position                     Year        Salary      Options
---------------------------                     ----        ------      -------
Peter E. Klenner, Chairman, President, CEO      1997       $122,500      ---*
     and Director                               1996        120,000      95,000
                                                1995        ---          50,000

James H. Season, Treasurer and Director         1997         96,000      20,000
                                                1996         49,000      ---
                                                1995        ---          ---

Ronald Scott Moss, Secretary                    1997         72,000      20,000
                                                1996        ---          ---
                                                1995        ---          ---


* Excludes 100,000 Common Stock Purchase Warrants received for a $300,000 loan commitment to the Company.

      In July 1995, the Company entered into a five-year employment agreement with Peter E. Klenner, effective January 1, 1996, providing for a monthly salary of $10,000. He is entitled to receive reimbursement of ordinary and necessary business expenses. Beginning December 1, 1997, Mr. Klenner's salary was increased to $12,500 per month.

      In August 1996, the Company retained James H. Season as its Chief Financial Officer. In April 1997, he became Treasurer. He is receiving a fee of $8,000 per month on a month to month basis plus living expenses. In January 1998, Mr. Season's salary was increased to $10,000 per month and he was issued 30,000 unregistered shares of the Company's Common Stock.

      In April 1997, the Company retained Ronald Scott Moss as a consultant for a fee of $6,000 per month for a period of two years. He is entitled to receive reimbursement of ordinary and necessary business expenses. In December 1997 Mr. Moss' fee was increased to $8,000 per month and the term of his agreement extended to five years. In May 1998 Mr. Moss' fee was increased to $10,000 per month. Mr. Moss has options to purchase 100,000 shares of the Company's Common Stock at a price of $5.00 per share.

      In January 1998, the Company entered into an employment agreement with Offer Assis, whereby Mr. Assis agreed to serve as President and Chief Executive Officer of the Company, for a salary of $300,000 per year until January 2, 2000, and which granted Mr. Assis a signing bonus consisting of 2.4 million five-year warrants to purchase shares of the Company's common stock for a price of $10.00 per share.

      In January 1998, the Company entered into an employment agreement with Shai Bar-Lavi, whereby Mr. Bar-Lavi agreed to serve as Chief Operating Officer of the Company, for a salary of $300,000 per year until January 2, 2000, and which granted Mr. Bar-Lavi a signing bonus consisting of 360,000 five-year warrants to purchase shares of the Company's common stock for a price of $10.00 per share.

      In January 1998, the Company entered into a consulting agreement with Frederick E. Smithline, whereby Mr. Smithline will be paid $150,000 per year until January 2, 2000, and which granted Mr. Smithline a signing bonus consisting of 180,000 five-year warrants to purchase shares of the Company's common stock for a price of $10.00 per share.

Limitation of Liability for Directors

      The Company's Certificate of Incorporation provides that its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders as a director except in the case of (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of dividends or approvals of stock repurchases or redemptions that are unlawful under Delaware law, or (iv) any transactions from which the directors derived an improper personal benefit. Currently under Delaware law, such provisions do not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of relief will remain available under Delaware law. This provision does not affect a director's responsibilities under federal securities laws. Pursuant to the Company's Certificate of Incorporation, current and former directors and officers are indemnified to the maximum extent permitted, from time to time, by the Delaware General Corporation Law.

      In addition, the By-laws of the Company provide that the Company shall indemnify any and all of its Directors and Officers or former Directors and Officers or any person who may have served at its request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Directors or a Director or Officer of the Company, or such other corporation, except, in relation to matters as to which any such Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Option Plan

      In 1994, the Company adopted a Stock Option Plan (the "Plan"). An aggregate of 350,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that incentive and non-qualified options may be granted to officers, employees, directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan is administered by the Board of Directors. The Board of Directors determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

      Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding Common Stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the date of the grant and the exercise term may not exceed five years. The aggregate fair market value of Common Stock (determined at the date of grant) for which any employee may exercise incentive options in any calendar year may not exceed $100,000. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying Common Stock on the date of the grant. Options to purchase an aggregate of 348,500 shares of Common Stock have been granted and are outstanding under the Plan. Options for 181,000 shares of common stock are exercisable at $5 per share and the other options are exercisable at prices between $5 and $6 per share.

      The Company also granted an option to Mr. Robert Genova, former Chairman of the Board, for 40,000 shares of Common Stock, which option expired upon his leaving the Company. Mr. Genova acts as a consultant to the Company at a monthly fee of $3,000 ending December 31,1998.

      The following table sets forth information regarding exercised options and the value of unexercised options held by the former President of the Company as of December 31, 1997:

                                                                                        Value of
                                                Number of Securities                  In-the-Money
                                               Underlying Unexercised          Options at Fiscal Period
Name                     Shares Acquired              Options                    at Fiscal Period End
-------------------------------------------------------------------------------------------------------
December 31, 1997
-----------------
Peter E. Klenner               ---                    145,000*                        $217,500

-------------------------
* Excludes 100,000 Common Stock Purchase Warrants received as a commitment fee for a $300,000 loan facility to the Company.

      The Company has no pension or profit sharing plan. The Company has not obtained any key-man life insurance covering the life of Mr. Assis or any of its other officers.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect to the beneficial ownership of the Common Stock as of April 3, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each director of the Company; and (iii) all directors and officers as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name:

Name and Address                                             Shares Beneficially Owned
----------------                                             -------------------------
                                                            Number               Percent
                                                            ------               -------
Offer Assis (3)                                           4,700,000              45.19%
Kelenhegyi ut. 39
Budapest, Hungary
Shai Bar-Lavi (3)                                           660,000               7.89%
Kelenhegyi ut. 39
Budapest, Hungary
Frederick E. Smithline (3)                                  330,000               4.03%
250 Park Avenue
New York, New York
Peter E. Klenner (1)(2)                                     275,266               3.43%
Kelenhegyi ut. 39
Budapest, Hungary
Ronald Scott Moss (2)                                       100,000               1.23%
445 Park Avenue
New York, NY 10022
All officers and directors as a group (5 persons)(2)      6,065,266              54.87%

---------------------------------------------------------------------------------------

(1) Mr. Klenner may be deemed to be a "promoter" or "parent" of the Company, as those terms are defined in the rules and regulations as adopted under the Securities Act of 1933, as amended.
(2) Messrs. Klenner and Moss, the Company's Secretary, hold options for 12,000 and 100,000 shares, respectively. Such options are presently exercisable and, accordingly, such shares are included in this table.
(3) Messrs. Assis, Bar-Lavi and Smithline hold options to purchase options for 2,400,000, 360,000 and 180,000 shares, respectively. Such options are presently exercisable at $10.00 per share, and, accordingly, such shares are included in this table. Messrs. Assis, Bar-Lavi and Smithline have ownership interests in shares held in escrow of 1,150,000, 150,000 and 75,000 shares, respectively. These shares are to be released from escrow only if the price of the Company's common stock exceeds $10.00 per share, if the Company earns $0.50 per share or if Global, excluding Sziv, is sold for at least $10 million. Such shares are therefore excluded from this table.

                              CERTAIN TRANSACTIONS

            The Company maintains a policy of not entering into any transaction with any officer, director, principal stockholder or affiliate of the Company, unless such transaction is approved by a resolution of at least a majority of the non-interested members of the Board of Directors of the Company. Any transaction with an affiliate will be on terms no less favorable to the Company than could be obtained from an independent third party. The Company believes that all previous transactions with affiliates were on terms no less favorable to the Company than could be obtained from an independent party.

            On September 14, 1994, the Company sold 480,000 shares to Peter E. Klenner, the President of the Company for $4,800 ($.01 per share); 320,000 shares to Robert Genova, formerly Chairman of the Board for $3,200 ($.01 per share); and 50,000 shares to Frank R. Cohen, Secretary, Treasurer, Director and Counsel to the Company for $500 ($.01 per share) for an aggregate of $8,500.

            In December 1994 and March 1995, the Company borrowed $800,000 from Hungarian Teleconstruct Corp. ("HTEL"), an affiliate of the Chairman of the Board, at 6% per annum interest. Fifty percent of the loan was repaid in January 1996. As an additional consideration, the Company issued 100,000 shares of its Common Stock to HTEL and granted HTEL an option to purchase 150,000 additional shares of Common Stock at $3 per share. HTEL exercised its option to purchase 150,000 additional shares in March 1995.

            In February 1996, the Company licensed, for $750,000, the exclusive rights to programming for MSAT for the period April through December 1996 from Power Television Limited ("Power TV"), a company owned by Justin Bodle, then one of the Company's directors. The programming included rights to the TV series "Beauty and the Beast," "Sirens," "Pacific Blue," "Benny Hill Show" and others. In July 1996, the Company agreed to license for $1,378,000 the exclusive rights to programming for the period October 1, 1996 through December 31, 1997 from Power TV. The programming included rights to such series as "LA Law," "Murder One," "Cops" and "Homicide." In October 1997, the Company contracted for programming with Power TV for the period January 1, 1998 through June 30, 1998 at a cost of $467,500.

            In October 1996, in order to provide working capital to the Company, Mr. Klenner loaned the Company $200,000 at bank interest rates and Mr. Bodle deferred payments for the programming. In consideration of the foregoing, Messrs. Klenner and Bodle were granted options to purchase 95,000 and 40,000 shares, respectively, from the Company's 1994 Stock Option Plan exercisable at $5 per share, which was the closing price of the shares of Common Stock on the date of grant.

            In addition to the $200,000 loan made in October, 1996, Mr. Klenner had previously made loans from time to time to the Company for general working capital purposes, which aggregated $165,000 at December 31, 1996 (in addition to the loan mentioned above). These loans were repaid in February 1997.

            In July 1997, the Company agreed to issue 173,266 shares of unregistered common stock with a fair market value of $605,368 to M&A Management Kft ("M&A"), a company wholly owned by Peter Klenner, in exchange for cancellation a debt of $454,822 owed by the Company to M&A, resulting in an extraordinary loss of $151,449 from the early retirement of debt.

            In July 1997, James Season, the Company's Chief Financial Officer, and Beatrix Bedo, the Company's Chief Accountant, were awarded options to purchase 20,000 and 10,000 shares, respectively, of the Company's Common Stock at a price of $3.50 per share.

            In November 1997, the Company entered into an agreement with M&A whereby M&A agreed to provide a loan facility of up to $300,000 to the Company at an interest rate of 2% over LIBOR and due December 31, 1998. The Company paid M&A a commitment fee consisting of 100,000 of the Company's Common Stock Purchase Warrants exercisable at $6.00 per share. In October, November and December 1997, M&A advanced $250,000 to the Company and an additional $25,000 to Studio 2 Kft pursuant to this loan commitment. These advances were used to fund operations. The loan was repaid in June 1998.

            In November 1997, the Company transferred its right to participate in a joint venture with plans to launch a communications satellite to serve Central Europe to Central European Satellite Corp. ("CESAT") in exchange for 4.0 million shares in that company. This company is controlled by the Company's Chairman of the Board. All but 70,778 of these shares of common stock of CESAT were then distributed on a one-for-one basis to stockholders of record of the Company as of December 31, 1997.

            The former owners/executives of Global, who are now the senior operating management of the Company, also own Top-Line Communications, Inc. ("Top-Line"), a television production studio in New York. As part of the due diligence in the sale of Global to the Company, Top-Line financed certain expenses including travel and lodging for persons associated with the Global--Hungarian Broadcasting transaction, including the investigation of broadcasting opportunities elsewhere in Europe. The Company agreed to reimburse Top-Line for expenditure made in the due diligence process only if the Company purchased Global. After the closing, Top-Line was reimbursed $54,300 for these expenses. In addition, approximately $73,200 of legal expenses incurred by the sellers has been be paid by the Company. Top- Line has continued to advance expenses directly related to the Company's activities.

            In January 1998, the Company entered an agreement with Top Line Communications, Inc. ("Top Line"), a company owned by the Chief Operating Officer of the Company, to reimburse Top Line for certain expenses had been incurred on behalf of the Company and to hire Top Line to perform certain consulting services for the Company at a rate of $60,000 per month, including Mr. Bar-Lavi's salary of $25,000 per month.

            In January 1998, the Company signed a five-year lease with EuroWeb International Inc., a related party, at a monthly rent of $6,481. The payments are for the rental of four apartments in a 14-unit modern apartment building next to the offices of the Company. These apartments are used by the President, the Chief Operating Officer and the General Manager of the station. A fourth apartment is for use by consultants and business visitors to the Company. In April 1998, the entire 15-unit building was leased to an independent company. The Company is in contact with the new lessee about subleasing additional space. The marketing department for the Company has moved into the building and will pay rent at the same per-square-meter cost as reflected in the first four apartments. It is anticipated that most, if not all, of the other space in the building will be used by the Company or by others that do business with the Company. The Company believes that the rental charges are no higher than the costs for comparable facilities.

            In December 1995, three of the Company's officers contributed stock to the Company for no consideration at the demand of Coleman Securities, Inc. ("Coleman") which was then attempting an offering of the Company's securities. In January 1998, the Company agreed to reimburse these founders and former officers for a portion of their losses suffered as a result of the failure of Coleman to complete a firm commitment underwriting (the "Founder's Agreement"). The Company has an action pending against Coleman in the Supreme Court of the State of New York to recover damages from the aborted underwriting. The founders voluntarily cancelled 220,000 of their shares for no compensation to permit the Company to successfully complete its initial public offering with another underwriter at $5 per share. The Company has settled with one of these founders, Peter E. Klenner to give him $500,000 of credit toward his purchase of studio 2 Kft. See "Certain Transactions." With respect to the other two founders, the Company has an oral agreement to pay them $300,000 in stock in full settlement of their claims. Should, prior to June 1, 1999, the Company settle with Coleman and Company Securities Corp. For more than a net of $500,000, the Company will give an option to the two founders to exchange their stock for a $300,000 cash payment. If on June 1, 1999, the Coleman litigation has not been settled or has been settled for less than $500,000 and if the market value of the Company's common stock is less than the price when the Board of Directors approves the above transaction, additional share will be issued to give the transaction a value of $300,000.

        Pursuant to the Reorganization Agreement with Global, the Company entered into three-year employment or consulting agreements (the "Employment Agreements") with five owners/executives/consultants of Global. Total payments under these contracts will be $2.34 million. In addition, these employees/consultants received 3.0 million five-year options exercisable into common shares in the Company at $10 per share. Offer Assis ("Assis") and Shai Bar-Lavi ("Bar-Lavi"), who each became directors of the Company and were appointed Chief Executive Officer and Chief Operating Officer, respectively.

      Pursuant to the Reorganization Agreement, the Company also entered into a Registration Rights Agreement (the "Registration Rights Agreement") giving the Global stockholders the right, starting 24 months after the closing of the Reorganization Agreement, to require the Company to register the shares granted to them thereunder with the Securities and Exchange Commission.

      In a transaction related to the acquisition of Global, Global agreed to allow Peter Klenner, former President, and director, of the Company, to put to Global 300,000 common shares that he owned in the Company at a price of $7.50 per share on or after December 31, 1998. Upon the acquisition of Global by the Company, the Company assumed this put obligation.

      Immediately after the acquisition of Global, the Company accepted the resignation of Justin Bodle as a director. Offer Assis, Shai Bar-Lavi, Ami Shafrir and Fred Smithline were elected directors. Mr. Klenner was elected Chairman of the Board, Mr. Assis was elected President and Chief Executive Officer and Shai Bar-Lavi was elected Chief Operating Officer. In April 1998, Mr. Shafrir resigned as a director.

      In January 1998, the Company entered into a five-year employment agreement with its general counsel and Secretary. Total payments will be $480,000 plus 100,000 five-year options exercisable into common shares in the Company at $5.00 per share.

      In January 1998, the Company entered a consulting agreement with Tibro Corporation ("Tibro") to provide consultation services to the Company for a period of five years at a rate of $10,000 per month and 125,000 shares of the Company's common stock and warrants to purchase 50,000 shares of the Company's common stock at a price of $10.00 per share, plus an additional 20,000 shares of common stock, up to a total of 105,000 shares, for each year Tibro is engaged by the Company, all such shares to be held by the Company in escrow to be released only upon Tibro remaining with the Company for the full five-year term of the agreement.

      In March 1998, the Company retained hiring Avastar Media ("Avastar") and Ruder Finn to provide investor relations services for the Company at a rate of $8,000 per month and options to were granted to Avastar purchase 20,000 shares of the Company's Common Stock at a price of $5.00 per share, 1/12 of said options to vest each month during the term of the agreement.

      In April 1997, the Company purchased Studio 2 Kft, a Budapest-based animation studio. The Company is currently producing a feature length animation movie, Mishy and Mushy. In June 1998, the Company sold its interest in Studio 2 to Peter E. Klenner, the Company's Chairman of the Board, in exchange for cancellation of an option held by Mr. Klenner to put, prior to September 31, 1998, to the Company 100,000 shares of the Company's Common Stock at a price $7.50, transfer to the Company by Klenner of 27,000 shares of the Company's Common Stock, and an agreement that in the event Studio was taken public and valued at more than $1.5 million, the Company would receive 20% of the shares of Studio held by Mr. Klenner. In addition, Mr. Klenner surrendered his rights under the Founders Agreement.

                            DESCRIPTION OF SECURITIES

       The Company's authorized capitalization consists of 15,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share, which may be issued in one or more series. As of the date of this Prospectus, the Company had 8,000,372 shares of Common Stock, 22,830 Series A Preferred Stock and 12 Series B Preferred Stock outstanding. The following is a summary description of the Common Stock, Common Stock Purchase Warrants and Preferred Shares. All securities are qualified in their entirety by reference to the Company's Certificate of Incorporation, as amended.

Common Stock

       The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to stockholders after payments to creditors and after paying or providing for any liquidation preferences to the Preferred Stock. There are no conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock, and stockholders have no preemptive rights to acquire shares of Common Stock issued by the Company in the future. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Preferred Stock

       Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of Preferred Stock will have such voting powers, if any, preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

       Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without Stockholder action, Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Preferred Shares, the publicly held Warrants and the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

Series A Convertible Cumulative Preferred Stock

       The Board of Directors has filed a Certificate of Designation designating 1,000,000 shares of

Preferred Stock as "Series A Convertible Cumulative Preferred Stock" (the "Series A Preferred Stock") with the following rights, preferences and privileges:

       Conversion. Unless previously redeemed by the Company, the holders of the Series A Preferred Stock are entitled to convert each Series A Preferred Share into two (2) shares of Common Stock subject to adjustment as described below. In lieu of issuing fractional shares upon conversion, the Company may pay an equivalent amount in cash. No adjustment for dividends will be made on conversion of any Series A Preferred Stock. Accordingly, accrued dividends will not be paid on a Series A Preferred Share if it is converted between a dividend payment date and the next record date for dividend payments. If any holder surrenders a Series A Preferred Share for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend date will be paid to the registered holder of such share on such record date. In the case of Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the redemption date.

       The conversion rate is subject to adjustment upon the occurrence of certain events, including the issuance of stock of the Company as a dividend or distribution on the Common Stock but not as dividends on the Preferred Shares; sub-divisions and combinations of Common Stock; certain reclassifications, consolidations, mergers and sales of property of the Company; the issuance to all holders of Common Stock of certain rights or warrants; and the distribution to all holders of Common Stock of evidence of indebtedness of the Company or of assets (excluding cash dividends or distributions from retained earnings). Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

       Dividends. Each Series A Preferred Share is entitled to cumulative annual dividends of $1.20 payable on September 15 of each year commencing September 15, 1997. Unpaid dividends will accumulate and be payable prior to the payment of dividends on the Common Stock. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. Shares used for such purpose will be valued at the average closing bid price during the ten trading days ending on the tenth day before the dividend payment date, subject to certain conditions. For the foreseeable future, the Company expects to make dividend payments on the Series A Preferred Stock in shares of Common Stock.

       Redemption. The Series A Preferred Stock are redeemable at the option of the Company, on not less than 30 days' written notice to registered holders at the redemption price of $12 per share plus accumulated dividends, provided the Company may not redeem the Series A Preferred Stock unless the closing price of the Common Stock equals or exceeds $10 per share for at least 20 of the 30 consecutive trading days ending within five trading days prior to the date the redemption notice is mailed.

       Voting Rights. Series A Preferred Stock are entitled to one vote per share voting together with the Common Stock as one class, except as otherwise provided by the Delaware General Corporation Law provided, however, that if dividends payable on the Series A Preferred Stock shall have been unpaid for two dividend periods, the holders of the Preferred Shares, voting as a class, shall be entitled to elect two directors to the Board of Directors.

       Preference on Liquidation. Series A Preferred Stock will be entitled to a preference on liquidation equal to $10 per share, plus accumulated unpaid dividends.

       No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Series A Preferred Stock through the operation of a sinking fund.

Series B Convertible Preferred Stock

      The Board of Directors has filed a Certificate of Designation designating 16 shares of Preferred Stock as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"), of which 12 shares are issued and outstanding and the Company has the right to require three investors to purchase the remaining four authorized Shares for $2,000,000 subject to certain conditions. See "Management's Discussion and Analysis - Liquidity and Capital Resources May 1998 Private Placement" The Series B Preferred Stock have the following rights, preferences and privileges:

      Conversion. The shares of Series B Preferred Stock are convertible, starting 120 days after the Closing (May 4, 1998) or upon the date of this prospectus, whichever is sooner, in whole or in part, at the option of the holder thereof and upon notice to the Company, into a number of shares of Common stock equal to the Stated Value of such share or shares of Series B Convertible Preferred Stock ($500,000) divided by the lesser of:

                        (i) 85% of the average closing bid price of the Common Stock for the fifteen consecutive trading days prior to the trading day on which a notice of conversion is received by the Company (the "Average Closing Price"), as reported by the Nasdaq SmallCap Market or NASDAQ Electronic Bulletin Board during the period of fifteen trading days immediately preceding the date of conversion (the "Conversion Date"), or

                        (ii) 130% of the closing market bid price of the Common Stock over the ten consecutive trading days prior to the date of closing of the sale of the Series B Convertible Preferred Stock (the "Original Issuance Date") (May 4, 1998, which price was $7.00 per share (the "Conversion Price").

                        However, in the event that as of any Conversion Date the average closing bid price of the Company's Common Stock is $4.00 per share or less (the "Conversion Limitation"), the Conversion Price for any conversions will be the closing bid price on the day prior to the trading day on which the conversion notice is received by the Company. Provided that, holders converting at the Conversion Limitation shall receive three-year warrants to purchase such number of shares of the Company's Common Stock, at a price equal to 101% of the Average Closing Price on the date of such conversion, equal to 15% of the value of Series B Convertible Preferred Stock converted, divided by the Average Closing Price on the date of such conversion.

       Dividends. The holders of shares of Series B Convertible Preferred Stock are entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock in any fiscal year of the Company, only when, as and if declared by the Board of Directors of the Company out of the funds legally available for that purpose, dividends, which shall accrue and be payable semi-annually, in cash or Common Stock, at the option of the Board of Directors of the Company. The dividends shall accrue in an amount equal to six (6%) percent per annum of the Stated Value of the shares of Series B Convertible Preferred Stock outstanding on the last day of each fiscal half-year of the Company (June 30 and December 31). If the Company exercises its option to pay a dividend in shares of Common Stock, the number of shares which the holder will receive shall be computed by dividing the Dividend Amount by the closing bid price of a share of the Common Stock on the last day of the half-year in which the dividend accrued.

        Redemption. At any time, and from time to time, on and after the expiration of certain restrictions on conversion, the Company may, but is not obligated to, redeem in cash, in whole or in part, the then issued and outstanding shares of Series B Convertible Preferred Stock, at a rate of 120% of the purchase price of the Series B Convertible Preferred Stock, plus any accrued but unpaid dividends, subject to certain adjustments.

       Voting Rights. Shares of Series B Preferred Stock are not entitled to vote.

       Preference on Liquidation. Series B Preferred Stock will be entitled to a preference on liquidation equal to $500,000 per share (the "Stated Value"), plus accumulated unpaid dividends.

       No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Series B Preferred Stock through the operation of a sinking fund.

Common Stock Purchase Warrants

       The Company has outstanding 2,376,110 Common Stock Purchase Warrants (the "Warrants"). Each Warrant entitles the holder to purchase until December 20, 2000 one share of Common Stock at an exercise price of $6.00. The Warrants are subject to redemption by the Company at any time after April 20, 1997 on 30 days notice at $.25 per Warrant provided that the closing sale price, or if none, the closing bid price of the Common Stock is $8.50 per share on at least 20 days of the 30 trading days ending within 15 days of the date on which the notice of redemption is mailed. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

       The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers and consolidations. No adjustment exists for the issuance of shares of Common Stock, among other circumstances, upon exercise of any of the Warrants or options granted under any stock option plan. The Company is not required to issue fractional shares. The holder of a Warrant does not possess any rights as a stockholder of the Company unless he exercises his Warrant and obtains Common Stock. The Warrants have been issued in registered form under a Warrant Agreement dated as of December 20, 1995 and amended by agreement dated as of February 5, 1997 between the Company and American Stock Transfer & Trust Company as Warrant Agent. The shares of Common Stock issued upon exercise of a Warrant will be fully paid and non-assessable. A Warrant may be exercised upon the surrender of a duly completed warrant certificate on or prior to its expiration, accompanied by cash or certified bank check for the exercise price.

Registration Rights

        Pursuant to the acquisition of Global, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") giving the Global stockholders the right, starting 24 months after the closing of the Reorganization Agreement, to require the Company to register the shares granted to them thereunder with the Securities and Exchange Commission.

        Pursuant to the issuance of the Series B Preferred Stock, the Company entered into a Registration Rights Agreement requiring the Company to register with the Securities and Exchange Commission the shares of Common Stock into which the Series B Preferred Stock is convertible.

Transfer Agent

       The transfer agent for the Common Stock, the Warrants and for the Series A Preferred Stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

Reports to Stockholders

            The Company furnishes its Stockholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and other reports as it determines or is required by law.

                         SHARES ELIGIBLE FOR FUTURE SALE

            The Company has 6,670,372 shares of Common Stock outstanding as of the date of this prospectus, of which 3,489,291 shares are not freely transferable as being "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, as reported by all national securities exchanges on which the Common Stock is traded and/or the automated quotation system of a registered securities association. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of such 3,489,291 restricted shares, the holders of 2,500,000 shares have entered into agreements not to sell or transfer such shares prior to January 5, 2000. The possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities."

                              PLAN OF DISTRIBUTION

            The Common Stock issuable upon exercise of the Warrants is being offered directly by the Company pursuant to the terms of the Warrant Agreement. A Warrant holder who desires to exercise any Warrants should execute the Subscription Form on the Warrant certificate and submit it, together with a check for the appropriate amount made payable to "Hungarian Broadcasting Corp." to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

            The Common Stock issuable upon conversion of the Series A and Series B Preferred Stock may be resold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions, unless acquired by an affiliate of the Company.

Warrant Solicitation Fee

            In connection with its initial public offering of securities in 1995, the Company entered into an underwriting agreement (the "Underwriting Agreement") with J.W. Barclay & Co., Inc. ("Barclay"), pursuant to which Barclay acted as the Underwriter for the Company's offer and sale of 1,150,000 shares of Common Stock and 1,610,000 Common Stock Purchase Warrants.

            The Underwriting Agreement provides that upon the exercise of any Warrants after April 20, 1997, the Company may, to the extent permitted by applicable law and the rules of the Securities and Exchange Commission and the NASD, pay Barclay a fee of up to 10% of the aggregate exercise price if: (i) the market price of the Common Stock on the date each Warrant is exercised is greater than the then exercise price of such Warrants; (ii) the exercise of such Warrant was solicited by a member of the NASD; (iii) such Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of such Warrants, and (v) the solicitation of such Warrant was not in violation of Rule l0b-6 promulgated under the 1934 Act. In addition, unless an exemption by the Commission is granted from the provisions of Regulation M, Barclay will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Regulation M (two business days before the solicitation of the exercise of any Warrants) until the latter of: (i) the termination of such solicitation activity; or (ii) the termination by waiver or otherwise of any right Barclay may have to receive a fee for the exercise of the Warrants following such solicitations.

                                  LEGAL MATTERS

        Certain legal matters have been passed upon by for the Company by Ronald Scott Moss, Esq., 445 Park Avenue, New York, New York 10022. Ronald Scott Moss is Secretary of the Company. He holds options to purchase 100,000 shares of the Company's Common Stock.

                                     EXPERTS

        The consolidated balance sheets of Hungarian Broadcasting Corp. and its subsidiaries (the "Company") as of December 31,1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the six month period ended December 31, 1996 and the year ended June 30, 1996 appearing in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

        The discussion contained in the Prospectus under the headings "Business," and "Dividends" relating to Hungarian laws and conditions and the legal proceedings involving the broadcast licenses have been reviewed by the law firm of Lendvai & Nyiri, of Budapest, Hungary, Hungarian special counsel to the Company.

                              CHANGE IN ACCOUNTANTS

        On April 11, 1996, the Board of Directors of the Company selected Coopers & Lybrand, as its new independent auditor. Todman & Co., CPAs, P.C. had served as the Company's independent auditor until that time. The Company made the change because Coopers & Lybrand has an auditing staff in the Republic of Hungary, the Czech Republic and Slovakia, while Todman & Co., CPAs, P.C. does not. The Company believes that such a local auditing presence in Hungary will serve the Company better during its anticipated growth period. The Board of Directors approved the decision to change public accountants based on the reasons stated above. The Board of Directors did not dismiss Todman & Co., CPAs, P.C., nor did Todman & Co., CPAs, P.C. resign or decline to serve if reappointed. None of Todman & Co., CPAs, P.C. reports on the financial statements for any year contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle. There were no disagreements with Todman & Co., CPAs, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audits of the Company at any time.

                          HUNGARIAN BROADCASTING CORP.

                              Financial Statements
                                    Contents

--------------------------------------------------------------------------------

Consolidated balance sheets as of March 31, 1998 (unaudited) and December 31, 1997 ......................................  F-2

Consolidated statements of operations for the three months ended March 31, 1998 (unaudited) and 1997 (unaudited) ........  F-3

Consolidated statements of cash flows for the three months ended March 31, 1998 (unaudited) and 1997 (unaudited) ........  F-4

Notes to consolidated financial statements for the three months ended March 31, 1998 (unaudited) and 1997 (unaudited) . .  F-5-F-11

Report of Independent Accountants .......................................................................................  F-12

Consolidated balance sheets as of December 31, 1997 and 1996 ............................................................  F-13

Consolidated statements of operations for the year ended December 31, 1997, for the six months ended
December 31, 1996 and for the year ended June 30, 1996 ..................................................................  F-14

Consolidated statements of stockholders' equity for the year ended June 30, 1996, for the six months ended
December 31, 1996 and for the year ended December 31, 1997 ..............................................................  F-15

Consolidated statements of cash flows for the year ended December 31, 1997, for the six months ended
December 31, 1996 and for the year ended June 30, 1996 ..................................................................  F-16

Notes to consolidated financial statements for the year ended December 31, 1997, for the six months ended
December 31, 1996 and for the year ended June 30, 1996 ..................................................................  F-17-F-32

Sziv TV Rt. financial statements ........................................................................................  F-33

Global Television Network, Inc. financial statements ....................................................................  F-44

Pro forma consolidated financial statements .............................................................................  F-54

                          HUNGARIAN BROADCASTING CORP.

                           CONSOLIDATED BALANCE SHEETS
                               (Expressed in US$)

                 A S S E T S                            March 31    December 31
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
                                                      (unaudited)
Current Assets:
  Cash and cash equivalents                           $   220,371   $  406,733
  Accounts receivable, net of allowance of
    $40,792 and $43,237                                   460,376      469,163
  VAT receivable                                           20,458           --
  Program rights costs, net of accumulated
    amortization of $191,073 and $0                       622,069      687,614
  Prepaid expenses and other current assets               341,080      177,026
  Due from related parties                              1,509,425      361,046
                                                      -----------   ----------
      Total current assets                              3,173,779    2,101,582
                                                      -----------   ----------
  Property, plant and equipment, net of accumulated
    depreciation of $245,433 and $112,939                 753,041      401,178
  Production costs                                        464,335      432,886
  Copyrights                                              411,670      401,434
  Broadcast license costs, net of accumulated
    amortization of $1,537,597 and $1,092,979          20,010,777    1,057,535
  Deferred financing and other intangibles,
    net of accumulated amortization of $25,197
    and $1,130                                             19,215        7,683
  Other                                                   178,853      251,605
                                                      -----------   ----------
      Total assets                                    $25,011,670   $4,653,903
                                                      ===========   ==========

     L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y

Current liabilities:
  Current portion of notes payable                    $ 1,189,202   $1,027,306
  Accounts payable                                      1,265,816      676,191
  Accrued expenses                                      1,036,764      945,538
  VAT payable                                                  --       97,185
  Due to related parties                                  825,816      932,123
  Other                                                   774,923      247,394
                                                      -----------   ----------
      Total liabilities                                 5,092,521    3,925,737
                                                      -----------   ----------
  Commitments and contingencies  (Note 8)
  Stockholders' equity:
  Preferred stock, $.001 par value----shares
    authorized 5,000,000; issued and outstanding
    25,330 and 38,530; aggregate liquidation
    preference approximately $253,000                          26           39
  Common stock, $.001 par value--shares authorized
    15,000,000; issued and outstanding 6,567,372
    and 3,929,281                                           6,568        3,930
  Additional paid-in capital                           33,323,895   11,693,680
  Accumulated deficit                                 (13,499,547) (11,105,715)
  Accumulated other comprehensive income                   88,207      136,232
                                                      -----------   ----------
      Total stockholders' equity                       19,919,149      728,166
                                                      -----------   ----------
      Total liabilities and stockholders' equity      $25,011,670   $4,653,903
                                                      ===========   ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (Expressed in US$, except share and per share amounts)

                                                  Three Months     Three Months
                                                      Ended             Ended
                                                 March 31, 1998    March 31,1997
                                                 --------------    -------------
                                                   (unaudited)      (unaudited)
Net revenues                                       $   708,778      $   573,515
Expenses
  Other operating costs and expenses                 1,116,357          410,205
  Amortization of deferred program costs               191,073          285,500
  Amortization of broadcast license costs              444,614          107,526
  Selling, general and
    administrative expenses                          1,280,135          935,764
                                                   -----------      -----------
                                                     3,032,179        1,738,995
                                                   -----------      -----------
Operating loss                                      (2,323,401)      (1,165,480)
Interest and other income                               13,534          136,941
Interest expense                                      (123,571)         (61,783)
Foreign currency exchange rate gain                     27,373           19,096
                                                   -----------      -----------
Net loss                                           $(2,406,065)     $(1,071,226)
Other comprehensive income:
Foreign currency translation adjustment                (48,025)         (25,164)
                                                   -----------      -----------
Comprehensive loss                                 $(2,454,090)     $(1,096,390)
                                                   ===========      ===========

Basic loss per share:
   Net loss per share                              $     (0.38)     $     (0.41)
Weighted average number of common
   shares outstanding                                6,392,999        2,583,600


              The accompanying notes are an integral part of these
                       consolidated financial statements

                          HUNGARIAN BROADCASTING CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (expressed in US$)

                                                 Three Months     Three Months
                                                Ended March 31,  Ended March 31,
                                                     1998             1997
                                                  -----------     -----------
                                                  (unaudited)     (unaudited)
 Cash flows from operating activities:
Net loss                                          $(2,406,065)    $(1,071,226)
 Adjustments to reconcile net loss to net
      cash used in operating activities:
           Amortization of intangibles                690,616         420,086
           Depreciation                               107,568          22,190
             Foreign exchange gains                   (27,379)        (19,759)
               Gain on sale of fixed assets            (1,386)

Changes in operating assets and liabilities,
  net of business acquired:
     Decrease in accounts receivable                  216,361           3,474
     Increase in VAT receivable                       (99,468)        (34,509)
     Increase in prepaid expenses and
        other current assets                          (98,845)        (81,979)
     Decrease in other assets                                          89,680
     Increase in accounts payable                     339,700          30,504
     Increase (decrease) in accrued expenses           68,534         (36,809)
     Increase(decrease) in other liabilities          (14,188)         60,000
     Increase in production costs                     (51,576)
     Increase in copyrights                           (14,958)
                                                  -----------     -----------
Net cash used in operating activities              (1,291,086)       (618,348)

                                                  -----------     -----------
Cash flows from investing activities:
     Purchase of fixed assets, net of disposals      (120,210)        (16,849)
     Proceeds from sale of fixed assets                 1,124              --
     Purchase of program and film rights             (105,311)             --
     Purchase of investments                                         (300,000)
     Acquisition of business, net of
       cash acquired                                 (779,705)             --
                                                  -----------     -----------
     Net cash used in investing activities         (1,004,102)       (316,849)

                                                  -----------     -----------
Cash flows from financing activities:
     Increase (decrease) in advances from
       related parties                                 30,481      (1,352,200)
     Proceeds from the issuance of
       preferred stock                                     --       4,265,000
     Payments for offering costs                           --        (893,888)
     Payment of notes payable                         (19,830)       (850,000)
     Capital contributions from shareholders        1,600,000              --
     Exercise of warrants and options                 503,800              --
                                                  -----------     -----------
     Net cash provided (used) by
       financing activities                         2,114,451      (1,168,912)

Effect of exchange rate changes on
  cash and cash equivalents                            (5,625)        (21,127)
Net change in cash and cash equivalents              (186,362)        212,588
Cash and cash equivalents at beginning
  of period                                           406,733         375,823
Cash and cash equivalents at end of period        $   220,371     $   588,411
                                                  ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
                 March 31, 1998 (unaudited) and 1997 (unaudited)


1.    Organization and Business

      Hungarian Broadcasting Corp. (the "Company"), which was incorporated in the State of Delaware on September 14, 1994, was organized to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. The Company initially operated in Hungary through a wholly-owned subsidiaries known as HBC Kft, which was organized in November 1994. In May 1997, the Company organized Hungarian Broadcasting Corporation Televizios Reszventyarsasag ("HBC Rt"), a wholly owned subsidiary, for an initial investment of $200,000. HBC Rt has replaced HBC Kft as the operating subsidiary in Hungary. The Rt format, a corporate structure for larger companies in Hungary, provides greater flexibility to the Company in conducting its business and was required to meet changes in the Hungarian Media law.

      On June 16, 1995, the Company acquired a 90% interest in VI-DOK Video es Filmgyarto Studio Kft ("VI-DOK") for $240,000 and on May 30, 1995 an 80% interest in DNTV Kft ("DNTV") for $176,000, two Hungarian companies (the "Licensees") which had been granted television licenses by the Hungarian Cultural Ministry in April 1994 to broadcast over Budapest Channel AM-Micro A3 ("A3") from July 1, 1994 through July 1, 2000. Broadcasting on A3 commenced in September 1994. The acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair market values. The excess of of the purchase price over the fair market value of net assets acquired is classified as broadcast license costs. The Licensees effectively ceased operations shortly after their acquisition and the Company's wholly-owned subsidiary HBC Kft continued the broadcasting thereafter. In September 1996, the Company renamed its station "MSAT." In December 1996, both VI-DOK and DNTV were converted from Kfts to Rts.

      In April 1997, the Company acquired 77% of Studio 2 Kft, a Budapest based animation studio, for $743,819. The studio is currently producing a feature length animation film. Mishy and Mushy, which is the sole significant animation project of the company.

      In September 1997, the Company, pursuant to a contract between HBC Rt. and Antenna Hungaria, began broadcasting 24 hours per day on a newly available channel in the AM Micro broadcasting system in Budapest. Terms of the contract provide for broadcasting rights indefinitely into the future.

      In November 1997, the Company was awarded a national television license for its satellite operations. This license allows the Company to broadcast its programming without code, which lowers the cost of reception by cable television companies and by direct-to-home customers.

      As part of the acquisition of Global Television Networks, Inc. (see below), the Company acquired Sziv TV Rt, a television broadcasting station with licenses and audience reach similar to MSAT's.

      In January 1998, pursuant to a Reorganization Agreement, the Company acquired all of the outstanding common stock of Global Television Networks, Inc. ("Global"). See Note 2 -- "Acquisition."

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued


2.    Acquisition

      On January 5, 1998, pursuant to a Reorganization Agreement, the Company acquired all of the outstanding common stock of Global Television Networks, Inc. ("Global") in exchange for 3.75 million shares of the Company's Common Stock,
1.25 million of which are held in escrow which will be delivered only upon Global meeting certain performance measures. Global is a distributor of paid adult television programming, holding exclusive long-term contracts with NTV Plus, DBS (direct broadcasting system) operators in Russia, and long-term contracts with United Phillips cable operators in Vienna and Amsterdam. In addition, Global owns a chatline service in the United States. The value of this purchase, exclusive of the escrowed shares, is approximately $21.1 million, including $19.4 million for broadcast licenses. The acquisition has been accounted for as a purchase and, accordingly, the operating results of Global have been included in the consolidated statement of income from its date of acquisition. No pro-forma results have been provided for the comparative period of the preceding year, as Global did not commence operations until 1997.

      In January 1998, immediately prior to the above transaction, Global and Hungarian Broadcasting Project Kft ("HBP") purchased 24% and 76%, respectively of Sziv Television, a national satellite-to-cable broadcaster currently reaching approximately 1.3 million television households through an AM Micro transmission system in Budapest and about 140 cable companies via satellite distribution in Hungary. Global is entitled to 99% of all profits from Sziv, and HBP is entitled to the remaining 1%. In addition, Global has an option to purchase HBP at any time for $15,000 or to appoint another investor to hold HBP upon payment of $15,000. Although the legal arrangement structures this subsidiarywith HBP having majority ownership, the substance of this arrangement is that Global is the controlling shareholder and HBP, the nominee shareholder. Accordingly, 100% of the operating results of Sziv have been included in the Company's consolidated statement of income from its date of acquisition. The unaudited pro forma results below assume the acquisition occurred at the beginning of the quarter ended March 31, 1997:

                                  Three months ended    Three months ended
                                  ------------------    ------------------
                                    March 31, 1998        March 31, 1997
                                  ------------------    ------------------
       Net sales                      $   708,778          $ 1,035,755
       Net loss                        (2,406,065)          (1,380,368)
       Earnings per share             $     (0.38)         $     (0.27)

      The pro forma results include amortization of the broadcast licenses acquired as part of the acquisition of Global including Sziv by the Company. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as at January 1, 1997, nor are they indicative of future consolidated results.

      Subsequent to the purchase of Sziv, the Company's management has determined that the former management of Sziv had not fully and completely accounted for transactions entered into prior to the purchase and for the period ending March 31, 1998. Management is currently investigating this situation, but is confident that no material effect to the consolidated financial statements will occur upon the ultimate resolution of the issue.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued

Pursuant to the acquisition, the Company entered into a Registration Rights Agreement giving the former shareholders of Global the right, starting 24 months after the closing of the Reorganization Agreement, to require the Company to register the Common Shares granted to them thereunder, with the Securities and Exchange Commission.

      Pursuant to the acquisition of Global, the Company also entered into three-year employment agreements with five owners/executives of Global. Total payments under these contracts will be $2.34 million. In addition, these employees/consultants received 3.0 million five-year options exercisable into Common Shares in the Company at $10 per share.

      In a transaction related to the acquisition of Global, Global agreed to allow Peter Klenner, currently Chairman of the Board of the Company, to put to Global 300,000 Common Shares that he owned in the Company at a price of $7.50 per share on or after December 31, 1998. Upon the acquisition of Global by the Company, the Company assumed this put obligation.

      Immediately after the acquisition of Global, the Company accepted the resignation of Justin Bodle as a director. Offer Assis, Shai Bar-Lavi, Ami Shafrir and Fred Smithline were elected directors. Mr. Klenner was elected Chairman of the Board; Mr. Assis was elected President and Chief Executive Officer; and Shai Bar-Lavi was elected Chief Operating Officer.

3.    Preferred Stock

      In September 1996, February 1997 and March 1997, the Company sold a total of 526,500 shares of Series A convertible cumulative redeemable preferred stock ("Preferred Stock"). Each share of Preferred Stock is convertible into two shares of common stock and is entitled to cumulative annual dividends of $1.20, payable on September 15 of each year. The Company may, at its option, pay dividends in shares of common stock, in lieu of cash. In September 1997, the Company issued 131,625 shares of unregistered common stock as payment in full for the dividends due. The Company's dividend obligation of $631,800 was paid with unregistered common stock with a fair market value of $631,800. As of March 31, 1998 501,170 shares of Series A convertible preferred stock were converted into common stock, leaving a balance of 25,330 shares of Series A convertible preferred stock outstanding.

4.    Common Stock

      Pursuant to the acquisition of Global Television Networks, Inc. in January 1998, the Company issued 3.75 million shares of the Company's Common Stock, 1.25 million of which are held in escrow which will be delivered only upon Global meeting certain performance measures. The Company has excluded these escrowed shares when calculating the number of its issued and outstanding Common Shares. As part of the acquisition of Global, Global secured a five year management agreement with the management and former owners of Sziv Television by issuing and placing in escrow 80,000 unregistered Common Shares. In April 1998, the Company terminated the Sziv Television management agreement. During the first quarter of 1998, 26,400 shares of Common Stock were issued pursuant to the conversion of Preferred

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued

Shares, 35,250 were issued due to the exercise of Common Stock Purchase Warrants, 53,500 were issued due to the exercise of stock options and 23,000 were issued as compensation.

In December 1995, three of the Company's officers contributed stock to the Company for no consideration. In January 1998, in relation to the acquisition referred to in Note 2 above, the Company agreed to reimburse these founders and former officers for a portion of their losses suffered as a result of the failure of Coleman and Company Securities, Inc. ("Coleman") to complete a firm commitment underwriting. The Company has an action against Coleman in the Supreme Court in the State of New York to recover damages from the aborted underwriting. The founders voluntarily cancelled 220,000 of their shares for no compensation to permit the Company to successfully complete its initial public offering with another underwriter at $5 per share. The Company has agreed to pay these founders $250,000 in cash and $150,000 in stock at the time of an equity offering in excess of $2.0 million and a further $250,000 in cash at a future date to be negotiated but not earlier than January 1, 1999. A further $300,000 in cash will be paid from any proceeds of the Coleman litigation but to be paid only after full payment of the original investors' notes. In May 1998, the Company raised $6.0 million in an equity offering. See Note 10 -- "Subsequent Events."

5.    Change in Accounting Standards

      In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." From inception to March 31, 1998, the Company has not met any of the quantitative criteria that would require segment reporting as prescribed by SFAS No. 131.

6.    Financial Information

      Financial data as of December 31, 1997 was derived from the audited consolidated financial statements of the Company and should be read in conjunction with those consolidated financial statements and related notes. In the opinion of management, the accompanying unaudited consolidated financial statements of the Company include all adjustments necessary to present fairly its financial position as of March 31, 1998, and operating results and cash flows for the three months then ended. For additional information, see the notes to the Company's audited consolidated financial statements for the year ended December 31, 1997 which are included in the Company's Annual Report filed on Form 10-KSB with the Securities and Exchange Commission.

7.    Related Party Transactions

      Beginning in July 1996, the Company hired Justin Bodle as a consultant for a two year period at a fee of 1,000 shares of unregistered Common Stock per month. Beginning in January 1997, the monthly payment increased to 1,500 shares. The parties agreed to terminate the consulting contract on July 1, 1997 and the Company agreed to pay Mr. Bodle an additional 3,000 shares. The Company records compensation expense based on the fair value of these securities at each month end. In January 1998, Mr. Bodle was paid 18,000 shares of Common Stock as payment in full for his consulting services of approximately $90,000, provided through June 30, 1997.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued

The former owners of Global (and current officers of the Company) own Top-Line Communications, Inc. ("Top-Line"), a television production studio in New York City. As part of the due diligence in the sale of Global to the Company, Top-Line financed certain expenses including travel and lodging for persons associated with the Global-Hungarian Broadcasting Corp. transaction, including the investigation of broadcasting opportunities elsewhere in Europe. The Company agreed to reimburse Top-Line for expenditures made in the due diligence process only if the Company purchased Global. Top-Line has continued to advance expenses directly related to the Company's activities. For the three months ended March 31, 1998, Top-Line has incurred $285,000 in expenses on the Company's behalf. In addition, approximately $71,000 of legal expenses, incurred by the sellers, was invoiced to the Company for the three months ended March 31, 1998.

      As part of the acquisition of Global (see Note 2 above), the shareholders agreed to infuse $1,750,000 of additional cash into Global in the form of a capital contribution. As of March 31, 1998, $600,000 has been received and $1,150,000 is a receivable of the Company. This obligation is secured by 300,000 shares of Common Stock placed in escrow and previously purchased by the former shareholders of Global for $2,250,000.

8.    Commitments and Contingencies

   Consulting and Compensation Agreements

      In January 1996, Robert Genova resigned and forfeited remaining payments on an employment contract and canceled an option to purchase 40,000 shares of Common Stock. At that time, the Company agreed to pay Mr. Genova $144,000 if there were a change in control of the Company prior to January 17, 1998. In December 1997, Mr. Genova agreed to serve as a consultant to the Company for 1998 for a fee of $3,000 per month and further agreed to forfeit his rights to the above mentioned change of control fee.

      In January 1998, the Company entered into a five-year employment agreement with its general counsel and Secretary. Total payments will be $480,000 plus 80,000 five-year options exercisable into Common Shares in the Company at $5.00 per share. The exercise price of these options were below the trading value of the underlying common stock at the date of grant resulting in compensation expense of $130,000 recognized in the period ending March 31, 1998.

Listing Requirements

      The Company is aware that in February 1998 the listing requirements for the NASDAQ Small Cap market were raised. In response to an inquiry from the NASDAQ, the Company provided additional information to them so that they could determine whether the Company met the new requirements. The NASDAQ subsequently informed the Company, in writing, that it complied with the new requirements.

      Relative to the acquisition of Global referred to above, the Company filed an initial Form 8K with the Securities and Exchange Commission ("SEC"). As permitted by relevant regulations, this initial filing did

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued

not include all required financial data related to the companies acquired. Such data should have been filed no later than March 20, 1998 but, due to difficulties in compiling the relevant data, this deadline could not be met. Furthermore, the NASDAQ has requested that the Company provide other data related to documents previously filed by the Company. The Company, with its attorneys, is working with the SEC and the NASDAQ to assure that all filing and listing requirements are fully complied with. Were the NASDAQ or the SEC to take any action that would cause suspension in trading or negative action such as delisting from the NASDAQ Small Cap market, these actions would have a negative impact on the trading markets for the stock.

Rental and Lease Agreements

      In January 1998, the Company signed a five-year lease with EuroWeb International Inc., a related party, at a monthly rental of $6,481. The payments are for the rental of four apartments in a 14-unit modern apartment building next to the offices of the Company. These apartments are used by the President, the Chief Operating Officer and the General Manager of the station. A fourth apartment is for use by consultants and business visitors to the Company. In April 1998, the entire 14-unit building was leased to an independent company. The Company is in contact with the new lessee about subleasing additional space. The marketing department, the finance department and film production division for the Company have all moved into the building and will pay rent at the same or less per-square-meter cost as reflected in the first four apartments. It is anticipated that most, if not all, of the other space in the building will be used by the Company or by others that do business with the Company. The Company believes that the rental charges are no higher than the costs for comparable facilities.

      The Company entered into a contract with Antenna Hungaria beginning March 1, 1998 and ending February 28, 2005 for transmission services both on the Budapest-based AM Micro service and with uplink and transponders services using the Amos I satellite to Hungarian cable companies, for a monthly cost of approximately $65,000.

Subsidiary receivership

      In November 1997, the Company was notified by the Capital Court of Budapest that one of its non-operating subsidiaries, HBC Kft, had been placed in receivership due to the failure to pay an interest penalty of approximately twenty-five ($25) dollars. The Company had previously paid a nominal judgment. The Company's Hungarian operating subsidiary, HBC Rt., paid this penalty interest and has agreed to pay any remaining debt in HBC Kft. The Company expects that the receivership of HBC Kft will be ended shortly. This event has had no material impact on the operations or financial condition of the Company.

9.    Other Comprehensive Income

      On January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and displaying

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                           For the Three Months Ended
           March 31, 1998 (unaudited) and 1997 (unaudited) (Continued

comprehensive income and its components in a full set of general purpose financial statements. The following table sets forth the components of comprehensive income for the periods indicated:

                                                 Foreign
                                                 Currency
                                                  Items
                                                 --------
                  Balance at January 1, 1997     $126,215
                  Current period change            10,017
                  Balance at December 31, 1997   $136,232
                  Current period change           (48,025)
                  Balance at March 31, 1998      $ 88,207
                                                 --------

10.   Subsequent Events

      In April 1998, the Company contracted to purchase 44% of the Galaxie TV Network ("Galaxie") in the Czech Republic from RTV Gemma spol. S.v.o. Galaxie has a Regional Terrestrial License to reaching 200,000 television households in the Czech Republic. The Company agreed to provide up to $1,000,000 in loans to Galaxie without interest for ten years, of which $200,000 has been lent to the company.

      In April 1998, the Company contracted with Nickelodeon International, a wholly-owned subsidiary of Viacom International, Inc., for a minimum of 12 hours per day of Nickelodeon programming in Hungary and for marketing services for a minimum period of five years. The Company received certain rights to secure additional programming for the Czech Republic, Slovakia, Romania and Bulgaria. For a three year period, Nickelodeon purchased an option to buy up to 50% of the Company's Nickelodeon activities.

      In May 1998, the Company contracted for $8.0 million of 6% convertible preferred financing. The Company received $6.0 million at the time of contract and has an option to receive another $2.0 million at the time its registration statement becomes effective. The preferred stock is convertible into common shares at 85% of the then current market value, subject to a limited floor of $4.00 per share, with certain limitations on the number of shares of common stock which can be issued.

At its next annual meeting, management plans to recommend to stockholders that the Company change its name to Global Television Networks, Inc.

      In May 1998, the Company contracted with a Budapest based investment bank to seek on a "best efforts" and nonexclusive basis additional debt and equity capital for the Company in amounts up to $20 million.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Hungarian Broadcasting Corp.

      We have audited the accompanying consolidated balance sheets of Hungarian Broadcasting Corp. and its subsidiaries (the "Company") as of December 31,1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the six month period ended December 31, 1996 and the year ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hungarian Broadcasting Corp. and its subsidiaries, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997, the six month period ended December 31, 1996 and the year ended June 30, 1996, in conformity with generally accepted accounting principles in the United States of America.

      Without qualifying our opinion, we draw to your attention, as explained more fully in Note 17 to the financial statements describing certain subsequent events, that the Company is not fully in compliance with the NASDAQ and the SEC filing requirements. If the matters described in Note 17 are not successfully resolved and ultimate confirmation obtained that the Company meets its listing requirements, the Company's ability to obtain the required funds to finance its operations and development would be impaired.

Coopers & Lybrand
Konyvvizsgalo es Vezetesi Tanacsado Kft.

Budapest, Hungary
April 14, 1998, except for Note 18, as to which the date is June 9, 1998

                          HUNGARIAN BROADCASTING CORP.

                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                                                              December 31
                                                       ------------------------
                                                          1997          1996
                                                       ----------    ----------
Current Assets:
  Cash and cash equivalents                            $  406,733    $  375,823
  Accounts receivable, net of allowance of $43,237
    and $28,546                                           469,163       605,826
  Program rights costs, net of accumulated amortization
    of $0 and $236,000                                    687,614     1,142,000

  Prepaid expenses and other current assets               177,026       117,331
  Due from related parties                                361,046            --
                                                       ----------    ----------
      Total current assets                              2,101,582     2,240,980
                                                       ----------    ----------
Property, plant and equipment, net of accumulated
  depreciation of $112,939 and $44,080                    401,178       443,633
Production costs                                          432,886            --
Copyrights                                                401,434            --
Broadcast license costs, net of accumulated
  amortization of $1,092,979 and $669,931               1,057,535     1,480,583
Deferred financing and other intangibles,
  net of accumulated amortization of $1,130
  and $28,870                                               7,683        46,329
Other                                                     251,605        89,680
                                                       ----------    ----------
      Total assets                                     $4,653,903    $4,301,205
                                                       ==========    ==========

     L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y

Current liabilities:
  Current portion of notes payable                   $  1,027,306   $ 1,867,700
  Accounts payable                                        676,191       763,821
  Accrued expenses                                        945,538       387,844
  VAT payable                                              97,185            --
  Due to related parties                                  932,123     1,731,737
  Other                                                   247,394        60,852
                                                     ------------   -----------
      Total liabilities                                 3,925,737     4,811,954
                                                     ------------   -----------
Commitments and contingencies  (Note 15)
Stockholders' equity:
  Preferred stock, $.001 par value----shares
    authorized 5,000,000; issued and outstanding
    38,530 and 100,000; aggregate liquidation
    preference approximately $385,000                          39           100
  Common stock, $.001 par value--shares authorized
    15,000,000; issued and outstanding 3,929,281
    and 2,583,600                                           3,930         2,583
  Additional paid-in capital                           11,693,680     7,119,001
  Accumulated deficit                                 (11,105,715)   (7,758,648)
  Cumulative translation adjustment                       136,232       126,215
                                                     ------------   -----------
      Total stockholders' equity                          728,166      (510,749)
                                                     ------------   -----------
      Total liabilities and stockholders' equity     $  4,653,903   $ 4,301,205
                                                     ============   ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND
                        FOR THE YEAR ENDED JUNE 30, 1996

                                                       Six months
                                          Year ended      ended      Year ended
                                         December 31   December 31     June 30
                                         -----------   -----------     -------
                                             1997         1996          1996
                                             ----         ----          ----

Net revenues                            $ 2,981,260   $ 1,239,418   $   672,108

Expenses:

Other operating costs and expenses        3,397,336     1,679,859     2,038,828

Amortization of deferred program costs      944,004       736,000       250,000

Amortization of broadcast license costs     423,048       211,526       423,052

Selling, general and
  administrative expenses                 2,383,382     1,428,982     1,639,989
                                        -----------   -----------   -----------
                                          7,147,770     4,056,367     4,351,869
                                        -----------   -----------   -----------
Operating loss                           (4,166,510)   (2,816,949)   (3,679,761)
Income from contract cancellation         1,200,000            --            --
                                            116,086       146,968        11,317

Interest expense                           (262,156)      (78,588)     (481,238)
                                            (83,038)      (30,039)           --
                                        -----------   -----------   -----------
Foreign currency exchange rate loss              --
Loss before extraordinary item           (3,195,618)   (2,778,608)   (4,149,682)
Extraordinary item from early
  extinguishment of debt                   (151,449)           --            --

Net loss                                $(3,347,067)  $(2,778,608)  $(4,149,682)
                                        ===========   ===========   ===========


  Basic loss per share:
Loss Attributable to common
  stockholders                          $     (2.07)  $     (1.08)  $     (2.01)
Extraordinary item                            (0.05)           --            --
Net loss                                $     (2.12)  $     (1.08)  $     (2.01)

  Weighted average number of
    common shares outstanding             2,807,097     2,583,600     2,067,008

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEAR ENDED JUNE 30, 1996, FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                                            Total
                                       Preferred Stock       Common Stock       Additional     Accumu-      Currency       Stock-
                                       ---------------       ------------         paid-in       lated      translation     holders'
                                      Shares    Amount    Shares     Amount       capital      deficit      adjustment     equity
                                      -------   ------   ---------   ------    ----------    -----------     --------    ---------
Balance, July 1, 1995                                    1,265,000     1,265       862,545       (830,358)      10,130       43,582
Issuance of common stock--July 1995                        182,500       182       499,818                                  500,000
Issuance of common stock--Aug. 1995                        200,000       200       549,612                                  549,812
Shares contributed by officers
  for cancellation-                                       (220,000)     (220)          220                                       --
Initial public offering in Dec. 1995                     1,150,000     1,150     5,990,590                                5,991,740
Public offering costs                                                           (1,150,286)                              (1,150,286)
Exercise of warrants during year                             6,100         6        36,530                                   36,536
Foreign currency translation
  adjustment                                                                                                   120,266      120,266
Net loss                                                                                       (4,149,682)               (4,149.682)
                                                         ---------    ------    ----------    -----------     --------   ----------
Balance, June 30, 1996                                   2,583,600     2,583     6,789,029     (4,980,040)     130,396    1,941,968
Issuance of preferred units           100,000     100                              329,972                                  330,072
Net loss for period                                                                            (2,778,608)               (2,778,608)
Foreign currency translation
  adjustment                                                                                                    (4,181)      (4,181)
                                      -------    ----    ---------    ------    ----------    -----------     --------   ----------
Balance, December 31, 1996            100,000    $100    2,583,600    $2,583    $7,119,001    $(7,758,648)    $126,215   $ (510,749)
                                      -------    ----    ---------    ------    ----------    -----------     --------   ----------

Public offering of preferred units    426,500     427                            3,289,692                                3,290,119
Dividends declared                                                                (631,800)                                (631,800)
Issuance of shares as payment of
  dividends to preferred unit holders                      131,625       132       631,668                                  631,800
  Shares issued for services                                12,000        12        71,988                                   72,000
Shares issued upon exercise
  of warrants                                               16,290        16        97,642                                   97,658
Shares issued upon exercise of options                      36,500        37       168,963                                  169,000
Conversion of preferred stock
  to common stock                     (487,970)  (488)     976,000       976          (488)                                      --
Issuance of shares upon cancellation
  of note Payable                                          173,266       174       606,338                                  606,512
Issuance of warrants to private
  placement                                                                         96,876                                   96,876
Issuance of warrants as additional
  consideration for loan
  facility                                                                         243,800                                  243,800
Net loss for period                                                                                                      (3,347,067)
Foreign currency translation
  adjustment                                                                                    (3,347,067)     10,017       10,017
                                      -------    ----    ---------    ------    ----------    -----------     --------   ----------
Balance, December 31, 1997             38,530     $39    3,929,281    $3,930    $11,693,680   $(11,105,715)   $136,232   $  728,166
                                      -------    ----    ---------    ------    ----------    -----------     --------   ----------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1997, FOR THE SIX MONTHS
          ENDED DECEMBER 31, 1996 AND FOR THE YEAR ENDED JUNE 30, 1996

                                                                                        Year Ended      Year Ended       Year Ended
                                                                                        December 31     December 31       June 30
                                                                                           1997            1996             1996
                                                                                        -----------     -----------     -----------
Cash flows from operating activities:
Net loss                                                                                $(3,347,067)    $(2,778,608)    $(4,149,682)
Adjustments to reconcile net loss to net cash used in
  operating operating activities:
          Amortization of intangibles                                                     1,413,078       1,044,264         724,757
          Provision for doubtful accounts                                                    22,637          82,253          82,536
          Depreciation                                                                      102,077          30,913          13,798
          Foreign exchange losses                                                            91,900          30,039         120,266
          Amortization of discount on notes payable                                          42,300              --              --
          Gain on repayment of notes payable                                                (16,600)             --              --
          Provision for contingencies                                                        86,017              --              --
          Loss on sale of fixed assets                                                        3,193              --              --
          Extraordinary loss                                                                151,449              --              --
          Issuance of equity instruments for services                                       161,070              --              --
          Minority interest                                                                 (27,995)             --              --
       Changes in operating assets and liabilities, net of business acquired:
          Increase in accounts receivable                                                   (11,972)       (513,874)       (186,653)
          Decrease in other receivables                                                      15,215              --              --
          (Increase)decrease in VAT receivable                                                   --         169,905         (39,746)
          Increase in prepaid expenses and other current assets                             (86,616)        (76,902)        (37,383)
          Increase in other assets                                                               --         (89,680)             --
          Increase in accounts payable                                                       35,172         505,467         214,935
          Increase in accrued expenses                                                      661,834         283,362          39,644
          Increase(decrease) in VAT payable                                                 104,751              --              --
          Increase(decrease) in other liabilities                                           256,651        (218,594)         (6,117)
          Increase in production costs                                                     (122,545)             --              --
                                                                                        -----------     -----------     -----------
          Net cash used in operating activities                                            (465,451)     (1,531,455)     (3,223,645)
                                                                                        -----------     -----------     -----------
       Cash flows from investing activities:                                                     --              --              --
          Purchase of fixed assets, net of disposal                                        (127,432)       (346,054)        (91,532)
          Purchase of investments                                                                --              --            (653)
          Purchase of program and film rights                                            (1,072,498)       (611,899)       (750,000)
          Net increase in deferred financing costs                                               --              --          (9,067)
          Acquisition of business, net of cash acquired                                    (228,648)             --              --
                                                                                        -----------     -----------     -----------
          Net cash used in investing activities                                          (1,428,578)       (957,953)       (851,252)
                                                                                        -----------     -----------     -----------
     Cash flows from financing activities:
       Increase(decrease) in advances from related parties                                 (590,198)        178,070         148,725
       Proceeds from issuance of common stock .                                                  --              --       5,927,802
       Proceeds from issuance of preferred stock                                          4,265,000         450,000              --
       Proceeds from issuance of notes payable                                                7,999         850,000              --
       Payments of notes payable, net of issue discount                                    (890,000)             --        (874,583)
       Exercise of warrants and options                                                     266,657              --              --
       Payments for offering costs                                                         (974,881)        (69,926)             --
       Increase in liability to minority stockholders                                            --              --          40,326
       Net cash provided by financing activities                                          2,084,577       1,408,144       5,242,270
                                                                                        -----------     -----------     -----------
Effect of exchange rate changes on cash and cash equivalents                               (159,638)         (5,292)             --
Net change in cash and cash equivalents                                                      30,910      (1,086,556)      1,167,373
                                                                                        -----------     -----------     -----------
Cash and cash equivalents at beginning of period                                            375,823       1,462,379         295,006
                                                                                        -----------     -----------     -----------
Cash and cash equivalents at end of period                                              $   406,733     $   375,823     $ 1,462,379
                                                                                        ===========     ===========     ===========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
       Interest                                                                         $    32,550     $        --     $    64,118
Non-cash investing and financing activities:
Capitalized program rights costs payable in installments through December 1997          $   599,266     $   768,000     $        --


              The accompanying notes are an integral part of these
                       consolidated financial statements

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                      AND FOR THE YEAR ENDED JUNE 30, 1996

1.    Organization and Business

      Hungarian Broadcasting Corp. (the "Company") which was incorporated in the State of Delaware on September 14, 1994, was organized to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. The Company initially operated in Hungary through a wholly-owned subsidiary known as HBC Kft., which was organized in November 1994. In May 1997, the Company organized Hungarian Broadcasting Corporation Televizios Rt ("HBC Rt."), a wholly-owned subsidiary, for an initial investment of $200,000. HBC Rt. has replaced HBC Kft. as the operating subsidiary in Hungary. The Rt format, a corporate structure for larger companies in Hungary, provides greater flexibility to the Company in conducting its business and was required to meet changes in the Hungarian Media Law.

      On June 16, 1995, the Company acquired a 90% interest in VI-DOK Video es Filmgyarto studio Kft. ("VI-DOK") for $240,000, and on May 30, 1995 an 80% interest in DNTV Kft. ("DNTV") for $176,000, two Hungarian companies (the "Licensees") which had been granted television licenses by the Hungarian Cultural Ministry in April 1994 to broadcast over Budapest Channel AM-micro A3 ("A3") from July 1, 1994 through July 1, 2000. Broadcasting on A3 commenced in September 1994. The acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair market values. The excess of the purchase price over the fair value of net assets acquired is classified as broadcast license costs. The Licensees effectively ceased operations shortly after their acquisition and the Company's wholly-owned subsidiary HBC Kft continued the broadcasting thereafter. In September 1996, the Company renamed its station "MSAT." In December 1996, both VI-DOK and DNTV were converted from Kfts to Rts.

      The operations of the Company are essentially in Hungary where the majority of revenues and expenditures are incurred. At December 31, 1997 and December 31, 1996, respectively, 76% and 62% of total assets, and 30% and 24% of total liabilities of the Company were maintained in the Company's Hungarian subsidiaries accounts.

      In April 1997, the Company acquired a 77% interest in Studio 2 Kft, incorporated in Budapest, Hungary. See Note 3 -- "Acquisition."

      In September 1997, the Company, pursuant to a contract between HBC Rt. and Antenna Hungaria, began broadcasting 24 hours per day on a newly available channel in the AM Micro broadcasting system in Budapest. Terms of the contract provide for broadcasting rights indefinitely into the future.

      In November 1997, the Company was awarded a national television license for its satellite operations. This license allows the Company to broadcast its programming without code, which lowers the cost of reception by cable television companies and by direct-to-home customers.

2.    Summary of Significant Accounting Policies

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(a)   Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and all its subsidiaries (which are all majority owned and in which the Company has control over their operations). All material intercompany transactions and balances have been eliminated in consolidation. Minority interests arising upon consolidation have not been separately disclosed, as they are immaterial.

                          HUNGARIAN BROADCASTING CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


      The subsidiaries of the Company are as follows:


                                         Country of
              Name                     Incorporation      Percentage Owned
              ----                     -------------      ----------------
              HBC Kft................     Hungary               100%
              VI-DOK Rt .............     Hungary                90%
              DNTV Rt ...............     Hungary                80%
              HBC Rt.................     Hungary               100%
              Studio 2 Kft...........     Hungary                77%

      (b)   Fiscal Year

      Effective March 14, 1997, the Company changed its fiscal year-end from June 30 to December 31.

      (c)   Revenue Recognition

      Revenue primarily results from the sale of advertising time. Advertising revenue is recognized at the time the commercials are broadcast.

      (d)   Barter Transactions

      Revenue from barter transactions (television advertising time provided in exchange for goods and services) is recognized when commercials are broadcast; merchandise or services received are charged to expense (or capitalized, as appropriate) when received or used. The Company records barter transactions at the estimated fair market value of the services and merchandise received unless not readily determinable in which case the transaction is recorded at the estimated fair market value of the advertising time provided. If services or merchandise are provided prior to the broadcast of a commercial, a liability is recorded. Likewise, if a commercial is broadcast first, a receivable is recorded. There were no barter gains or losses, receivables or payables at December 31, 1997, December 31, 1996 and June 30, 1996, respectively.

      (e)   Program and Film Rights

      Program and film rights acquired under license agreements and the related obligations incurred are recorded as assets and liabilities when the license period begins, the cost of each program is determinable, and the program is available for telecast. The capitalized costs are amortized using the straight-line method based upon the estimated period of usage generally ranging from nine to fifteen months. Program rights are reported at lower of unamortized cost or estimated net realizable value.

      (f)   Production Costs

      Production costs for self-produced programs are capitalized and expensed when the program is first broadcast, except where the program has potential to generate future revenues. In that case, production costs are capitalized and amortized on the same basis as programming obtained from third parties. For animation production, costs are capitalized for each film and expensed based upon estimated future revenues.

      (g)   Copyrights

      Copyrights represent compensation to professional filmmakers in Hungary under employment contracts, which transfer copyrights to the Company upon the fulfillment of the employment contracts based on Hungarian law. These costs are capitalized for each film and expensed based upon estimated future revenues.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


      (h)   Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is recorded following a straight-line method over the estimated useful lives of the assets, which is five years for television broadcasting and production equipment, three to five years for office equipment, fixtures and fittings and five years for automobiles. The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability using an undiscounted cash flow approach over the remaining life of the assets. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. When assets are retired or disposed of, the costs and accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend useful lives of assets, are capitalized.

      (i)   Broadcast License Costs

      The costs of acquiring licenses to broadcast are capitalized and amortized over the life of the related licenses. Broadcast license costs acquired for $2,150,514 are being amortized over the life of the relevant licenses which terminate in July 2000. Broadcast license costs are reported at the lower of unamortized cost or estimated net realizable value.

      (j)   Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.

      (k)   Deferred Financing Expenses

      Deferred financing expenses represent the costs associated with the debt portion of a consummated private placement financing and are being amortized on a straight-line basis over the expected term of the related borrowing.

      (l)   Foreign Currency Translation

      The functional currency is the United States dollar for the Company and the Hungarian forint for its five Hungarian subsidiaries. Assets and liabilities in foreign currencies are translated to each company's functional currency using the corresponding exchange rate in effect at the balance sheet date with any resulting gain or loss included in net income. Assets and liabilities of the subsidiaries are translated into the reporting currency (U. S. dollar) using the rate in effect at the balance sheet date and equity accounts using the historical rate. The statement of operations and cash flows are translated using the weighted average rate in effect for the period. Gains and losses from these translations are recorded in a separate component of stockholders' equity. Gains and losses resulting from transactions by the companies in currencies other than their functional currency are included in net income.

      (m)   Cash Equivalents

      The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

      (n)   Dividend Policy

      The Company is dependent upon payment of dividends by its Hungarian subsidiaries as the source of its own dividends. Dividends are payable to foreign investors such as the Company in forints, which may be converted into U.
S. dollars at the official rate of exchange announced by the National Bank of Hungary. At December 31, 1997,

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

there were no significant distributable reserves in the Hungarian subsidiaries of the Company

      In September 1996 and in February 1997, the Company issued shares of Series A Convertible Cumulative Redeemable Preferred Stock. The Company may pay dividends on this Preferred Stock either in cash or in shares of Common Stock.

      (o)   Concentrations of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash and trade receivables. The Company places its temporary cash and investments with high quality financial institutions. At times, demand deposits and cash equivalents may be in excess of the FDIC and National Depository Insurance Fund in Hungary insurance limits. Concentration of credit risk with respect to trade receivables are significant due to the Company's largest advertising customer representing approximately 32%, 27% and 10% of total revenue and 48% and 25% of total receivables at December 31, 1997, December 31 1996 and June 30, 1996, respectively. Generally, the Company does not require collateral or other security to support contract receivables.

      (p)   Loss Per Share

      In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement simplifies the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. Basic loss per share has been calculated based on the weighted average number of common shares outstanding. Where appropriate earnings and shares outstanding are adjusted to include the effects of dilution of the interests of common stockholders that might be caused by the ultimate conversion of warrants, options and preference shares, except where such an effect would be antidilutive.

      (q)   Litigation

      The Company provides for contingent liabilities in connection with pending legal matters when losses are both probable and estimable.

      (r)   Reclassifications

      Certain reclassifications were made to prior period amounts to conform to current period classifications.

      (s)   Change in Accounting Standards

      Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997, including interim periods. This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company intends to adopt SFAS 130 for the quarter ended March 31, 1998, but has not yet determined the impact of the implementation of this statement.

3.    Acquisition

      In April 1997, the Company acquired 77% of the issued and outstanding stock of Studio 2 Kft., a Budapest based animation studio. This company was purchased from M&A Management Kft., a company wholly owned by the President and Chief Executive Officer of the Company, for $743,819, of which $300,000 was paid in cash and $443,819 was represented by an unsecured note with annual simple interest of 8 1/2 % due December 31, 1997. The acquisition has been accounted for as a purchase and, accordingly, the results of Studio 2 Kft have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of $743,819 has been fully allocated to the underlying assets of Studio 2 Kft based upon their respective fair values at the time of acquisition. The excess of the purchase price over the equity of Studio 2 Kft totaling $311,434 has been allocated to copyrights. The feature length animation film Mishy & Mushy, which is the sole significant animation project of

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

Studio 2 Kft, has not completed production. Accordingly, the amortization of the production costs and copyrights have not begun. The unsecured note was subsequently converted into equity in July 1997, when M&A Management Kft received 173,266 shares of unregistered common stock in the Company with a fair market value of $605,368 at the conversion date, resulting in an extraordinary loss of $151,449 from the early retirement of debt.

4.    VAT Receivable/Payable

      Value-added taxes paid in Hungary for which a reimbursement claim was submitted by the Company, have been included in current assets. When at a period close VAT balances net to a payable, such balances are included in current liabilities.

5.    Property, Plant and Equipment

      Property, plant and equipment consists of the following:

                                                      December 31   December 31
                                                          1997          1996
                                                       ---------     ---------
      Television  broadcasting and
        production equipment                           $ 173,028     $ 133,709
      Office equipment, fixtures and fittings            133,814       160,457
      Leasehold improvements                             170,419       186,278
      Vehicles                                            36,856         7,269
                                                       ---------     ---------
                                                         514,117       487,713
      Less:  Accumulated depreciation                   (112,939)      (44,080)
                                                       ---------     ---------
                                                       $ 401,178     $ 443,633
                                                       =========     =========

6.    Provision for Income Taxes

      The Company and its subsidiaries had approximate cumulative deferred tax assets of $2,759,350 and $1,810,000 at December 31, 1997 and 1996, respectively, arising from net operating losses from the current and prior periods. The cumulative net operating losses of $10,797,336, at December 31, 1997, since the Company's inception can be carried forward and applied to reduce taxable income in the future. There are no deferred tax liabilities to be offset by those future tax deductions, the future tax deductions cannot be realized by loss carryback because no taxes have been paid, and the companies have had pretax losses since their inception. Therefore, as there is not sufficient positive evidence, as defined by SFAS 109, to overcome the negative evidence discussed above regarding the recoverability of the deferred tax assets, the Company has fully provided for the deferred tax asset of $2,759,350 and $1,810,000 at December 31, 1997 and 1996, respectively.

7.    Notes Payable

      From November 1994 through March 1995, the Company sold (in a private placement) units consisting of $2,120,000 aggregate principal amount of unsecured promissory notes and 265,000 shares of common stock for an aggregate purchase price of $2,120,000. The Company incurred $153,789 of financing expenses relating to the private placement, of which $122,100 and $31,689 has been allocated to debt and equity, respectively. The $153,789 includes legal fees of $28,200 paid to the Company's secretary/stockholder. The notes bear simple interest at 6% per annum and were originally due upon the earlier of December 31, 1995 or the successful consummation of the initial public offering, which was rescinded during November 1995. The revised terms require that only one-half of the notes were due upon the earlier of December 31, 1995 or the successful consummation of the subsequent initial public offering. The balance of the notes were due on June 30, 1997. Consequently, the amortization expense

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

relating to the original issue discount and deferred financing expenses were recomputed over the revised expected term of the notes. Total original issue discount of $437,000 (an imputed interest rate of 19% per annum) has been recorded and is being amortized over the expected term of the notes, along with the $122,100 of financing expenses related to the debt portion of the private placement. During January 1996, $1,060,000 of the notes were repaid.

      In December 1996, the Company borrowed $850,000 by issuing promissory notes payable upon the earlier of one year from the date of issuance or the consummation of a public offering of securities by the Company with interest at 18% per annum. These notes were collateralized by a pledge of 370,000 shares of common stock owned by the President of the Company, Peter E. Klenner, and 30,000 shares owned by Frank R. Cohen, Treasurer of the Company at that time. In February 1997, these borrowings were repaid from proceeds of the February 1997 public offering by the Company.

     On June 30, 1997, promissory notes totaling $1,060,000 were due. The Company offered the note holders compensation to extend the notes for one year to June 30, 1998. Note holders representing $740,000 of the outstanding debt agreed in writing to extend the maturity date on the notes. Note holders representing $40,000 of the outstanding debt requested immediate repayment and the note holders comprising the remaining balance either agreed orally to the extension or have not responded to the Company's inquiries. The Company agreed to pay the note holders accepting the extension 50% of the interest accrued as of June 30, 1997. All note holders, except a certain related party, received 2,500 Common Stock Purchase Warrants per unit on November 1, 1997; the market value which equaled $2.00 per warrant at their date of grant. This additional consideration totaling approximately $97,000 is being amortized over the extension period of the notes. At December 31, 1997, the unamortized portion of $48,438 is included in other assets. Note holders requiring immediate repayment were paid at a price below the notes carrying value. The Company has recognized a gain of $16,600 from the debt repayment.

8.    Preferred Stock and Common Stock Purchase Warrants

      In September 1996, the Company sold 100,000 shares of Series A Convertible Cumulative Redeemable Preferred Stock ("Preferred Stock") and 100,000 common stock purchase warrants for $450,000 in a private offering. Proceeds of the private placement, net of issuance costs, were $329,972.

      Common stock purchase warrants ("Warrants") have the same terms as the Common Stock Purchase Warrants issued during the initial public offering in December 1995. Each Warrant entitles the holder to purchase until December 20, 2000 one share of Common Stock at an exercise price of $6.00. The Warrants are subject to redemption at the Company's option after an initial period provided that the closing price of the underlying Common Stock equals or exceeds $8.50 per share on at least 20 of 30 consecutive trading days prior to notice of redemption.

      In February 1997, the Company, in a public securities offering, sold 426,500 units of Preferred Stock and Warrants for $10.00 per unit. Net proceeds to the Company after expenses from the Offering were $3,290,119. The fair market value of these units, as represented by the underlying securities, was $14.62 per unit as at the date of the issue, resulting in an effective preferred dividend of $1,970,000.

      Each share of Preferred Stock is convertible into two shares of Common Stock and is entitled to cumulative annual dividends of $1.20 payable on September 15 of each year. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. The Preferred Stock is redeemable at the Company's option for a redemption price of $12.00 per share plus accumulated dividends, but only after the closing price of the Common Stock equals or exceeds $10.00 per share for 20 of 30 consecutive trading days prior to redemption notice. Shares of Preferred Stock are entitled to one vote per share voting together with the Common Stock. If dividends payable on the Preferred Stock have been unpaid for two dividend periods, the holders of the Preferred Stock, voting as a class,

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


shall be entitled to elect two directors to the Board of Directors. Preferred Stock will be entitled to a preference on liquidation equal to $10 per share, plus accumulated unpaid dividends.

      In September 1997, the Company issued 131,625 shares of unregistered common stock with a fair market value of $631,800 at date of issue as payment in full for the dividends due. As of December 31, 1997, 487,970 shares of Series A convertible preferred stock were converted into common stock, leaving a balance of 38,530 shares of Series A convertible preferred stock outstanding.

      As of December 31, 1997 and December 31, 1996, the issued and outstanding Warrants were 2,384,860 and 1,703,900, respectively.

9.    Common Stock

      In July 1995, the Company sold 182,500 of common stock at a price of $3 per share for an aggregate of $547,500 ($500,000 net) of which 30,000 shares were sold to a director and officer of the Company. In August 1995, the Company sold 200,000 shares of common stock at a price of $3 per share for an aggregate of $600,000 (approximate $550,000 net). The remaining stock subscription receivable at September 30, 1995, of $100,000, was received on October 4, 1995.

      In December 1995, three of the Company's officers contributed stock to the Company for no consideration. In January 1998, in relation to the acquisition referred to in Note 17 below, the Company agreed to reimburse these founders and former officers for a portion of their losses suffered as a result of the failure of Coleman Securities, Inc. ("Coleman") to complete a firm commitment underwriting. The Company has an action against Coleman in the Supreme Court of the State of New York to recover damages from the aborted underwriting. The founders voluntarily cancelled 220,000 of their shares for no compensation to permit the Company to successfully complete its initial public offering with another underwriter at $5 per share. The Company will pay these founders $250,000 in cash and $150,000 in stock at the time of a future equity offering in excess of $2.0 million and a further $250,000 in cash at a future date to be negotiated but not earlier than January 1, 1999. A further $300,000 in cash will be paid from any proceeds of the Coleman litigation but to be paid only after full payment of the original investors' notes.

      On December 20, 1995 the Company completed an initial public offering of 1,150,000 shares of its common stock at $5.00 per share and 1,610,000 Warrants at $0.15 per warrant. The Company also issued to the underwriter other warrants for the purchase of 100,000 shares of common stock at $8.25 per share and 140,000 common stock purchase warrants at $0.225 per warrant. The proceeds of this offering amounted to $4,995,338, net of underwriting commissions and expenses.

      On June 21, 1996, the Company increased the number of authorized shares of common stock from 5,000,000 to 15,000,000; authorized the issuance of up to 5,000,000 shares of preferred stock; and increased the number of shares of the common stock available under the Company's 1994 Incentive Stock Option Plan, as amended, from 100,000 shares to 350,000 shares for use as incentive awards to certain key employees, directors and consultants. The Company has a policy to retain sufficient authorized but unissued common shares to meet its conversion and exercise obligations for convertible preferred shares, warrants and options.

10. Dividends -- Distribution of Shares of Central European Satellite Corp. to Stockholders

On December 31, 1997, the Company distributed shares of its wholly-owned subsidiary, Central European Satellite Corp. ("CESAT"), to the shareholders of Hungarian Broadcasting Corp. on a one share for one share basis. The fair market value of the dividend is insignificant due to the absence of a market for CESAT stock. The only asset of

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

CESAT is a letter of intent signed with Magyarsat Kft in November 1997 authorizing the Company to finance and launch an Amos-class communications satellite into the same terrestrial position as the current Amos 1 satellite. Magyarsat Kft is owned on a 50:50 basis by state-owned Antenna Hungaria and Israel Aircraft Industries Ltd. ("IAI"), Israel's state-owned aerospace company. Terms for the venture are for CESAT to raise approximately $39 million of equity capital and approximately $100 million of debt financing in exchange for an approximate 94% ownership interest prior to raising new equity. The state of Hungary is contributing its terrestrial space for the satellite and IAI will contribute $1.0 million of cash. Existing Central European traffic on the Amos 1 satellite (except for one transponder) will be transferred to the new satellite. The Company's former Chief Executive Officer (and current Chairman of the Board) is now Chief Executive Officer of this new business. The Company has no continuing economic interest in this corporation.

11.   Earnings per Share

      Earnings per share are calculated as follows:

                                            For the year ended December 31, 1997
                                                            Number     Per share
                                              Earnings     of shares     amount
                                             ----------    ---------   ---------
Loss before extraordinary item ............ $(3,195,618)
Less: preferred stock dividends ...........  (2,601,800)
                                             ----------
Basic earnings per share
Loss attributable to common stockholders ..  (5,797,418)    2,807,097    $(2.07)

      Basic earnings per share for the six months ended December 31, 1996 and the year ended June 30, 1996 are not included in the reconciliation above as there were no reconciling items to the Earnings or Number of shares for those periods.

      Dilutive earnings per share were not calculated as the effects of including the common equivalent shares for the outstanding options, warrants and convertible preferred stock would be antidilutive for loss periods.

12.   Stock Option Plan

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan ("the Plan").

      This Plan provides that incentive and non-qualified options may be granted to officers, employees, directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. Options are generally fully vested upon granting. The Plan is administered by the Board of Directors. The Board of Directors determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share. Options granted under the Plan are exercisable for a period of up to ten years from the date of the grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that, under certain circumstances, an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding common stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


date of the grant and the exercise term may not exceed five years. The aggregate fair market value of common stock (determined at the date of the grant) for which any employee may exercise incentive options in any calendar year, may not exceed $100,000. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying common stock on the date of the grant.

Had compensation cost for the Company's Plan been determined based on the fair value at the grant date of awards in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below: The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

         Period                             As reported            Pro forma
         ------                            -------------          -------------
Year ended
December 31, 1997
-----------------
  Net loss .......................         $  (3,347,067)         $  (3,428,397)
  Basic net loss per share:
  Loss attributable to
  common stockholders ............         $       (2.07)         $       (2.09)
  Extraordinary item .............                 (2.05)                 (2.05)
  Net loss .......................         $       (2.12)         $       (2.14)

Six months ended
December 31, 1996
-----------------
  Net loss .......................         $  (2,778,608)         $  (3,222,808)
  Basic net loss per share .......         $       (1.08)         $       (1.25)

Year ended
June 30, 1996
-------------
  Net loss .......................         $  (4,149,682)         $  (4,742,932)
  Basic net loss per share .......         $       (2.01)         $       (2.29)

      A summary of the status of the Company's stock options as of December 31, 1997, December 31, 1996 and June 30, 1996 and changes during the periods ended on those dates is presented below:

                                                         Year ended               Six months ended               Year ended
                                                      December 31, 1997          December 31, 1996              June 30, 1996
                                                   -----------------------    ------------------------     -----------------------
                                                                Wgtd. ave.                  Wgtd. ave.                 Wgtd. ave.
                                                   Shares      exer. price     Shares      exer. price     Shares      exer. price
                                                   ------      -----------     ------      -----------     ------      -----------
Outstanding at beginning of period                 345,000        $5.44        185,000        $7.91             --        $  --
Granted                                             50,000         4.10        285,000         5.53        225,000         7.39
Exercised                                          (36,500)        4.63             --           --             --           --
Cancelled                                          (90,000)        6.00       (125,000)        9.30        (40,000)        5.00
                                                   -------         ----       --------         ----        -------         ----

Outstanding at end of period                       268,500        $5.11        345,000        $5.44        185,000        $7.91

Options exercisable at end of period               268,500        $5.11        345,000        $5.44        185,000        $7.91
Options available for future grant                  81,500                       5,000                     165,000
Weighted average fair value of options
   Granted during the period                         $1.63                       $2.67                       $3.67

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

      The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following average assumptions: (i) dividend yield 0%, (ii) expected volatility of 50%, (iii) 6.21% interest rate, and (iv) expected term of three years.

      In 1997, the model was applied using criteria different from those used in computing figures in 1996. In particular, vesting is now assumed to occur upon the initial grant of the option and it is assumed there will be zero forfeitures. As a consequence, the pro-forma net loss disclosed above for the six months ended December 31,1996 and for the year ended June 30, 1996 have been increased by $293,080 and $249,228, respectively, compared to relevant figures disclosed in the financial statements drawn up as at December 31, 1996.

      The following table summarizes information about the Company's stock options outstanding at December 31, 1997 and December 31, 1996, respectively.

Exercise prices                                 Options outstanding                       Option exercisable
---------------                                 -------------------                       ------------------
                                      Number         Wgtd. ave.       Wgtd. ave.         Number        Wgtd. Ave.
                                    outstanding     remain. life     exerc. price     exercisable      exer. price
                                    -----------     ------------     ------------     -----------      -----------
At December 31, 1997:
$3.50                                  10,000            4.5            $3.50            10,000         $3.50
$5.00                                 215,000            3.6             5.00           215,000          5.00
$6.00                                  43,500            3.5             6.00            43,500          6.00

At December 31, 1996:
$5.00                                 195,000            4.6            $5.00           195,000         $5.00
$6.00                                 150,000            4.5             6.00           150,000          6.00

13.   Fair Value of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments for which it is practical to estimate that value:

   Cash and cash equivalents

      The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair values due to the short-term maturity of those instruments.

   Notes payable

      The carrying amount of the Company' s borrowings under its notes payable approximates its fair value since the imputed interest rate on the notes payable is comparable to the interest rate the Company could currently obtain on borrowings with similar terms.

14.   Related Party Transactions

Mr. Klenner, Chairman of the Board of the Company, was formerly Chief Executive Officer of EuroWeb International Corp. ("EuroWeb"), which purchased $800,000 of unsecured promissory notes and 100,000 shares of common stock in the November 1994 private placement (Note 7). As additional compensation, EuroWeb received an option (which was exercised in March 1995) to purchase 150,000 shares of common stock at $3 per share and the right of first refusal for a three-year period to act as general contractor for all broadcast facilities to be built by the Company. The amount outstanding relating to the unsecured promissory notes was $400,000 as of December 31,

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


1997 and has been included in notes payable in the balance sheet. In February 1997, the Company loaned EuroWeb $350,000 bearing 6% interest due June 30, 1998 secured by the above-mentioned outstanding note to the Company. Prior to December 31, 1996, EuroWeb made interest free short-term loans to the Company for operational purposes. The total amount due to EuroWeb pursuant to these loans was approximately $57,000 and $64,000 at December 31, 1997 and 1996, respectively.

      On June 30, 1995, the minority shareholders of two of the Company's subsidiaries were owed $416,000, as a result of the Company's purchase of their stock in those subsidiaries. In February 1996, $189,800 was paid and in March 1997 an additional $50,000 was paid leaving a balance due of $176,200 at December 31, 1997.

      In February 1996, the Company purchased a license, for $750,000, for the exclusive Hungarian rights to certain programming for MSAT for the period April through December 1996 from Power Television Limited ("Power TV"). This company is owned by Justin Bodle, a director of the Company until January 1998. In July 1996, the Company agreed to license, for $1,378,000, the exclusive rights to additional programming for the period October 1, 1996 through December 31,1997 from Power TV. In October 1997, the Company agreed to license, for $467,500, the exclusive rights for additional programming for the period January 1, 1998 through December 31, 1998 from Power TV. Amounts payable totaling $373,500 and $1,151,500 are included in due to related parties at December 31, 1997 and December 31, 1996, respectively, relating to the purchase of program rights from Power TV.

      Beginning in July 1996, the Company hired Justin Bodle as a consultant for a two-year period at a fee of 1,000 shares of non-registered common stock per month. Beginning in January 1997, the monthly payment was increased to 1,500 shares. The parties agreed to terminate the consulting contract on July 1, 1997 and the Company agreed to pay Mr. Bodle an additional 3,000 shares. The Company records compensation expense based on the fair value of these securities at each month-end. Compensation expense relating to these consultant services totaled $30,000 for the six-month period ended December 31, 1996 and $60,000 for the year ended December 31, 1997. The Company has fully provided for this amount, as these securities were not paid to the consultant as of December 31, 1997. Mr. Bodle was paid in full for these services in January 1998.

      In November 1996, Justin Bodle was granted options to purchase 40,000 share of Common Stock at $5.00 per share as partial inducement to defer approximately $700,000 due to Power TV under the July 1996 license agreement described above.

      The amount due to related parties at December 31, 1996 includes $40,000 due to Mr. Klenner. This amount was repaid in February 1997.

      In November 1996, Mr. Klenner advanced $200,000 as short-term financing to the Company. As partial inducement for this loan, the Company awarded to this officer/director five-year options to purchase 95,000 shares of Common Stock at $5.00 per share. The Company had approximately $201,000 outstanding in connection with this loan, including accrued interest at December 31, 1996. This amount was repaid from proceeds of the Company's public offering in February 1997.

      In November 1997, the Company entered into a loan facility due December 31, 1998 with a company owned by Mr. Klenner for up to $300,000 at an interest rate of 6% per year. As partial inducement for this loan, the Company awarded Mr. Klenner 100,000 unregistered Warrants with a fair market value of $243,800 at date of grant. This amount is being amortized over the loan term. At December 31, 1997, the unamortized portion of $203,167 is included in other assets. As of December 31, 1997, $275,000 was outstanding pursuant to this loan facility.

      In July 1997, the Company granted the Chief Accountant and the Chief Financial Officer 10,000 and 20,000 stock options, respectively, pursuant to the Company's stock option plan as amended in June 1996. The options,

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


which have a five-year expiration, were granted at their fair market value of $3.50. Each option may be exchanged for one share of the Company's common stock.

15.   Commitments and Contingencies

   Consulting and Compensation Agreements

      The Company has an employment agreement with Mr. Klenner for the period ending December 31, 2000 at $120,000 per year.

      In January 1996, Robert Genova resigned and forfeited remaining payments on an employment contract and canceled an option to purchase 40,000 shares of Common Stock. At that time, the Company agreed to pay Mr. Genova $144,000 if there were a change in control of the Company prior to January 17, 1998. In December 1997, Mr. Genova agreed to serve as a consultant to the Company for 1998 for a fee of $3,000 per month and further agreed to forfeit his rights to the above mentioned change of control fee.

      In September 1997, the Company contracted with an investment-banking firm to manage and arrange the private placement of a convertible debt offering of up to $5.0 million. As a result of its purchase of Global Television Networks, Inc. in January 1998, the Company suspended the offering. Discussions with the investment bank by the new management are continuing.

      As compensation to outside directors, the Company pays directors' fees equal to $2,000 per meeting, minimum of four meetings per year, and reimburses their travel and other out-of-pocket expenses. Officers do not receive any compensation for serving as directors.

   Leases

      The Company formerly had a five year lease agreement with Nethold Central Europe B.V. ("Nethold"), ending October 6, 2001, whereby Nethold transmitted the Company's program signals by satellite throughout Hungary. During the first quarter of 1997, Nethold notified the Company of its plan to reduce its activities in Hungary and expressed its desire to terminate the satellite contract. In May 1997, the Company and Nethold entered into an agreement whereby Nethold's services ended on June 30, 1997. Pursuant to the contract Nethold paid $1,200,000 in cash to the Company and $200,000 in forgiveness of service charges for the period January 1, 1997 through June 30, 1997. The Company paid $30,000 to Nethold for the late return of their equipment. To replace this service, the Company contracted with Antenna Hungaria for satellite-to-cable broadcast services using the Amos satellite, which began in late-June 1997.

      The Company has a nine year lease agreement with Orion Atlantic Satellite Services ("Orion Atlantic"), commencing on August 31, 1996 and extending through August 31, 2005, at a monthly rental fee of $27,240, whereby Orion Atlantic provides the Company with space on its Satellite to transmit its broadcast signal to Nethold's uplink facilities in the Netherlands. In May 1997, Nethold and the Company agreed to terminate Nethold's services and thus the Company no longer has any use for the channel leased from Orion Atlantic. The Company is exploring possibilities for others to take over the Orion Atlantic contract.

      The Company leases office facilities in Budapest, Hungary under an operating lease, with monthly payments of $12,000, plus value added tax, expiring June 30, 2001.

      In May 1997, the Company signed an eight-year contract with Antenna Hungaria for transmission of MSAT's

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


broadcasting signal via the Amos 1 satellite and also transmission on the AM Micro system in Budapest for a monthly rental fee of $67,000.

      At December 31, 1997, the aggregate minimum rental payments required under all operating leases that had initial or remaining terms in excess of one year were as follows:

                    Year               Amount
                    ----               ------
                    1998            $ 1,367,496
                    1999              1,367,496
                    2000              1,352,880
                    2001              1,339,380
                    2002              1,334,880
                    Thereafter        3,391,680
                                    -----------
                                    $10,153,812

      Total rent expense for all operating leases amounted to $1,617,764, $641,538 and $762,135 for the year ended December 31, 1997, the six months ended December 31, 1996 and the year ended June 30, 1996, respectively.

   License Proceeding

      TV3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license on the AM Micro system in Budapest, applied to the Ministry of Culture to overturn the grant of the licenses to the Licensees and NAP TV made in March 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date that the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee were acting, it would also have granted the licenses to the Licensees and to NAP TV. TV3 thereafter instituted a legal action in December 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a hearing, the Municipal Court ordered the Ministry to follow prescribed procedures and make a new decision. The Ministry appealed this decision to the Appeals Court of Budapest. In April 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and that the Licensees may operate in accordance with the terms of the licenses. In November 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at the hearing). The Appeals Court further ruled that the only issue to be decided by the Municipal Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending final determination by the Ministry committee. In its ruling in June 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV3 has requested a review of this matter by the Supreme Court, which is currently pending. If this ruling is overturned, this would have no adverse effect on the Company's ability to continue broadcasting because the Company began broadcasting under a new contract, granted by Antenna Hungaria, on a new AM Micro channel in September 1997.

   Subsidiary receivership

      In November 1997, the Company was notified by the Capital Court of Budapest that one of its non-operating subsidiaries, HBC Kft, had been placed in receivership due to the failure to pay an interest penalty of

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

approximately twenty-five ($25) dollars. The Company had previously paid a nominal judgment. The Company's Hungarian operating subsidiary, HBC Rt., paid this penalty interest and has agreed to pay any remaining debt in HBC Kft. The Company expects that the receivership of HBC Kft will be ended in the next few weeks. This event has had no material impact on the operations or financial condition of the Company.

16. Comparison of Year Ended December 31, 1997 with December 31, 1996 (unaudited) and Six Months Ended December 31, 1996 with Six Months Ended December 31, 1995 (unaudited)

      In March 1997, the Company changed its fiscal year-end from June 30 to December 31. The following figures for the year ended December 31, 1997 and 1996(unaudited) and the six months ended December 31, 1996 and 1995 (unaudited) for the transition period resulting from the change in fiscal year-end are presented for comparative purposes:

                                                                Year ended         Year ended   Six months ended   Six months ended
                                                               December 31        December 31        December 31        December 31
                                                               -----------        -----------        -----------        -----------
                                                                      1997              1996                1996                1995
                                                               -----------        -----------        -----------        -----------
                                                                                  (unaudited)                            (unaudited)
Net revenues                                                   $ 2,981,260        $ 1,527,855        $ 1,239,418        $   383,671

Expenses

     Other operating costs and expenses                          3,397,336          2,910,458          1,679,859            678,598

     Amortization of deferred program costs                        944,004            986,000            736,000                 --

     Amortization of broadcast license costs                       423,048            435,116            211,526            199,462

     Selling, general and administrative expenses                2,383,382          2,224,704          1,428,982            844,267
                                                               -----------        -----------        -----------        -----------
                                                                 7,147,770          6,556,278          4,056,367          1,722,327
                                                               -----------        -----------        -----------        -----------

     Operating loss                                             (4,166,510)        (5,028,423)        (2,816,949)        (1,338,656)

Income from contract cancellation                                1,200,000                 --                 --                 --

Interest and other income                                          116,086            193,682            146,968              2,957

Interest expense                                                  (262,156)          (343,474)           (78,588)          (254,706)

Foreign currency exchange rate loss                                (83,038)           (30,039)           (30,039)                --

Write-off of deferred offering costs                                    --                 --                 --           (129,631)
                                                               -----------        -----------        -----------        -----------
Loss before extraordinary item                                  (3,195,618)        (5,208,254)        (2,778,608)        (1,720,036)
Extraordinary item                                                (151,449)                --                 --

     Net loss                                                  $(3,347,067)       $(5,208,254)       $(2,778,608)       $(1,720,036)
                                                               ===========        ===========        ===========        ===========

17.   Subsequent Events

   Acquisition of Global Television Networks, Inc.

      On January 5,1998, pursuant to a Reorganization Agreement, the Company acquired all of the outstanding common stock of Global Television Networks, Inc. ("Global") in exchange for 3.75 million shares of the Company's Common Stock,
1.25 million of which are held in escrow which will be delivered only upon Global meeting certain

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)


performance measures. The value of this purchase, exclusive of the escrowed shares, is approximately $16.5 million. On January 5, 1998, immediately prior to the above transaction, Global and Hungarian Broadcasting Project Kft ("HBP") purchased 24% and 76%, respectively of Sziv Television, a national satellite-to-cable broadcaster currently reaching approximately 1.3 million television households through an AM Micro transmission system in Budapest and about 140 cable companies via satellite distribution in Hungary, Global is entitled to 99% of all profits from Sziv, and HBP is entitled to the remaining 1%. In addition, Global has an option to purchase HBP at any time for $15,000 or to appoint another investor to hold HBP upon payment of $15,000. Global is also a distributor of paid adult television programming, holding exclusive long-term contracts with NTV Plus, DBS (direct broadcasting system) operators in Russia, and long-term contracts with United Phillips cable operators in Vienna and Amsterdam. In addition Global owns a chatline service in the United States.

      Pursuant to the acquisition, the Company entered into a Registration Rights Agreement giving the former shareholders of Global the right, starting 24 months after the closing of the Reorganization Agreement, to require the Company to register the Common Shares granted to them thereunder, with the Securities and Exchange Commission.

      Pursuant to the acquisition of Global, the Company also entered into three-year employment agreements with five owners/executives/consultants of Global. Total payments under these contracts will be $2.34 million. In addition, these employees/consultants received 3.0 million five-year options exercisable into common shares in the Company at $10 per share.

      In a transaction related to the acquisition of Global, Global agreed to allow Peter Klenner, President and director of the Company, to put to Global 300,000 common shares that he owned in the Company at a price of $7.50 per share on or after December 31, 1998. Upon the acquisition of Global by the Company, the Company assumed this put obligation.

      Immediately after the acquisition of Global, the Company accepted the resignation of Justin Bodle as a director. Offer Assis, Shai Bar-Lavi, Ami Shafrir and Fred Smithline were elected directors. Mr. Klenner was elected Chairman of the Board, Mr. Assis was elected President and Chief Executive Officer and Shai Bar-Lavi was elected Chief Operating Officer.

      The former owners/executives of Global own Top-Line Communications, Inc. ("Top-Line"), a television production studio in New York. As part of the due diligence in the sale of Global to the Company, Top-Line financed certain expenses including travel and lodging for persons associated with the Global-Hungarian Broadcasting transaction, including the investigation of broadcasting opportunities elsewhere in Europe. The Company agreed to reimburse Top-Line for expenditures made in the due diligence process only if the Company purchased Global. Top-Line has continued to advance expenses directly related to the Company's activities. As of March 25, 1998 Top-Line has been reimbursed $285,000 for expenses incurred on the Company's behalf. In addition, approximately $70,000 of legal expenses incurred by the sellers have been or will be paid by the Company.

   Employment agreement

      In January 1998, the Company entered into a five-year employment agreement with its general counsel and Secretary. Total payments will be $480,000 plus 80,000 five-year options exercisable into common shares in the Company at $5.00 per share.

   Rental agreements

      In January 1998, the Company signed a five-year lease with EuroWeb International Inc., a related party, at a monthly rental of $6,481. The payments are for the rental of four apartments in a 14-unit modern apartment building next to the offices of the Company. These apartments are used by the President, the Chief Operating Officer and the

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                AND FOR THE YEAR ENDED JUNE 30, 1996 (Continued)

General Manager of the station. A fourth apartment is for use by consultants and business visitors to the Company. In April 1998, the entire 14-unit building was leased to an independent company. The Company is in contact with the new lessee about subleasing additional space. The marketing department for the Company has moved into the building and will pay rent at the same per-square-meter cost as reflected in the first four apartments. It is anticipated that most, if not all, of the other space in the building will be used by the Company or by others that do business with the Company. The Company believes that the rental charges are no higher than the costs for comparable facilities.

   Planned issuance of securities

      In March 1998, the Company contracted with a New York-based investment banker to sell on a "best efforts" basis from $3 million to $6 million of 6% Convertible Preferred stock. In the event that the issue is not completed, the Company would need to seek alternative sources of financing to fund the continued development and operations of the Company.

   Listing requirements

      The Company is aware that, as of February 22, 1998, the listing requirements for the NASDAQ Small Cap market were raised. In response to an inquiry from the NASDAQ, the Company provided additional information to them so that they could determine whether the Company met the new requirements. The NASDAQ subsequently informed the Company that it meets the new requirements, and that subject to a review of documents to be filed in respect to the 1997 financial position of the Company, the NASDAQ would notify the Company in writing of this decision.

      Relative to the acquisition of Global referred to above, the Company filed an initial Form 8K with the Securities and Exchange Commission ("SEC"). As permitted by relevant regulations, this initial filing did not include all required financial data related to the companies acquired. Such data should have been filed no later than March 20, 1998 but, due to difficulties in compiling the relevant data, this deadline could not be met. Furthermore, NASDAQ has requested the Company to provide other data related to documents previously filed by the Company. The Company, with its attorneys, is working with the SEC and the NASDAQ to assure that all filing and listing requirements are fully complied with. Were the NASDAQ or the SEC to take any action that would cause suspension in trading or negative action such as delisting from the NASDAQ Small Cap market, the Company's ability to seek alternative sources of financing to fund its continuing development and operations would be severely impaired.

18. Events subsequent to filing 10K in respect of December 31, 1997 financial statements.

Subsequent to the filing of the financial statements of the Company in respect of its financial year ended December 31, 1997 the following events occurred:-

      (a) On May 4, 1998 NASDAQ wrote to the Company to indicate that the Nasdaq Listing Qualification Panel, in its Decision 1945CL-98 had determined to continue the Company's listing on the Nasdaq SmallCap Market.

      (b) On May 4, 1998 the Company completed a private placement for an aggregate purchase price of USD 6,000,000

      (c) On June 3, 1998 an amendment to the Company's Report on Form 8K was filed with the Securities and Exchange Commission in respect to certain financial data relevant to its acquisitions of Global Televisions Networks Inc.

                                   Sziv TV Rt.

                              FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996

Report of Independent Accountants


To the Board of Directors and Stockholders of Sziv TV Rt.:

We have audited the accompanying balance sheets of Sziv TV Rt. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sziv TV Rt. as of December 31, 1997 and 1996 and the results of its operations for the years then ended, in conformity with generally accepted accounting principles in the United States of America.



Coopers & Lybrand Konyvvizsgalo
es Vezetesi Tanacsado Kft.
Budapest, Hungary
May 22, 1998

Sziv TV Rt.
Balance Sheets
December 31, 1997 and 1996

                   ASSETS                             December 31,  December 31,
                                                          1997;         1996
                                                        --------      --------
Current assets:
  Cash and cash equivalents                             $220,295      $ 18,761
  Accounts receivable (net of allowance
    for doubtful accounts of $13,528
    and $9,456)                                          174,964       242,711
  Program rights cost (net of accumulated
    amortization of $53,052)                             121,874             0
  Prepaid expenses and other assets                       76,293        17,298
  VAT receivable                                          16,040             0
                                                        --------      --------

    Total current assets                                 609,466       278,770
                                                        --------      --------

  Property, plant, and equipment (net of
    accumulated depreciation of $89,369
    and $43,895)                                         370,764       345,525
  Intangible assets (net of accumulated
    amortization of $14,631 and $888)                     12,198        12,785
                                                        --------      --------

             Total assets                               $992,428      $637,080
                                                        ========      ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of notes payable                      $190,259      $      0
  Accounts payable                                       273,040        55,924
  Accrued expenses                                        82,050        31,914
  VAT payable                                                  0        30,093
  Other liabilities                                       36,053        45,038
                                                        --------      --------

    Total current  liabilities                           581,402       162,969
                                                        --------      --------

  Long term portion of notes payable                           0       220,946

    Total liabilities                                    581,402       383,915
                                                        --------      --------

Commitments and contingencies (Note 8)

Stockholders' equity:

  Common stock                                             6,727         6,727
  Retained earnings                                      419,286       246,438
  Cumulative translation adjustment                      (14,987)            0
                                                        --------      --------

    Total stockholders' equity                           411,026       253,165
                                                        --------      --------

    Total  liabilities and stockholders' equity         $992,428      $637,080
                                                        ========      ========

  The accompanying notes are an integral part of these financial statements.

Sziv TV Rt.
Statements of Operations
for the years ended December 31, 1997 and 1996

                                                  Year ended         Year ended
                                                 December 31,       December 31,
                                                     1997               1996

Net revenue                                       $ 2,483,572       $ 1,210,157

Operating costs and expenses                        1,160,670           755,803
Selling, general and administrative expenses        1,065,314           292,606
                                                  -----------       -----------
                                                    2,225,984         1,048,409
                                                  -----------       -----------

  Operating income                                    257,588           161,748
                                                  -----------       -----------

Interest and other income                              71,606           142,058
Interest expense                                      (84,421)          (17,895)
Exchange rate loss                                     (3,666)                0
                                                  -----------       -----------
                                                      (16,481)          124,163
                                                  -----------       -----------

Net income before tax                                 241,107           285,911

Tax provision                                          68,259            52,450
                                                  -----------       -----------

Net Income                                        $   172,848       $   233,461
                                                  ===========       ===========

   The accompanying notes are an integral part of these financial statements.

1Sziv TV Rt.
Statements of Cash Flows
for the years ended December 31, 1997 and 1996

                                                                  Year ended     Year ended
                                                                 December 31,   December 31,
                                                                     1997           1996
Cash flows from operating activities:
  Net income                                                      $ 172,848       $ 233,461
  Adjustment to reconcile net income to cash
  provided by operating activities:
    Depreciation and amortization                                   122,929          34,826
    Write-down of fixed assets                                       63,307               0
    Provision for doubtful accounts                                  15,048             967
    (Gain) loss on sale of fixed assets                               1,183               0
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                       59,604        (190,799)
    (Increase) decrease in VAT receivable                           (17,564)              0
    (Increase) decrease in prepaid and other assets                 (64,599)        (14,499)
    Increase (decrease) in accounts payable                         114,709         (43,369)
    Increase (decrease) in accrued expenses                          54,895               0
    Increase (decrease) in VAT payable                              (32,950)              0
    Increase (decrease) in other liabilities                         (9,838)         72,996
                                                                  ---------       ---------

    Net cash provided by (used in) operating activities             479,572          93,583
                                                                  ---------       ---------

Cash flows from investing activities:
    Purchase of property, plant, and equipment                     (160,389)       (366,981)
    Purchase of program rights                                      (68,512)              0
    Proceeds from sale of fixed assets                                3,597               0
                                                                  ---------       ---------

    Net cash provided by (used in) investing activities            (225,304)       (366,981)
                                                                  ---------       ---------

Cash flows from financing activities:
    Proceeds from the issuance of notes payable                     208,322         220,946
    Payments of notes payable                                      (241,922)              0
    Proceeds from the issuance of common stock                            0             859
    Dividends paid                                                        0          (3,422)
                                                                  ---------       ---------

    Net cash provided by (used in) financing activities             (33,600)        218,383
                                                                  ---------       ---------

Effect of exchange rate changes on cash and cash equivalents        (19,134)              0

    Net  increase (decrease) in cash                                201,534         (55,015)

Cash and cash equivalents, beginning of year                         18,761          73,776
                                                                  ---------       ---------

Cash and cash equivalents, end of year                            $ 220,295       $  18,761
                                                                  =========       =========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                      $  62,378       $  23,731
    Taxes                                                         $  82,108       $  33,738
  Noncash investing and financing activities:
    Capitalized program rights costs                              $  22,883       $       0

   The accompanying notes are an integral part of these financial statements.

Sziv TV Rt.
Statements of Stockholders' Equity
for the years ended December 31, 1997 and 1996

                                                                          Cumulative
                                            Common         Retained      Translation
                                             Stock         Earnings       Adjustment        Total
                                           ---------       ---------       --------       --------
Balance, December 31, 1995                 $   5,868       $  16,399       $      0       $ 22,267

      Issuance of common stock                   859                                           859
      Net income                                             233,461                       233,461
      Dividend                                                (3,422)                       (3,422)
      Currency translation adjustment                                             0              0

                                           ---------       ---------       --------       --------
Balance, December 31, 1996                     6,727         246,438              0        253,165
                                           ---------       ---------       --------       --------

      Net income                                             172,848                       172,848
      Currency translation adjustment                                       (14,987)       (14,987)
                                           ---------       ---------       --------       --------

Balance, December 31, 1997                 $   6,727       $ 419,286       $(14,987)      $411,026
                                           =========       =========       ========       ========


   The accompanying notes are an integral part of these financial statements.

Sziv TV Rt.
Notes to Financial Statements


1.    Organization and Operations:

      Sziv TV Rt. (the "Company") was formed on November 9, 1990, to operate in the television and radio business in Hungary. In January 1997, the Company was transformed to a Rt., a corporate structure for larger companies in Hungary, in order to meet the requirements of the Hungarian media legislation. The Company operates a television station, Sziv TV (through a license granted by the Hungarian government for no consideration), that broadcasts a satellite-to-cable channel throughout Hungary in addition to transmission on the MMDS microwave system in Budapest. At December 31, 1997 and 1996, the Company was a closely held, private company.


2.    Summary of Significant Accounting Policies:

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      (a)   Revenue Recognition

      Revenue primarily results from the sale of advertising time. Advertising revenue is recognized at the time the commercials are broadcast.


      (b)   Cash and Cash Equivalents

      The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.


      (c)   Barter Transactions

      Revenue from barter transactions (television advertising time provided in exchange for goods and services) is recognized when commercials are broadcast; merchandise or services received are charged to expense (or capitalized, as appropriate) when received or used. The Company records barter transactions at the estimated fair market value of the services and merchandise received unless not readily determinable in which case the transaction is recorded at the estimated fair market value of the advertising time provided. If services or merchandise is provided prior to the broadcast of a commercial, a liability is recorded. Likewise, if a commercial is broadcast first, a receivable is recorded. There were no barter gains or losses, receivables or payables as of and for the years ended December 31, 1997 and 1996.

      (d)   Program and Film Rights

      Program and film rights acquired under license agreements and the related obligations incurred are recorded as assets and liabilities when the license period begins, the cost of each program is determinable, and the program is available for telecast. The capitalized costs are amortized using the straight-line method based upon the estimated period of usage ranging from 3 to 24 months. Program rights are reported at lower of unamortized cost or estimated net realizable value.


      (e)   Production Costs

      Production costs for self-produced programs are capitalized and expensed when the program is first broadcast, except where the program has potential to generate future revenues. In that case, production costs are capitalized and amortized on the same basis as programming obtained from third parties.


      (f)   Property, Plant and Equipment

      Property, plant and equipment are stated at historical cost. Depreciation is recorded following a straight-line method over the estimated useful lives of the assets, which is five years for television broadcasting and production equipment, three to five years for office equipment and fixtures and fittings and five years for automotive equipment. The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability using an undiscounted cash flow approach over the remaining life of the assets. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. When assets are retired or disposed of, the costs and accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend useful lives of assets, are capitalized.


      (g)   Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.


      (h)   Foreign Currency Translation

      The Company's functional currency is the Hungarian forint. Assets and liabilities in foreign currencies are translated to the Company's functional currency using the corresponding exchange rate in effect at the balance sheet date with any resulting gain or loss included in the statement of operations. Gains and losses resulting from transactions of the Company in currencies other than their functional currency are included in the statement of operations. Assets and liabilities are translated into the reporting currency (U. S. dollar) using the rate in effect at the balance sheet date and equity accounts using their historical rates. The statement of operations and cash flows are translated using the weighted average rate in effect for the period. Gains and losses from translations are recorded in a separate component of stockholders' equity.


      (i)   Dividend Policy

      As a Hungarian company, the Company must comply with local legislation regarding the distribution of earnings. Hungarian statutory accounts prevail in the determination of the amount of profit available for distribution.


      (j)   Concentrations of Credit Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash. The Company places its temporary cash and investments with high quality financial institutions. At times, demand deposits and cash equivalents may be in excess of the National Depository Insurance Fund in Hungary insurance limits.


      (k)   Litigation

      The Company provides for contingent liabilities in connection with pending legal matters when losses are both probable and estimable.


3.    VAT Receivable/ Payable:

      Value-added taxes paid in Hungary for which a reimbursement claim was submitted by the Company, have been included in current assets. When at a period close VAT balances net to a payable, such balances are included in current liabilities.


4.    Property, Plant and Equipment:

      Property, plant, and equipment consists of the following:

                                                            1997         1996
                                                         ---------    ---------
      Television broadcasting and production equipment   $ 424,231    $ 375,578
      Office equipment, fixtures, and fittings              31,827       13,842
      Vehicles                                               4,075            0
                                                         ---------    ---------
                                                           460,133      389,420

      Less: Accumulated depreciation                       (89,369)     (43,895)
                                                         ---------    ---------

                                                         $ 370,764    $ 345,525
                                                         =========    =========

      Depreciation expense was $60,147 and $33,593 for the years ended December 31, 1997 and 1996, respectively.


5.    Intangible Assets:

                                                   1997             1996

      Film rights                                $ 23,704          12,259
      Software                                      3,125           1,414
                                                 --------        --------
                                                   26,829          13,673

      Less: Accumulated amortization              (14,631)           (888)
                                                 --------        --------

                                                 $ 12,198        $ 12,785
                                                 ========        ========


      Amortization expense was $4,693 and $472 for the years ended December 31, 1997 and 1996, respectively.


6.    Notes Payable:

      On September 26, 1996, the Company issued notes payable (denominated in Hungarian forints) totaling approximately $220,000, due July 21, 1997, to finance the purchase of broadcasting and production equipment. The loan was collateralized by approximately $365,000 of the Company's assets as of December 31, 1996.

      On July 21, 1997, the Company repaid the outstanding notes by issuing additional notes (denominated in Hungarian forints) for approximately $220,000, bearing interest at 25%, with equal monthly principal and interest payments with the remaining loan balance (approximating 70% of the total loan) due July 21, 1998. The loan is collateralized by approximately $300,000 of the Company's assets as of December 31, 1997.


7.    Capital Stock

      The Company's capital stock consists of quota stock of 1,370 THUF (6,727
      USD).


8.    Commitments and Contingencies

      Commitments

      The Company had an agreement with Antenna Hungaria ("AH"), commencing on June 20, 1995, whereby AH provided the Company with AM Micro broadcasting services at an annual fee of approximately $97,000 for as long as the Company had the legal right to broadcast its signal in Hungary.

      On September 15, 1997, the parties agreed to cancel the existing contract and replace it with a seven year rental agreement, at a monthly fee of approximately $45,000, whereby AH would provide the Company with a channel and satellite up-link service. In addition, the Company is obligated to pay an annual fee of approximately $75,000 to AH for AM Micro broadcasting services for as long as the Company has the legal right to broadcast its signal in Hungary.

      Contingencies

      In December 1997, Hungarian LP Editors Association ("Mahasz"), a music production company, filed a copyright claim against the Company to recover royalties relating to revenues earned while broadcasting music produced by Mahasz. The case is in a preliminary stage and Mahasz has yet to claim a specific amount for recovery. Management and the Company's outside legal counsel are unable to predict at this time the final outcome of this proceeding. However, it is the opinion of the Company's management, based on the information available at this time, that the expected outcome of this matter will not have a material adverse affect on the results of operations and financial condition of the Company.


9.    Subsequent Events:

      On January 5, 1998, the Company was purchased by Global Television Networks, Inc. ("GTN") and Hungarian Broadcasting Project Kft. ("HBP"). GTN and HBP obtained a 24% and 76% interest in the Company, respectively. GTN is entitled to 99% of all profits from the Company and HBP is entitled to the remaining 1%. In addition, GTN has an option to purchase HBP at any time for $15,000 or to appoint another investor to hold HBP upon the payment of $15,000. Although the legal ownership structure of the Company indicates HBP having majority ownership, the economic substance of this structure is that GTN is the controlling shareholder and HBP is a nominee shareholder. Subsequent to the purchase of the Company, GTN's management has determined that the former management of Sziv had not fully and completely accounted for transactions entered into for the period ending March 31, 1998. Management is currently investigating this situation, but is confident that no material effect will occur upon the ultimate resolution of the issue.

                         Global Television Network, Inc.

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

Report of Independent Accountants


To the Board of Directors and Stockholders of Global Television Network, Inc.:

We have audited the accompanying consolidated balance sheet of Global Television Network, Inc. (the "Company") as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Television Network, Inc. as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.



Coopers & Lybrand Konyvvizsgalo
es Vezetesi Tanacsado Kft.
Budapest, Hungary
May 22, 1998

Global Television Network, Inc.
Consolidated Balance Sheet
December 31, 1997


                                     ASSETS                              1997
                                                                       --------
Current assets:
    Cash and cash equivalents                                          $ 22,929
    Accounts receivable (net of allowance for doubtful accounts of $0)   29,251
    Program rights cost (net of accumulated amortization of $0)           8,999
                                                                       --------

       Total current assets                                              61,179
                                                                       --------


       Total assets                                                    $ 61,179
                                                                       ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                   $ 60,319
    Income taxes payable                                                 12,233
                                                                       --------

       Total liabilities                                               $ 72,552
                                                                       --------

Stockholders' equity:
    Common stock, $0.01 par value, shares authorized,                  $      5
    issued and outstanding 500
    Accumulated deficit                                                 (12,233)
    Additional paid in capital                                              855
                                                                       --------

       Total stockholders' equity                                       (11,373)
                                                                       --------

       Total  liabilities and stockholders' equity                     $ 61,179
                                                                       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Global Television Network, Inc.
Consolidated Statement of Operations
for the year ended December 31, 1997

                                                                          1997
Net revenue                                                             $355,095

Operating costs and expenses                                             226,345
Selling, general and administrative expenses                              92,863
                                                                        --------
                                                                         319,208
                                                                        --------

  Operating income                                                        35,887
                                                                        --------

Interest and other income                                                     94
                                                                        --------

Net income before tax                                                     35,981

Tax provision                                                             12,233
                                                                        --------

Net Income                                                              $ 23,748
                                                                        ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Global Television Network, Inc.
Consolidated Statement of Cash Flows
for the year ended December 31, 1997

                                                                          1997
Cash flows from operating activities:
   Net income                                                          $ 23,748
   Adjustments to reconcile net income to net cash
   provided by operating activities:
   Changes in operating assets and liabilities:
         (Increase) decrease in accounts receivable                     (29,251)
         Increase (decrease) in accounts payable                         60,319
         Increase (decrease) in income taxes payable                     12,233
                                                                       --------

         Net cash provided by (used in) operating activities             67,049

Cash flows from investing activities:
         Purchase of program rights                                      (8,999)
                                                                       --------

         Net cash provided by (used in) investing activities             (8,999)

Cash flows from financing activities:
         Proceeds from the issuance of common stock                      12,035
         Advances to shareholders                                       (47,156)
                                                                       --------

         Net cash provided by (used in) financing activities            (35,121)


         Net  increase (decrease) in cash                                22,929

Cash and cash equivalents, beginning of year                                  0
                                                                       --------

Cash and cash equivalents, end of year                                 $ 22,929
                                                                       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Global Television Network, Inc.
Consolidated Statement of Stockholders' Equity for the year ended December 31, 1997

                                           Additional
                                Common       Paid in      Retained
                                 Stock       Capital      Earnings       Total
                                --------     --------     --------     --------
Balance, January 1, 1997        $      0     $      0     $      0     $      0

   Issuance of shares                  5       12,030                    12,035
   Net income                                               23,748       23,748
   Advances to shareholders                  $(11,175)    $(35,981)     (47,156)
                                --------     --------     --------     --------

Balance, December 31, 1997      $      5     $    855     $(12,233)    $(11,373)
                                ========     ========     ========     ========


              The accompanying notes are an integral part of these
                       consolidated financial statements

Global Television Network, Inc.
Notes to Consolidated financial Statements


1.    Nature of Business:

      Global Television Network, Inc. (the "Company"), a Delaware corporation, was incorporated on June 27, 1997. The Company acts as a holding company, maintaining 100% ownership interests in C.D.I. Productions Corp., a Delaware corporation; Bare Necessities NV, a Netherlands Antilles corporation; and Chatline Corp. NV, a Netherlands Antilles corporation. Bare Necessities in turn maintains a 100% ownership interest in Mersa Holdings, a Dutch corporation; which in turn maintains a 99% ownership interest in RPPV Services Ltd., a Cyprus corporation and APPV Services, Ltd, a Hungarian corporation. These Companies each began operations during 1997. Although the legal structure has Mersa Holdings maintaining a 99% ownership interest in these entities, the economic substance of this structure is that Mersa Holdings is the controlling shareholder and the minority shareholder, the nominee shareholder. Accordingly, the entities are consolidated as if they were 100% owned by Mersa Holdings. In January 1998, the Company acquired 100% ownership of Sziv TV Rt, a television station operating in Hungary (See Note 7). Chatline Corp. NV was inactive for the year ended December 31, 1997.

      The Company has two primary lines of business. One is the distribution of videos to cable and direct broadcasting system operators, which distribute them to viewers on a subscription or pay-per-view basis, paying the Company a percentage of all revenues derived from such distributions. The other business, which was discontinued in 1998, was to act as an agent to sell advertising time on prerecorded videotapes sold or rented to third parties. The Company received a percentage of the revenues derived from the sales of services thus advertised. Following are descriptions of the Company's operating subsidiaries:

      Russia

      RPPV Services, Ltd. ("RPPV")

      RPPV, in March 1997, signed a ten-year, renewable contract with NTV PLUS to be the exclusive provider of adult movies for NTV PLUS's direct broadcasting system monthly subscription television channels in Russia. At December 31, 1997, the channels had approximately 15,000 paid subscribers. RPPV receives 25% of all subscriptions paid to NTV PLUS. Two suppliers are under contract to supply movies to the channel in exchange for 33 1/3% and 20% of RPPV's gross revenues received from NTV PLUS, respectively.

      Western Europe

      APPV Services, Ltd. ("APPV")

      APPV has a long-term contract with United Phillips Corporation ("UPC") to broadcast movies on an adult channel in Vienna. UPC has approximately 600,000 cable subscribers in this market of which about 6,000 customers have addressable converters which can receive APPV's pay-per-view programming. UPC pays APPV 25% of the gross revenues received from each film. XY Video ("XY") is under contract to supply the movies for the channel in exchange for 20% of APPV's gross revenues from each film.

      Bare Necessities NV ("BN")

      BN has a long-term contract with UPC to broadcast movies on an adult channel in Amsterdam. UPC has about 100,000 cable subscribers in this market of which approximately 3,000 customers have addressable converters which can receive BN's pay-per-view programming. UPC pays BN 25% of the gross revenues it receives from each film. XY is under contract to supply the movies for the channel in exchange for 20% of BN's gross revenues from each film.

      United States

      C.D.I. Productions Corp. ("CDI")

      CDI has a contract to advertise chatline commercials on the adult movie videos produced and distributed by Caballero. Amtec Audiotext provides the chatline service. Amtec pays CDI 39% of the gross revenue received from chatline calls. CDI in turn pays 33 1/3% of the gross revenues by Amtec (85.5% of CDI's revenues) to Caballero. This contract was canceled by the parties as of December 31, 1997.


2.    Summary of Significant Accounting Policies:

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      (a)   Principles of consolidation

      During 1997, the beneficial owners of the Company established a number of separate operations in the field of distribution of television programs. Various corporate entities in several countries were created to hold the different operations under the overall ownership of the Company. The consolidated financial statements have been prepared on the basis that operations commenced as of January 1, 1997 and that the Company held a majority investment and control in all operations as from this date as this reflects the economic substance of their operations for the year ended December 31, 1997.

      (b)   Revenue Recognition

      The Company recognizes revenues from royalty income, according to the terms of the license agreements. Revenue is recognized at the time when the films are broadcast.


      (c)   Cash and Cash Equivalents

      The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

      (d)   Program and Film Rights

      Program and film rights, acquired under license agreements, are capitalized at their cost upon their purchase and expensed upon their redistribution to cable and direct broadcasting system operators.


      (e)   Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.


      (f)   Litigation

      The Company provides for contingent liabilities in connection with pending legal matters when losses are both probable and estimable.


      (g)   Concentrations of Credit Risk

      A significant portion of the Company's operations are outside of the United States of America. During 1997, approximately 40% of the Company's revenues and 47% of the Company's expenses were recognized by subsidiaries operating in Europe. In addition, 49% of the Company's total assets and 100% of its total liabilities were maintained by these foreign subsidiaries.


3.    Advances to shareholders

      The amounts distributed to the Company's shareholders during 1997 exceeded the accumulated profits of the Company. As the advances are not expected to be recovered, they have been included as a reduction to the Company's equity.


4.    Commitments

      The Company's subsidiaries, BN and APPV have three year commitments with XY, a film distributor, commencing on September 7, 1997 and April 15, 1997, respectively, whereby XY has agreed to supply the subsidiaries with a predetermined number of films per month in exchange for 5% of the revenues generated from the films broadcast.

5.    Risks and Uncertainties

      The Company's operating subsidiaries are reliant upon both a few number of customers and suppliers of videos. See "Nature of Business" footnote.



6.    Related party transactions

      During 1997, Top-Line Communications, Inc. ("Top-Line"), a television production studio, which is majority owned by the current owners of the Company, financed certain expenses including travel and lodging incurred in connection with costs of expanding the business. The total amount of expenses paid by Top-Line, on behalf of the Company, which is included in selling, general and administrative expenses in the Company's consolidated statement of operations, was approximately $18,780 for the year ended December 31, 1997. The outstanding amount payable to Top-Line of $1,858 at December 31, 1997 has been included in accounts payable in the Company's balance sheet.

7.    Subsequent Events:

      On January 5, 1998, the Company was acquired by Hungarian Broadcasting Corp. ("HBC") for 3.75 million shares in HBC in exchange for all the outstanding common stock of the Company. 1.25 million of the 3.75 shares are currently held in escrow and will be delivered only upon the Company meeting certain performance measures. The value of this sale, exclusive of the escrowed shares, was approximately $16.5 million.

      On January 5, 1998, immediately prior to the above transaction, the Company purchased a 24% interest in Sziv TV Rt. ("Sziv"). The purchase agreement entitles the Company to 99% of all profits generated by Sziv and provides the Company with an option to purchase Hungarian Broadcasting Project Kft.'s ("HBP") 76% interest in Sziv at anytime for $15,000 or to appoint another investor to hold HBP upon the payment of $15,000. Although the legal ownership structure of Sziv indicates HBP with majority ownership, the economic substance of this structure is that the Company is the controlling shareholder and HBP is a nominee shareholder.

      In January 1998, the operations of CDI, which comprised 60% of the Company's revenue and approximately 50% of the Company's operating profit in 1997, were terminated.

                            HUNGARIAN BROADCAST CORP.
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The Pro Forma Consolidated Balance Sheet as of December 31, 1997 and the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 are based on the historical consolidated financial statements of Hungarian Broadcasting Corporation (the "Company"), Sziv TV Rt. (" Sziv"), and Global Television Network, Inc. ("GTN"). The Pro Forma Consolidated Balance Sheet has been prepared assuming the acquisition of Sziv by GTN followed by the acquisition of GTN by the Company occurred on December 31, 1997.

The Pro Forma Consolidated Statement of Operation for the year ended December 31, 1997 has been prepared assuming the acquisitions of Sziv by GTN followed by the acquisition of GTN by the Company occurred on January 1, 1997. For purposes of the Pro Forma Consolidated Statement of Operation for the year ended December 31, 1997, the Statements of Operations for the year ended December 31, 1997 for both Sziv and GTN have been combined with the Consolidated Statement of Operations of the Company for the year ended December 31, 1997. The Pro Forma Consolidated Statement of Operation also reflect the issuance of 2,500,000 shares of Common Stock in connection with the acquisition of GTN by the Company. These shares are assumed to have been issued at the beginning of the period presented.

The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project the Company's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocation of the purchase price to the assets and liabilities of Sziv and GTN, respectively, is preliminary and the final allocation may differ from the amounts reflected herein. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1997 filed on Form 10-KSB with the Securities and Exchange Commission and the audited financial statements of Sziv and GTN for the year ended December 31, 1997 included herein.

                            HUNGARIAN BROADCAST CORP.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


To date, all of the Company's acquisitions have been accounted for under the purchase method of accounting with the results of the acquired companies included in the Company's Statements of Operations beginning on the date of the acquisition. The pro forma amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies of scale which might be achieved from combined operations. The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed below, nor are they indicative of the results of future combined operations.

      (1) Gives effect to the acquisition of Sziv TV Rt. ("Sziv") by Global Television Network, Inc. ("GTN") for $1.5 million, as if such acquisition occurred on December 31, 1997. The adjustments reflect: (i) an additional $1.0 million cash infusion by GTN's major shareholder, (ii) an additional due from shareholder amount of $1.75 million, (iii) the payment of the cash portion of the purchase price for the acquisition of Sziv of $1.0 million and (iv) the assumption of $500,000 of additional liabilities associated with the involuntary termination of Sziv's management. The allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition of approximately $1.1 million in broadcast licenses by GTN.

      (2) Gives effect to the acquisition of GTN by Hungarian Broadcasting Corp. ("HBC") for approximately $21.1 million, as if such acquisition occurred on December 31, 1997. The adjustments reflect: (i) the issuance of 2.5 million common shares with a fair market value of $16.6 million and (ii) the issuance of 3.0 million warrants with a fair market value of $4.5 million. The allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition by HBC of $18.3 million in broadcast licenses.

      (3) Gives effect to (i) the amortization of approximately $1.4 million for the year ended December 31, 1997 of broadcast licenses acquired as part of the acquisition of Sziv by GTN and the subsequent acquisition of GTN by HBC. The value assigned to the individual licenses acquired will be based on the length of term of each license, management's estimate of viewership for each license and the fact that cable viewers have approximately twice the value to HBC compared to AM Micro viewers. Broadcast licenses will be amortized on a straight line basis over the estimated useful lives of the individual licenses, ranging from 8 to 15 years.

      (4) Pro forma basic loss per share was computed by dividing the pro forma loss attributable to common stockholders for the year ended December 31, 1997 by the pro forma weighted average number of common shares outstanding for the period. The pro forma loss attributable to common stockholders includes the effect of preferred stock dividends totaling $2,601,800. Pro forma weighted average common shares outstanding includes the retroactive effects as of January 1, 1997 for the issuance of common shares for the acquisition of GTN by HBC.

      Dilutive earnings per share were not calculated as the effects of including the common equivalent shares for the warrants issued in connection with the purchase price of GTN by HBC would be antidilutive for the period presented.

HBC Pro Forma
Balance Sheet
December 31, 1997

                                                                                    December 31, 1997
                                                   ================================================================================
                                                                     Actual
                                                   =======================================     ============            ============
                                                       HBC            GTN        Sziv TV       Acquisition
                                                       USD            USD           USD        Adjustments              Pro Forma
                                                   ============     ========     =========     ============            ============
ASSETS:

Current assets:

   Cash and cash equivalents                       $    406,733     $ 22,929     $ 220,295       $ --      (1)         $    649,957
   Accounts receivable, net                             469,163       29,251       174,964                                  673,378
   Other receivable                                          --           --        16,040                                   16,040
   Program rights costs, net                            687,614        8,999       121,874                                  818,487
   Prepaid expenses and other current assets            177,026           --        76,293                                  253,319
   Due from related parties                             361,046           --            --        1,750,000(1)            2,111,046
                                                   ------------     --------     ---------     ------------            ------------

      Total current assets                            2,101,582       61,179       609,466        1,750,000               4,522,227

   Property plant and equipment, net                    401,178           --       370,764          771,942
   Production costs                                     432,886           --        12,198          445,084
   Movie copyrights                                     401,434           --            --          401,434
   Broadcast license, net                             1,057,535           --            --       18,042,435(1,2,3)       19,099,970
   Deferred financing, net                                7,683           --            --                                    7,683
   Other                                                251,605           --            --                                  251,605
                                                   ------------     --------     ---------     ------------            ------------

      Total assets                                 $  4,653,903     $ 61,179     $ 992,428     $ 19,792,435            $ 25,499,945
                                                   ============     ========     =========     ============            ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

   Current portion of notes payable                $  1,027,306     $     --     $ 190,259     $                       $  1,217,565
   Accounts payable                                     676,191       60,319       273,040                                1,009,550
   Accrued expenses                                     945,538       12,233        82,050                                1,039,821
   Due to related parties                               932,123           --            --          500,000(1)            1,432,123
   VAT payable                                           97,185           --            --                                   97,185
   Other                                                247,394           --        36,053                                  283,447
                                                   ------------     --------     ---------     ------------            ------------

      Total current liabilities                       3,925,737       72,552       581,402          500,000               5,079,691

   Commitments and contingencies                             --           --            --               --                      --

Stockholders' equity
   Preferred stock (non-redeemable)                          39           --            --               --                      39
   Common stock                                           3,930            5         6,727           (4,232)(1&2)             6,430
   Additional paid in capital                        11,693,680          855            --       21,059,145 (1&2)        32,753,680
   Retained earning (accumulated deficit)           (11,105,715)     (12,233)      419,286       (1,762,478)(3)         (12,461,140)
   Cumulative foreign currency
     translation gain/(loss)                            136,232           --       (14,987)              --                 121,245
                                                   ------------     --------     ---------     ------------            ------------

      Total stockholders' equity                        728,166      (11,373)      411,026       19,292,435              20,420,254
                                                   ------------     --------     ---------     ------------            ------------

      Total liabilities and stockholders' equity   $  4,653,903     $ 61,179     $ 992,428     $ 19,792,435            $ 25,499,945
                                                   ============     ========     =========     ============            ============

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. Section 10 of the Company's Certificate of Incorporation, and
Article X of the Company's By-laws provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution.

The expenses of the registrant, other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities being registered hereby are estimated to be as follows:

Printing Fee $
Accounting fees and expenses*
Legal Fees and expenses
Blue sky fees and expenses (including counsel fees and expenses)*
Transfer agent and Warrant agent fees and expenses*
Miscellaneous*
Total*

*Estimated

Item 26. Recent Sales of Unregistered Securities.

During the past three years, the Registrant has sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Registrant.

(1) In July 1995, Registrant sold 182,500 shares to 11 persons at a price of $3 per share, totaling $547,500 (the "July 1995 Bridge Financing"). One of the persons purchasing shares was Peter E. Klenner who purchased 30,000 shares for $90,000 and no commissions were paid in connection with this sale. Sales of the shares were made by an unaffiliated NASD broker who received $1,500 as commissions and by a European company which acted as a finder and received a fee of $30,000. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The names of the persons purchasing shares pursuant to the private placement are as follows:

Name                                           Shares Purchased     Amount Paid
----                                           ----------------     -----------
Joseph H. Dowling                                    5,000            $ 15,000
John A. Miller                                       7,500            $ 22,500
Christopher P. Baker                                10,000            $ 30,000
CP Baker Venture Fund I LP                           5,000            $ 15,000
Dr. Elias J. Lehaf                                   5,000            $ 15,000
Walter Abt                                           5,000            $ 15,000
James Schindler                                      5,000            $ 15,000
Peter Rosenbauer                                    10,000            $ 30,000
Arabella S.A                                        66,667            $200,000
World Media Group Limited                           33,333            $100,000
Peter B. Klenner                                    30,000            $ 90,000

(2) In August 1995, Registrant sold 200,000 shares to three persons for a price of $3 per share ($600,000 aggregate) (the "August 1995 Bridge Financing"). Sales of these shares were effected in Europe through a European broker who received a 10% commission. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of these securities was considered exempt from registration under Section 4(2) of the Securities Act of 1933 and the regulations promulgated thereunder. The names of the three investors, the number of shares purchased and the amounts paid are as follows:

Name                                           Shares Purchased     Amount Paid
----                                           ----------------     -----------
M.M. Warburg & Co. KgaA                            140,000            $420,000
European Value Fund LP                              50,000            $150,000
Stephan Eilesbrecht-Kemena                          10,000            $ 30,000

(3) In September 1996, the Company sold 100,000 Shares of Series A Convertible Cumulative Redeemable Preferred Stock (the "Preferred Stock") to seven persons for a price of $4.50 per share ($450,000 aggregate). Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of these securities was considered exempt from registration under
Section 4(2) of
the Securities Act of 1933, and Regulation D promulgated thereunder. The names of the seven investors, the number of shares of Preferred Stock purchased and the amounts paid are as follows:

Name                                           Shares Purchased     Amount Paid
----                                           ----------------     -----------
Dean Rivera                                         10,000             $45,000
Patricia Weremeychik                                10,000             $45,000
Mark Lyons                                          10,000             $45,000
Joan Downey                                         20,000             $90,000
Louis Spadafora                                     10,000             $45,000
Matthew Langdon                                     20,000             $90,000
John Delgaizo                                       20,000             $90,000

      J.W. Barclay & Co., Inc. was the underwriter of such offering and received a fee of $45,000 for its services in the offering. Such shares were sold to accredited investors only in an aggregate offering limited to 100,000 shares without any form of general advertising, who acquired such securities for themselves with knowledge that such securities cannot be resold without being registered under the Securities Act or unless an exemption from registration is then available. Exemption from any registration was claimed in reliance upon the Rule 506 of Regulation D as well as Section 4(6) of the Securities Act of 1933. The Company subsequently issued one Common Stock Purchase Warrant to such purchasers for each share purchased for no additional cash consideration in order to permit them to own and offer Units.

(4) The Company issued 4 promissory notes in an aggregate principal amount of $850,000 to four persons in December 1996, which are repayable at the earlier of December 31, 1997 or the closing of any public offering of securities with interest at the rate of 18% per annum. Exemption from registration with respect to the issuance of such notes is claimed under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. The notes were repaid in February 1997.

(5) On May 4, 1998, the Company issued 12 shares of Series B Preferred Stock ("Series B Preferred") for an aggregate purchase price of $6 million. Jesup & Lamont Securities Corporation was paid a commission equal to 7% of the aggregate capital raised plus a 1% accountable expense allowance. The net proceeds will be used by the Company for working capital, acquisition of stations and programming, expansion and general corporate purposes. Exemption from registration was claimed in reliance upon the Rule 506 of Regulation D as well as Section 4(6) of the Securities Act of 1933. The names of the investors, the number of shares of Series B Preferred Stock purchased and the amounts paid are as follows:

Name                                           Shares Purchased     Amount Paid
----                                           ----------------     -----------
Thomson Kernaghan & Company Limited,                  6              $3,000,000
  as Agent for Dominion Capital Fund Limited
Thomson Kernaghan & Company Limited,                  5              $2,500,000
  as Agent for Sovereign Partners, L.P.
Thomson Kernaghan & Company Limited, as Agent         1              $  500,000
  for Canadian Advantage Limited Partnership

      The certificates representing all of the aforesaid securities bear appropriate legends restricting their sale and have stop transfer orders placed thereon.

      In permitting this Registration Statement to become effective, the Commission shall not have been understood as having ruled that the claimed exemptions are available in the circumstances set forth.

Item 27. Exhibits(1)
(1)
(3)   (a)    Certificate of Amendment to Certificate of Incorporation filed June
             28, 1996(1)
      (b)    Certificate of Incorporation filed September 14, 1994(1)
      (c)    Proposed Corrected Certificate of Designation Relating to the
             Series A Convertible Preferred Stock (1)
      (d)    By-laws(1)
      (e)    Certificate of Designations for Series B Preferred Stock
(4)   (a)    Form of Warrant Agreement(4)
      (b)    Amendment to Warrant Agreement, including Form of Common Stock
             Purchase Warrant Certificate(l)
      (c)    Form of Series A Preferred Stock Certificate(l)
      (d)    Form of Underwriter's Unit Warrant(l)
      (e)    Form of Unit Certificate(1)
(5)   (a)    Opinion of Ronald Scott Moss, Esq. as to legality of shares being offered(1)
(10)  (a)    Employment agreement between Registrant and Peter E. Klenner(3)
      (b)    Employment agreement between Registrant and Imre M. Kovats(3)
      (c)    Financial Consultant agreement between Registrant and Robert
             Genova(3)
      (d)    1994 Incentive Stock Option Plan(3)
      (e)    Sharing agreement for space and facilities between Registrant and
             Hungarian Telephone & Cable Corp. (3)
      (f)    Agreement to Purchase Shares in DNTV (3)
      (g)    Agreement to purchase shares in VI-DOK (3)
      (h)    Letter of intent with Kable Com(3)
      (i)    Offer from OKK Kft to Registrant to rent satellite space to
             Company(3)
      (j)    Agreement with Land Studios Kft.(3)
      (k)    Lease agreement with HAKON Ltd. for space at Szamado, Budapest(3)
      (l)    Form of 6% Bridge Note(3)
      (m)    License to broadcast on A3(3)
      (n)    Consulting Agreement with J.W. Barclay & Co., Inc., dated December,
             1996(1)
      (o)    Amendment to Mergers and Acquisitions Agreement with J.W. Barclay &
             Co., Inc.(l)
      (p)    Contracts for purchase of programming between Power TV Ltd. and
             Registrant dated February 28 and July 29, 1996(5)
      (q)    Agreement between Nethold Central Europe BV and Registrant dated
             July 5,1996(5)
      (r)    Management consulting agreement between Registrant and Justine
             Bodle dated June 15, 1996(5)
      (s)    Agreement between Registrant and Banknet dated June 26, 1996(5)
      (t)    Rental lease between Registrant and Investor Holding RT dated June
             25.1996(5)
      (u)    Agreement between the Company and Orion Atlantic, L.P., dated July
             31, 1996(1)
      (v)    Settlement Agreement with Nethold Development BV, dated May 22,
             1997 (1)
      (w)    Antenna Hungaria Contract, dated May 30, 1997 (1)
      (x)    Agreement dated December 17, 1997 between the Offer Assis and Peter
             E. Klenner (7)
      (y)    Loan Agreement between Offer Assis and Shafrir Family Trust (7)
      (z)    Reorganization Agreement among HBC, Global Television Networks,
             Inc. and Offer Assis, Shai Bar-Lavi, Shlomo Kot and Frederick E.
             Smithline individually (7)
      (aa)   Transfer and Distribution Agreement, dated as of November 18, 1997, between the Registrant and Hungarian Satellite Corporation (7)
      (bb)   Agreement with Galaxie TV Network (8)


                                      II-4


      (cc)   Agreement with MAC TV (8)
(16)         Letter from prior accountants Todman & Co. (7)
(21)         Subsidiaries of the Registrant(3)
(23)  (a)    Consent of Ronald Scott Moss, Esq. (2)
      (b)    Consent of Coopers & Lybrand(2)
      (c)    Consent of Lendvai and Nyiri (2)
(25)         Power of Attorney (included on signature page)

-------------------
(1)   Previously filed.
(2)   Filed herewith.
(3) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-96674).
(4) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-80177).
(5) Incorporated by reference to the corresponding exhibit in the Company's report on form 10K for the year ended December 31, 1996.
(6) Incorporated by reference to the Company's report on Form 8-K dated April 11, 1996.
(7) Incorporated by reference to the Company's report on Form 8-K dated January 5, 1998
(8) Incorporated by reference to the corresponding exhibit in the Company's report on form 10QSB for the quarter ended March 31, 1996

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information in the registration statement; and

                  (iii) to include any additional or changed material on the plan of distribution.

            (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      The undersigned registrant hereby undertakes that:

            (1) For determining any liability under the Securities Act it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or
      (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (2) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of these securities.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 9, 1998.

                                          HUNGARIAN BROADCASTING CORP.



                                          By: Offer Assis
                                              -------------------------
                                              Offer Assis, President

      Each of the undersigned do hereby appoint Ronald Scott Moss its and his true and lawful attorney to execute on behalf of the undersigned any and all amendments(including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

Signature                                  Title                    Date
---------                                  -----                    ----

/s/ Peter E. Klenner
----------------------         Chairman of the Board                       ,1998
Peter E. Klenner



/s/ Offer Assis
----------------------         President CEO and Director                  ,1998
Offer Assis



/s/ James H. Season
----------------------         Chief Financial Officer, Treasurer          ,1998
James H. Season                and Director



/s/ Shai Bar-Lavi
----------------------         Chief Operating Officer, Director           ,1998
Shai Bar-Lavi



/s/ Frederick E. Smithline
---------------------------    Director                                    ,1998
Frederick E. Smithline

                                  Exhibit Index

Exhibit
   No.                                                                                            Page No.
(1)
(3)    (a)   Certificate of Amendment to Certificate of Incorporation filed June
             28, 1996(1)
       (b)   Certificate of Incorporation filed September 14, 1994(1)
       (c)   Proposed Corrected Certificate of Designation Relating to the
             Series A Convertible Preferred Stock (1)
       (d)   By-laws(1)
       (e)   Certificate of Designations for Series B Preferred Stock
(4)    (a)   Form of Warrant Agreement(4)
       (b)   Amendment to Warrant Agreement, including Form of Common Stock
             Purchase Warrant Certificate(l)
       (c)   Form of Series A Preferred Stock Certificate(l)
       (d)   Form of Underwriter's Unit Warrant(l)
       (e)   Form of Unit Certificate(1)
(5)    (a)   Opinion of Ronald Scott Moss, Esq. as to legality of shares being offered(1)
(10)   (a)   Employment agreement between Registrant and Peter E. Klenner(3)
       (b)   Employment agreement between Registrant and Imre M. Kovats(3)
       (c)   Financial Consultant agreement between Registrant and Robert
             Genova(3)
       (d)   1994 Incentive Stock Option Plan(3)
       (e)   Sharing agreement for space and facilities between Registrant and
             Hungarian Telephone & Cable Corp. (3)
       (f)   Agreement to Purchase Shares in DNTV (3)
       (g)   Agreement to purchase shares in VI-DOK (3)
       (h)   Letter of intent with Kable Com(3)
       (i)   Offer from OKK Kft to Registrant to rent satellite space to
             Company(3)
       (j)   Agreement with Land Studios Kft.(3)
       (k)   Lease agreement with HAKON Ltd. for space at Szamado, Budapest(3)
       (l)   Form of 6% Bridge Note(3)
       (m)   License to broadcast on A3(3)
       (n)   Consulting Agreement with J.W. Barclay & Co., Inc., dated December,
             1996(1)
       (o)   Amendment to Mergers and Acquisitions Agreement with J.W. Barclay &
             Co., Inc.(l)
       (p)   Contracts for purchase of programming between Power TV Ltd. and
             Registrant dated February 28 and July 29, 1996(5)
       (q)   Agreement between Nethold Central Europe BV and Registrant dated
             July 5,1996(5)
       (r)   Management consulting agreement between Registrant and Justine
             Bodle dated June 15, 1996(5)
       (s)   Agreement between Registrant and Banknet dated June 26, 1996(5)
       (t)   Rental lease between Registrant and Investor Holding RT dated June
             25.1996(5)
       (x)   Agreement between the Company and Orion Atlantic, L.P., dated July
             31, 1996(1)
       (y)   Settlement Agreement with Nethold Development BV, dated May 22,
             1997 (1)
       (z)   Antenna Hungaria Contract, dated May 30, 1997 (1)
       (x)   Agreement dated December 17, 1997 between the Offer Assis and Peter
             E. Klenner (7)
       (y)   Loan Agreement between Offer Assis and Shafrir Family Trust (7)
       (z)   Reorganization Agreement among HBC, Global Television Networks,
             Inc. and Offer Assis, Shai Bar-Lavi, Shlomo Kot and Frederick E.
             Smithline individually (7)
       (aa)  Transfer and Distribution Agreement, dated as of November 18, 1997, between the Registrant and Hungarian Satellite Corporation (7)


       (bb)  Agreement with Galaxie TV Network (8)
       (cc)  Agreement with MAC TV (8)
(16)         Letter from prior accountants Todman & Co. (7)
(21)         Subsidiaries of the Registrant(3)
(23)   (a)   Consent of Ronald Scott Moss, Esq. (2)
       (b)   Consent of Coopers & Lybrand(2)
       (c)   Consent of Lendvai and Nyiri (2)
(25)         Power of Attorney (included on signature page)

-------------------
(1)   Previously filed.
(2)   Filed herewith.
(3) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-96674).
(4) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-80177).
(5) Incorporated by reference to the corresponding exhibit in the Company's report on form 10K for the year ended December 31, 1996.
(6) Incorporated by reference to the Company's report on Form 8-K dated April 11, 1996.
(7) Incorporated by reference to the Company's report on Form 8-K dated January 5, 1998
(8) Incorporated by reference to the corresponding exhibit in the Company's report on form 10QSB for the quarter ended March 31, 1996